SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

The Kroger Co.
------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

________

PROXY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

AND

2009 ANNUAL REPORT

________

FELLOW SHAREHOLDERS:

     The Kroger team delivered solid results in 2009. In doing so, we further strengthened our competitive position – improving our unique advantage in the marketplace by continuing to successfully execute our Customer 1st business strategy in one of the most challenging retail environments in recent history.

     As a Shareholder of Kroger, you should know that our Customers always come first. This philosophy drives our focus on programs that help loyal Customers get even more value as they shop more frequently in our stores. This Customer-centric approach also drives the increase in the total number of loyal Customers we serve.

2009 Highlights

     We generated an increase in total sales to $76.7 billion and reported net earnings of $70 million or $0.11 per diluted share. Excluding the effect of a non-cash impairment charge taken in the third quarter for southern California assets, the net earnings for fiscal 2009 would have been $1.12 billion or $1.71 per diluted share.

     Even in the face of high unemployment, unprecedented deflation, and a weak U.S. economy, Kroger improved its operational performance and continued to focus on creating value for our Shareholders. We did this by:
  Increasing revenue from loyal households;

  Generating strong tonnage growth;

  Growing identical sales;

  Investing in our stores to keep them fresh and inviting;

  Increasing market share;

  Returning more than $450 million to our Shareholders; and

  Listening to our Customers and Associates.
   We are increasing revenue from loyal households.

     By offering a unique and personalized value proposition for our diverse shoppers, we increased the number of households that are loyal to Kroger and earned a greater share of their business. These loyal households represent our very best Customers.

     Kroger’s unique offerings include rewarding Customers for their loyalty in multiple ways, tailoring offers that are meaningful to their individual households through the use of our robust shopper loyalty data, and delighting them with a pleasant and convenient shopping experience.

   We are generating strong tonnage growth.

     Strong growth in sales of our Corporate Brands along with national brand items is driving the most dramatic tonnage growth in Kroger’s history. Our strong volume growth is a direct result of our investments in pricing, service and product offering and is among the strongest in the industry in both perishable and non-perishable categories. Our associates in our plants, warehouses and stores are doing an outstanding job keeping up with the tremendous volume growth we are generating.

   We are growing identical sales.

     Throughout 2009, Kroger successfully grew identical sales, one of the key objectives of our business model. Identical supermarket sales increased 2.1%, without fuel, compared with the prior year. Through the efforts of all of our Associates, we continue to widen the gap between Kroger’s identical sales growth trends and those of most of our competitors. We believe this trend has extremely positive implications for our Associates, Customers and Shareholders both now and as we continue to grow our business.

   We continue to invest in our stores to keep them fresh and inviting for Customers.

     Our remodeled stores continue to generate favorable returns and we plan to continue on our steady course of remodeling stores and other assets to keep them innovative and appealing to our Customers. These projects enhance the overall shopping experience for our Customers, improve the work environment for our Associates, and help drive sales. Remodels also enable us to utilize more efficient technology, which creates cost savings we can invest in our strategy.

   We are increasing Kroger’s market share.

     Growing market share is an important part of Kroger’s long-term strategy. In 2009, Kroger’s overall market share increased approximately 60 basis points, according to Nielsen Homescan Data. Kroger’s market share increased in 13 of the 17 marketing areas outlined by the Nielsen report, declined in three, and remained unchanged in one.

   We are rewarding our Shareholders.

     In 2009, we returned more than $450 million to our Shareholders through our dividend program and share repurchases. We increased our quarterly dividend in 2009 by more than 5% per share in a year when many large companies reduced or eliminated dividends. This marked the third increase in the quarterly dividend since the program was initiated in 2006. In 2009, Kroger paid $237.6 million in cash dividends. Kroger’s dividend enhances total shareholder return by more than 1.5% on an annual basis. During the year, Kroger repurchased 10.3 million shares of stock at an average price of $21.25 per share for a total investment of $218.3 million.

   We listen to our Customers and Associates.

     Every quarter, we track what our Customers say about us in four key areas: our people, our prices, our products, and the overall shopping experience in our stores. Their feedback helps us offer a better overall shopping experience. It includes clean stores with quick checkout lines; well-trained, friendly Associates; and a relevant assortment of products that offer more value for the way our Customers live.

     In 2009, our Customers told us we improved more in each of our key Customer 1st areas than in any year since we began these Customer surveys in 2004. We saw a good balance of improvement across all four keys. These surveys provide meaningful insight we can act on immediately. We will continue to seek feedback from our Customers and incorporate what they tell us into the way we manage our business. We conduct similar surveys of our Associates and continue to make improvements based on what our Associates tell us is important to them. Associate engagement is a critical part of our Customer 1st strategy.

   We are committed to safety.

     Safety is a core value at Kroger. As a result of our deeply engaging safety programs, we have reduced our accident rates in our stores and plants by 72% over the past 14 years. We continue to strive to achieve our goal of zero accidents.

   We partner with our Customers and Associates to support the communities we serve.

     We touch the lives of millions of Customers every day through our family of stores. We consider it a privilege to partner with our Customers and Associates to improve the communities we serve. We focus our efforts on hunger relief, local community organizations, especially K-12 schools, and women’s health initiatives. In 2009, our family of stores, the Kroger Foundation, and our Associates and Customers donated more than $150 million to support organizations and causes that are important to them.

     Every year, Kroger proudly recognizes some of the many Associates who make outstanding contributions to their communities. The winners of The Kroger Co. Community Service Award for 2009 are listed following this letter.

     We are proud of what our Associates accomplished throughout the year and we look forward to building on this momentum.

   We continue to make strong progress on our Sustainability agenda.

     At Kroger, we have four focus areas for Sustainability:

1)	Using energy more efficiently, which reduces our carbon footprint;

2)	Recycling and reducing waste, including plastic bags and waste generated in our stores;

3)	Reducing the effects of our supply chain;

4)	Enabling our Customers and Associates to improve their own communities and take meaningful steps to protect the environment.

     In 2009, we continued our aggressive program to reduce energy usage in our stores and plants. In the past 10 years, Kroger has reduced its energy consumption by more than 27%. This year, we installed LED lighting and energy-efficient motors in freezer cases in many of our stores.

     We are off to a good start toward our waste reduction goal of saving 1 billion plastic bags. Our Associates are helping us achieve this goal by increasing the number of items placed in each bag while still meeting the needs of Customers. At the same time, our Customers are using more reusable bags for their shopping trips. Every reusable bag has the potential to save 1,000 plastic bags over its lifetime.

     Our fleet efficiency improved by more than 7% in 2009, meaning our Logistics team delivered more cases of products per gallon of fuel used.

     As Customer interest in buying locally grown products has increased, we have standardized programs to make it easier for our stores to source fresh products from local farmers and small businesses, reducing transportation and minimizing handling.

   We are confronting our challenges.

     As we look ahead, the slow pace of the economic recovery will continue to influence Kroger’s business in fiscal 2010. Unemployment levels remain high, suppressing consumer confidence and spending. Volatility in inflation or deflation and changes in the competitive landscape will continue to affect our business in the coming year. Significant increases in health care and pension costs, as well as credit card fees, will also affect our business. We will address these challenges, and others, as we continue to grow our business over the long term.

     Kroger stands apart from others in our industry because of our Customer 1st strategy and our Associates’ commitment to making it a reality every day for every Customer who visits one of our stores.

     We believe Kroger will continue to be in the best position to deliver Shareholder value now and as the economy and consumer confidence improve.

     On behalf of the entire Kroger team, thank you for your continued trust and support.

David B. Dillon
Chairman of the Board and
Chief Executive Officer

     Congratulations to the winners of The Kroger Co. Community Service Award for 2009:

Division	Recipient
Atlanta	Greg Smith
Central	Chris Fought
Cincinnati	Cultural Advisory Council
City Market	Linda Dukart
Columbus	Doug Jarrells
Delta	Steven Hicks
Dillon Stores	Monte Werth
Food 4 Less	Teri Roach
Fred Meyer	Andrew Thompson
Fry’s	Robert & Laura Hamblen
Jay C Stores	William E. Lee
King Soopers	Ron Daniels
Michigan	Denise Bennett
Mid-Atlantic	Rick Ramsuer
Mid-South	Betty “Joe” Hughes
QFC	Ronald Davidson
Ralphs	Frank Devera
Smith’s	Sub for Santa Committee - Store 477
Southwest	JoAnn “JoJo” Garcia
______
KB Specialty Foods	Laurie Foster
Layton Dairy	Tom Ostler
Pace Dairy Food of Indiana	Annette Hitch
State Avenue	Wendell Lundy
______
Corporate	Kelly Lee
______
Turkey Hill Dairy	Protectors of the Tea (Highville Fire Co.)
Turkey Hill Minit Markets	Erin Dimitriou Smith
Logistics	Patti Murray

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Cincinnati, Ohio, May 14, 2010

To All Shareholders of The Kroger Co.:

     The annual meeting of shareholders of The Kroger Co. will be held at the DUKE ENERGY CONVENTION CENTER, Junior Ballroom, 3rd Floor, 525 Elm Street, Cincinnati, Ohio 45202, on June 24, 2010, at 11 a.m., eastern time, for the following purposes:

1.	To elect the directors for the ensuing year;

2.	To consider and act upon a proposal to adopt an amendment to the Company’s Amended Articles of Incorporation;

3.	To consider and act upon a proposal to ratify the selection of independent auditors for the year 2010;

4.	To act upon a shareholder proposal, if properly presented at the annual meeting; and

5.	To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 26, 2010 will be entitled to vote at the meeting.

ATTENDANCE

     Only shareholders and persons holding proxies from shareholders may attend the meeting. Please bring to the meeting the notice of the meeting or the top portion of your proxy card that was mailed to you as this will serve as your admission ticket. Several parking areas are located in close proximity to the Duke Energy Convention Center, including the Sixth Street Parking Garage that connects to the Convention Center via the Skywalk.

     YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

     If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, www.thekrogerco.com, at 11 a.m., eastern time.

By order of the Board of Directors, Paul W. Heldman, Secretary

PROXY STATEMENT

Cincinnati, Ohio, May 14, 2010

     Your proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by Kroger. We will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. Kroger has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

     David B. Dillon, John T. LaMacchia, and Bobby S. Shackouls, all of whom are Kroger directors, have been named members of the Proxy Committee.

     The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first furnished to shareholders on May 14, 2010.

     As of the close of business on April 26, 2010, our outstanding voting securities consisted of 644,849,993 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to Kroger’s Secretary, or in person at the meeting, or by appointment of a subsequent proxy. Shareholders may not cumulate votes in the election of directors.

     The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

     Item No. 1, Election of Directors – The election of directors is determined by plurality. Broker non-votes and abstentions will have no effect on this proposal.

     Item No. 2, Amendment to Amended Articles of Incorporation – The affirmative vote representing a majority of the outstanding common shares is required to amend Kroger’s Amended Articles of Incorporation as set forth in this Proxy Statement. Accordingly, broker non-votes and abstentions will have the same effect as votes against this proposal.

     Item No. 3, Selection of Auditors – Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on this proposal.

     Item No. 4, Shareholder Proposal – The affirmative vote of a majority of shares participating in the voting on a shareholder proposal is required for its adoption. Proxies will be voted AGAINST this proposal unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have no effect on this proposal.

PROPOSALS TO SHAREHOLDERS

ELECTION OF DIRECTORS
(ITEM NO. 1)

     The Board of Directors, as now authorized, consists of fourteen members. All members are to be elected at the annual meeting to serve until the annual meeting in 2011, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to Kroger’s Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. Pursuant to guidelines adopted by the Board, in an uncontested election where cumulative voting is not in effect, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election promptly will tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee of our Board of Directors will consider the resignation offer and recommend to the Board whether to accept the resignation.

     The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, proxies will be voted for the election of the following persons:

	Professional		Director
Name	Occupation (1)	Age	Since
NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2011
Reuben V. Anderson
Mr. Anderson is a Senior Partner in the Jackson, Mississippi office of Phelps Dunbar, a regional law firm based in New Orleans. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is a director of AT&T Inc., and during the past five years was a director of AT&T Inc., BellSouth Corporation, Burlington Resources Inc., and Trustmark Corporation. He is a member of the Corporate Governance and Public Responsibilities Committees.

Mr. Anderson has extensive litigation experience, and he served as the first African-American Justice on the Mississippi Supreme Court. His knowledge and judgment gained through years of legal practice are of great value to the Board. In addition, as former Chairman of the Board of Trustees of Tougaloo College and a resident of Mississippi, he brings to the Board his insights into the African-American community and the southern region of the United States. Mr. Anderson has served on numerous board committees, including audit, public policy, finance, executive, and nominating committees.
		67	1991

	Professional		Director
Name	Occupation (1)	Age	Since
Robert D. Beyer
Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company that he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. From 2000 to 2005, he served as President and Chief Investment Officer of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is a member of the Board of Directors of The Allstate Corporation, and in the past five years was a director of The TCW Group, Inc. and its parent, Société Générale Asset Management, S.A. He is chair of the Financial Policy Committee and a member of the Compensation Committee.

Mr. Beyer brings to Kroger his experience as CEO of TCW, a global investment management firm serving many of the largest institutional investors in the U.S. He has exceptional insight into Kroger’s financial strategy, and his experience qualifies him to chair the Financial Policy Committee. While at TCW, he also conceived and developed the firm’s risk management infrastructure, an experience that is useful to the Kroger Board in performing its risk management oversight functions. His experience in managing compensation programs makes him a valued member of the Compensation Committee. His abilities and service as a director were recognized by his peers, who selected Mr. Beyer as an Outstanding Director in 2008 as part of the Outstanding Directors Program of the Financial Times.
		50	1999

David B. Dillon
Mr. Dillon was elected Chairman of the Board of Kroger in 2004, Chief Executive Officer in 2003, and President and Chief Operating Officer in 2000. He served as President in 1999, and as President and Chief Operating Officer from 1995 to 1999. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of Convergys Corporation, and has served on that board during the past five years.

Mr. Dillon brings to Kroger his extensive knowledge of the supermarket business, having over 30 years of experience with Kroger and Dillon Companies. In addition to his depth of knowledge of Kroger and the fiercely competitive industry in which Kroger operates, he has gained a wealth of experience by serving on compensation and governance committees of another board.
		59	1995

	Professional		Director
Name	Occupation (1)	Age	Since
Susan J. Kropf
Ms. Kropf was President and Chief Operating Officer of Avon Products Inc., a manufacturer and marketer of beauty care products, from 2001 until her retirement in January 2007. She joined Avon in 1970. Prior to her most recent assignment, Ms. Kropf had been Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000. From 1997 to 1998 she was President, Avon U.S. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. She currently is a member of the Board of Directors of Coach, Inc., MeadWestvaco Corporation, and Sherwin Williams Company. Ms. Kropf has served on those boards, as well as the board of Avon Products, during the past five years. She is a member of the Audit and Public Responsibilities Committees.

Ms. Kropf has gained a unique consumer insight, having led a major beauty care company. She has extensive experience in manufacturing, marketing, supply chain operations, customer service, and product development, all of which assist her in her role as a member of Kroger’s Board. Ms. Kropf has a strong financial background, and has served on compensation, audit, and corporate governance committees of other boards. She was inducted into the YWCA Academy of Women Achievers.
		61	2007

John T. LaMacchia
Mr. LaMacchia served as Chairman of the Board of Tellme Networks, Inc., a provider of voice application networks, from September 2001 to May 2007. From September 2001 through December 2004 he was also Chief Executive Officer of Tellme Networks. From May 1999 to May 2000 Mr. LaMacchia was Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data communications. From October 1993 through February 1999, he was President and Chief Executive Officer of Cincinnati Bell Inc. During the past five years, Mr. LaMacchia served on the board of Burlington Resources Inc. He is chair of the Compensation Committee and a member of the Corporate Governance Committee.

Mr. LaMacchia brings to Kroger his tenure leading both large and small companies. He has developed expertise in compensation and governance issues through his experience on compensation and corporate governance committees of Kroger and other boards.
		68	1990

	Professional		Director
Name	Occupation (1)	Age	Since
David B. Lewis
Mr. Lewis is Chairman of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C., Seattle, and Hartford. He is a director of H&R Block, and has served on that Board during the past five years. Previously, Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., Lewis & Thompson Agency, Inc., M.A. Hanna, TRW, Inc., and Comerica, Inc. He is a member of the Financial Policy Committee and vice chair of the Public Responsibilities Committee.

In addition to his background as a practicing attorney and expertise in bond financing, Mr. Lewis brings to Kroger’s Board his financial background gained while earning his MBA in Finance as well as his service and leadership on Kroger’s and other audit committees. He is a former chairman of the National Association of Securities Professionals.
		65	2002

W. Rodney McMullen
Mr. McMullen was elected President and Chief Operating Officer of Kroger in August 2009. Prior to that he was elected Vice Chairman in 2003, Executive Vice President in 1999, and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation, and has served on that Board during the past five years.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 30 years with Kroger. He has a strong financial background and played a major role as architect of Kroger’s strategic plan. Mr. McMullen is actively involved in the day-to-day operations of Kroger. His service on the compensation, executive, and investment committees of Cincinnati Financial Corporation adds depth to his extensive retail experience.
		49	2003

Jorge P. Montoya
Mr. Montoya was President of The Procter & Gamble Company’s Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, he was an Executive Vice President of Procter & Gamble, a provider of branded consumer packaged goods, from 1995 to 1999. Mr. Montoya is a director of The Gap, Inc., and served on the Board of Rohm & Haas Company during the past five years. He is chair of the Public Responsibilities Committee and a member of the Compensation Committee.

Mr. Montoya brings to Kroger’s Board over 30 years of leadership experience at a premier consumer products company. He has a deep knowledge of the Hispanic market, as well as consumer products and retail operations. Mr. Montoya has vast experience in marketing and general management, including international business. He was named among the 50 most important Hispanics in Business & Technology, in Hispanic Engineer & Information Technology Magazine.
		63	2007

	Professional		Director
Name	Occupation (1)	Age	Since
Clyde R. Moore
Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. He is a director of First Service Networks. Mr. Moore is a member of the Compensation and Corporate Governance Committees.

Mr. Moore has over 25 years of general management experience in public and private companies. He has sound experience as a corporate leader overseeing all aspects of a facilities management firm and a manufacturing concern. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities and manufacturing businesses.
		56	1997

Susan M. Phillips
Dr. Phillips is Dean and Professor of Finance at The George Washington University School of Business, a position she has held since 1998. She was a member of the Board of Governors of the Federal Reserve System from December 1991 through June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, National Futures Association, and the Chicago Board Options Exchange. Dr. Phillips also is a trustee of the Financial Accounting Foundation. She is a member of the Audit and Financial Policy Committees.

Dr. Phillips brings to the Board strong financial acumen, along with a deep understanding of, and involvement with, the relationship between corporations and the government. Her experience in academia brings a unique and diverse viewpoint to the deliberations of the Board. Dr. Phillips has been designated an Audit Committee financial expert.
		65	2003

	Professional		Director
Name	Occupation (1)	Age	Since
Steven R. Rogel
Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company, a forest products company, in 1999 and was President and Chief Executive Officer and a director thereof from December 1997 to January 1, 2008 when he relinquished the role of President. He relinquished the CEO role in April of 2008 and retired as Chairman as of April 2009. Before that time Mr. Rogel was Chief Executive Officer, President and a director of Willamette Industries, Inc. He served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. Mr. Rogel is a director of Union Pacific Corporation and EnergySolutions, Inc. He is a member of the Corporate Governance and Financial Policy Committees.

Mr. Rogel has extensive experience in management of large corporations at all levels. He brings to the Board a unique perspective, having led a national supplier of paper products prior to his recent retirement. Mr. Rogel previously served as Kroger’s Lead Director, and has served on compensation, finance, audit, and governance committees of other corporations.
		67	1999

James A. Runde
Mr. Runde is a special advisor and a former Vice Chairman of Morgan Stanley, a financial services provider, where he has been employed since 1974. He was a member of the Board of Directors of Burlington Resources Inc. prior to its acquisition by ConocoPhillips in 2006. Mr. Runde serves as a trustee of Marquette University and the Pierpont Morgan Library. He is a member of the Compensation and Financial Policy Committees.

Mr. Runde brings to Kroger’s Board a strong financial background, having led a major financial services provider. He has served on the compensation committee of a major corporation.
		63	2006

Ronald L. Sargent
Mr. Sargent is Chairman and Chief Executive Officer of Staples, Inc., a consumer products retailer, where he has been employed since 1989. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. In addition to serving as a director of Staples, Mr. Sargent is a director of Mattel, Inc. He is chair of the Audit Committee and a member of the Public Responsibilities Committee.

Mr. Sargent has over 30 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer that he leads. His understanding of retail operations and consumer insights are of particular value to the Board. Mr. Sargent has been designated an Audit Committee financial expert.
		54	2006

	Professional		Director
Name	Occupation (1)	Age	Since
Bobby S. Shackouls
Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective in 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is a director of ConocoPhillips. He has been appointed by Kroger’s Board to serve as Lead Director. Mr. Shackouls is chair of the Corporate Governance Committee and a member of the Audit Committee.

Mr. Shackouls brings to the Board the critical thinking that comes with a chemical engineering background. His guidance of a major natural resources company, coupled with his corporate governance expertise, forms the foundation of his leadership role on Kroger’s Board.
		59	1999
____________________

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. All standing committees are composed exclusively of independent directors. All Board committees have charters that can be found on our corporate website at www.thekrogerco.com under Guidelines on Issues of Corporate Governance. During 2009, the Audit Committee met seven times, the Compensation Committee met six times, and the Corporate Governance Committee met two times. Committee memberships are shown on pages 8 through 14 of this Proxy Statement. The Audit Committee reviews financial reporting and accounting matters pursuant to its charter and selects our independent accountants. The Compensation Committee recommends for determination by the independent members of our Board the compensation of the Chief Executive Officer, determines the compensation of Kroger’s other senior management, and administers some of our incentive programs. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Corporate Governance Committee develops criteria for selecting and retaining members of the Board, seeks out qualified candidates for the Board, and reviews the performance of Kroger, the Board, and along with the other independent board members, the CEO.

     The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to our annual meeting in June 2011, together with a description of the proposed nominee’s qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary, and received at our executive offices not later than January 14, 2011. Shareholders who desire to submit a candidate for director should send the name of the proposed candidate, along with information regarding the proposed candidate’s background and experience, to the attention of Kroger’s Secretary at our executive offices. The shareholder also should indicate the number of shares beneficially owned by the shareholder. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Committee. These criteria are:
  Demonstrated ability in fields considered to be of value in the deliberations of the Board, including business management, public service, education, science, law, and government;

  Highest standards of personal character and conduct;

  Willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

  Ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.
     Racial, ethnic, and gender diversity is an important element in promoting full, open, and balanced deliberations of issues presented to the Board, and is considered by the Corporate Governance Committee. Some consideration also is given to the geographic location of director candidates in order to provide a reasonable distribution of members from the operating areas of the Company.

     The Corporate Governance Committee typically recruits candidates for Board membership through its own efforts and through suggestions from other directors and shareholders. The Committee on occasion has retained an outside search firm to assist in identifying and recruiting Board candidates who meet the criteria established by the Committee.

CORPORATE GOVERNANCE

     The Board of Directors has adopted Guidelines on Issues of Corporate Governance. These Guidelines, which include copies of the current charters for the Audit, Compensation, and Corporate Governance Committees, and the other committees of the Board of Directors, are available on our corporate website at www.thekrogerco.com. Shareholders may obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

INDEPENDENCE

     The Board of Directors has determined that all of the directors, with the exception of Messrs. Dillon and McMullen, have no material relationships with Kroger and therefore are independent for purposes of the New York Stock Exchange listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger. After reviewing the information, the Board determined that all of the non-employee directors were independent because (i) they all satisfied the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, (ii) they all satisfied the criteria for independence set forth in Rule 303A.02 of the New York Stock Exchange Listed Company Manual, and (iii) other than business transactions between Kroger and entities with which the directors are affiliated, the value of which falls below the thresholds identified by the New York Stock Exchange listing standards, none had any material relationships with us except for those arising directly from their performance of services as a director for Kroger.

LEAD DIRECTOR

     The Lead Director presides over all executive sessions of the non-management directors, serves as the principal liaison between the non-management directors and management, and consults with the Chairman regarding information to be sent to the Board, meeting agendas, and establishing meeting schedules. Unless otherwise determined by the Board, the chair of the Corporate Governance Committee is designated as the Lead Director.

AUDIT COMMITTEE EXPERTISE

     The Board of Directors has determined that Susan M. Phillips and Ronald L. Sargent, independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards.

CODE OF ETHICS

     The Board of Directors has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and members of the Board of Directors, including Kroger’s principal executive, financial, and accounting officers. The Policy is available on our corporate website at www.thekrogerco.com. Shareholders may obtain a copy of the Policy by making a written request to Kroger’s Secretary at our executive offices.

COMMUNICATIONS WITH THE BOARD

     The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President of Auditing and reported to the Audit Committee as deemed appropriate by the Vice President of Auditing.

     Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. The Secretary will consider the nature of the communication and determine whether to forward the communication to the chair of the Corporate Governance Committee. Communications relating to personnel issues or our ordinary business operations, or seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the chair of the Corporate Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the Corporate Governance Committee or the entire Board.

ATTENDANCE

     The Board of Directors met seven times in 2009. During 2009, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All fifteen members of the Board then in office attended last year’s annual meeting.

COMPENSATION CONSULTANTS

     The Compensation Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers. In 2009, Kroger paid that consultant $158,839 for work conducted for the Committee. Kroger, on management’s recommendation, retained the parent and affiliated companies of Mercer Human Resource Consulting to perform other services for Kroger in 2009, for which Kroger paid $5,234,161. These other services primarily related to insurance claims (for which Kroger was reimbursed by insurance carriers as claims were adjusted), insurance brokerage and bonding commissions, and pension consulting. Kroger also made payments to affiliated companies for insurance premiums that were collected by the affiliated companies on behalf of insurance carriers, but these amounts are not included in the totals referenced above, as the amounts were paid over to insurance carriers for services provided by those carriers. Although neither the Committee nor the Board expressly approved the other services, the Committee determined that the consultant is independent because (a) he was first engaged by the Committee before he became associated with Mercer; (b) he works exclusively for the Committee and not for our management; (c) he does not benefit from the other work that Mercer’s parent and affiliated companies perform for Kroger; and (d) neither the consultant nor the consultant’s team perform any other services on behalf of Kroger.

     In 2009 the Compensation Committee also directly engaged a second compensation consultant, from Frederick W. Cook & Co., Inc., to review Kroger’s executive compensation. The Committee determined that the consultant is independent because neither he nor his company provide any other services for Kroger.

BOARD OVERSIGHT OF ENTERPRISE RISK

     While risk management is primarily the responsibility of Kroger’s management team, the Board of Directors is responsible for the overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the committee level.

     The Board’s Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure and management’s efforts to monitor and control that exposure. The Audit Committee also discusses with management its policies with respect to risk assessment and risk management.

     Management provides regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees reports on risk to the full Board at each regular meeting of the Board.

     In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary. At each Board meeting, the Chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees.

     We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board committees, and in executive sessions of independent directors led by an independent Lead Director, to exercise effective oversight of the actions of management, led by Mr. Dillon as Chairman and CEO, in identifying risks and implementing effective risk management policies and controls.

BOARD LEADERSHIP STRUCTURE

     Our Board is composed of twelve independent directors and two management directors, Mr. Dillon, the Chairman of the Board and CEO, and Mr. McMullen, President and Chief Operating Officer. In addition, as provided in our Guidelines on Issues of Corporate Governance, the Board has designated one of the independent directors as Lead Director. The Board has established five standing committees — audit, compensation, corporate governance, financial policy, and public responsibilities. Each of the Board committees is composed solely of independent directors, each with a different independent director serving as committee chair. We believe that the mix of experienced independent and management directors that make up our Board, along with the independent role of our Lead Director and our independent Board committees, benefits Kroger and its shareholders.

     The Board believes that it is beneficial to Kroger and its shareholders to designate one of the directors as a Lead Director. The Lead Director serves a variety of roles, including reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate topics are reviewed and sufficient time is allocated to each; serving as liaison between the Chairman of the Board, management, and the non-management directors; presiding at the executive sessions of independent directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present; and calling an executive session of independent directors at any time. Bobby Shackouls, an independent director and the chair of the Corporate Governance Committee, is currently our Lead Director. Mr. Shackouls is an effective Lead Director for Kroger due to, among other things, his independence, his deep strategic and operational understanding of Kroger obtained while serving as a Kroger director, his corporate governance knowledge acquired during his tenure as a member of our Corporate Governance Committee, his previous experience on other boards, and his prior experience as a CEO of a Fortune 500 company.

     With respect to the roles of Chairman and CEO, the Guidelines provide that the Board believes that it is in the best interests of Kroger and its shareholders for one person to serve as Chairman and CEO. The Board recognizes that there may be circumstances in which it is in the best interests of Kroger and its shareholders for the roles to be separated, and the Board exercises its discretion as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process, as was the case in 2003 when the roles were separated. Since 2004, the roles have been combined.

     Our Board and each of its committees conduct an annual evaluation to determine whether they are functioning effectively. As part of this annual self-evaluation, the Board assesses whether the current leadership structure continues to be appropriate for Kroger and its shareholders. Our Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that Kroger, like many U.S. companies, has been well-served by this flexible leadership structure.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION – GENERAL PRINCIPLES

     The Compensation Committee of the Board has the primary responsibility for establishing the compensation of Kroger’s executive officers, including the named executive officers who are identified in the Summary Compensation Table below, with the exception of the Chief Executive Officer. The Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those independent Board members establish the CEO’s compensation.

     The Committee’s philosophy on compensation generally applies to all levels of Kroger management. It requires Kroger to:
  Make total compensation competitive;

  Include opportunities for equity ownership as part of compensation; and

  Use incentive compensation to help drive performance by providing superior pay for superior results.
     The following discussion and analysis addresses the compensation of the named executive officers, and the factors considered by the Committee in setting compensation for the named executive officers and making recommendations to the independent Board members in the case of the CEO’s compensation. Additional detail is provided in the compensation tables and the accompanying narrative disclosures that follow this discussion and analysis.

EXECUTIVE COMPENSATION – OBJECTIVES

     The Committee has several related objectives regarding compensation. First, the Committee believes that compensation must be designed to attract and retain those best suited to fulfill the challenging roles that executive officers play at Kroger. Second, some elements of compensation should help align the interests of the officers with your interests as shareholders. Third, compensation should create strong incentives for the officers (a) to achieve the annual business plan targets established by the Board, and (b) to achieve Kroger’s long-term strategic objectives. In developing compensation programs and amounts to meet these objectives, the Committee exercises judgment to ensure that executive officer compensation does not exceed reasonable and competitive levels in light of Kroger’s performance and the needs of the business.

     To meet these objectives, the Committee has taken a number of steps over the last several years, including the following:
  Consulted regularly with its independent advisor from Mercer Human Resource Consulting on the design of compensation plans and on the amount of compensation that is necessary and appropriate for Kroger’s senior leaders in light of the Committee’s objectives. In 2009, the Committee retained another independent consultant to determine whether the compensation plans and amounts comport with the Committee’s objectives and produce value for Kroger’s shareholders.

  Conducted an annual review of all components of compensation, quantifying total compensation for the named executive officers on tally sheets. The review includes an assessment for each named executive officer, including the CEO, of salary; performance-based cash compensation, or bonus (both annual and long-term); equity; accumulated realized and unrealized stock option gains and restricted stock values; the value of any perquisites; retirement benefits; severance benefits available under The Kroger Co. Employee Protection Plan; and earnings and payouts available under Kroger’s nonqualified deferred compensation program.

  Considered internal pay equity at Kroger. The Committee is aware of reported concerns at other companies regarding disproportionate compensation awards to chief executive officers. The Committee has assured itself that the compensation of Kroger’s CEO and that of the other named executive officers bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

  Recommended share ownership guidelines, adopted by the Board of Directors. These guidelines require directors, officers and some other key executives to acquire and hold a minimum dollar value of Kroger stock. The guidelines require the CEO to acquire and maintain ownership of Kroger shares equal to 5 times his base salary; the Vice Chairman (which position was eliminated during the latter part of 2009) and the Chief Operating Officer at 4 times their base salaries; Executive Vice Presidents, Senior Vice Presidents, and non-employee directors at 3 times their base salaries or annual base cash retainers; and other officers and key executives at 2 times their base salaries.
ESTABLISHING EXECUTIVE COMPENSATION

     The independent members of the Board have the exclusive authority to determine the amount of the CEO’s salary; the bonus potential for the CEO; the nature and amount of any equity awards made to the CEO; and any other compensation questions related to the CEO. In setting the annual bonus potential for the CEO, the independent directors determine the dollar amount that will be multiplied by the percentage payout under the annual bonus plan applicable to all corporate management, including the named executive officers. The independent directors retain discretion to reduce the percentage payout the CEO would otherwise receive. The independent directors thus make a separate determination annually concerning both the CEO’s bonus potential and the percentage of bonus paid.

     The Committee performs the same function and exercises the same authority as to the other named executive officers. The Committee’s annual review of compensation for the named executive officers includes the following:
  A detailed report, by officer, that describes current compensation, the value of equity compensation previously awarded, the value of retirement benefits earned, and any severance or other benefits payable upon a change of control.

  An internal equity comparison of compensation at various senior levels. This current and historical analysis is undertaken to ensure that the relationship of CEO compensation to other senior officer compensation, and senior officer compensation to other levels in the organization, is equitable.

  Reports from the Committee’s compensation consultants (described below) comparing named executive officer and other senior executive compensation with that of other companies, primarily our competitors, to ensure that the Committee’s objectives of competitiveness are met.

  A recommendation from the CEO (except in the case of his own compensation) for salary, bonus potential, and equity awards for each of the senior officers including the other named executive officers. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Committee as well as his assessment of individual job performance and contribution to our management team.

  Historical information regarding salary, bonus, and equity compensation for a 3-year period.

     In considering each of the factors above, the Committee does not make use of a formula, but rather subjectively reviews each in making its compensation determination.

THE COMMITTEE’S COMPENSATION CONSULTANTS AND BENCHMARKING

     As referenced earlier in this proxy statement, the Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers. The Mercer consultant conducts an annual competitive assessment of executive positions at Kroger for the Committee. The assessment is one of several bases, as described above, on which the Committee determines compensation. The consultant assesses base salary; target annual performance-based bonus; target cash compensation (the sum of salary and bonus); annualized long-term incentive awards, such as stock options, other equity awards, and performance-based long-term bonuses; and total direct compensation (the sum of all these elements). The consultant compares these elements against those of other companies in a group of publicly-traded food and drug retailers. For 2009, the group consisted of:

Costco Wholesale	Supervalu
CVS	Target
Great Atlantic & Pacific Tea	Walgreens
Rite Aid	Wal-Mart
Safeway

This peer group is the same group as was used in 2008.

     The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. Industry consolidation and other competitive forces will change the peer group used over time. The consultant also provides the Committee data from companies in “general industry,” a representation of major publicly-traded companies. These data are reference points, particularly for senior staff positions where competition for talent extends beyond the retail sector.

     In 2009, the Committee directly engaged an additional compensation consultant to conduct a review of Kroger’s executive compensation. This consultant, from Frederic W. Cook & Co., Inc., examined the compensation philosophy, peer group composition, annual cash bonus, and long-term incentive compensation including equity awards. The consultant concluded that Kroger’s executive compensation program met the Committee’s objectives, and that it provides a strong linkage between pay and performance.

     Kroger is the second-largest company as measured by annual revenues when compared with the peer group referenced above and is the largest traditional food and drug retailer. The Committee has therefore sought to ensure that salaries paid to our executive officers are at or above the median paid by competitors for comparable positions and to provide annual bonus potentials to our executive officers that, if annual business plan objectives are achieved, would cause their total cash compensation to be meaningfully above the median.

COMPONENTS OF EXECUTIVE COMPENSATION AT KROGER

     Compensation for our named executive officers is comprised of the following:
  Salary;

  Performance-Based Annual Cash Bonus (annual, non-equity incentive pay);

  Performance-Based Long-Term Cash Bonus (long-term, non-equity incentive pay);

  Equity;

  Retirement and other benefits; and

  Perquisites.
SALARY

     We provide our named executive officers and other employees a fixed amount of cash compensation – salary – for their work. Salaries for named executive officers (with the exception of the CEO) are established each year by the Committee. The CEO’s salary is established by the independent directors. Salaries for the named executive officers were reviewed in June.

     The amount of each executive’s salary is influenced by numerous factors including:
  An assessment of individual contribution in the judgment of the CEO and the Committee (or, in the case of the CEO, of the Committee and the independent directors);

  Benchmarking with comparable positions at peer group companies;

  Tenure; and

  Relationship with the salaries of other executives at Kroger.
     The assessment of individual contribution is based on a subjective determination, without the use of performance targets, in the following areas:
  Leadership;

  Contribution to the officer group;

  Achievement of established objectives, to the extent applicable;

  Decision-making abilities;

  Performance of the areas or groups directly reporting to the officer;

  Increased responsibilities;

  Strategic thinking; and

  Furtherance of Kroger’s core values.
     The named executive officers received salary increases, to the amounts shown below, following the annual review of their compensation in June.

	Salaries
	2007	2008	2009
David B. Dillon	$1,185,000	$1,220,000	$1,260,000
J. Michael Schlotman	$525,000	$545,000	$567,000
W. Rodney McMullen	$833,000	$860,000	$890,000
Don W. McGeorge	$833,000	$860,000	$890,000
Donald E. Becker	$600,000	$620,000	$645,000
Paul W. Heldman	$665,000	$685,000	$710,000

PERFORMANCE-BASED ANNUAL CASH BONUS

     A large percentage of our employees at all levels, including the named executive officers, are eligible to receive a performance-based annual cash bonus based on Kroger or unit performance. The Committee establishes bonus potentials for each executive officer, other than the CEO whose bonus potential is established by the independent directors. Actual payouts, which can exceed 100% of the potential amounts, represent the extent to which performance meets or exceeds the thresholds established by the Committee.

     The Committee considers several factors in making its determination or recommendation as to bonus potentials. First, the individual’s level within the organization is a factor in that the Committee believes that more senior executives should have a substantial part of their compensation dependent upon Kroger’s performance. Second, the individual’s salary is a factor so that a substantial portion of a named executive officer’s total cash compensation is dependent upon Kroger’s performance. Finally, the Committee considers the reports of its compensation consultants to assess the bonus potentials of the named executive officers in light of total compensation paid to comparable executive positions in the industry.

     The annual cash bonus potential in effect at the end of the year for each named executive officer is shown below. Actual bonus payouts are prorated to reflect changes, if any, to bonus potentials during the year.

	Annual Bonus Potential
	2007	2008	2009
David B. Dillon	$1,500,000	$1,500,000	$1,500,000
J. Michael Schlotman	$500,000	$500,000	$500,000
W. Rodney McMullen	$1,000,000	$1,000,000	$1,000,000
Don W. McGeorge	$1,000,000	$1,000,000	$1,000,000
Donald E. Becker	$550,000	$550,000	$550,000
Paul W. Heldman	$550,000	$550,000	$550,000

     The amount of bonus that the named executive officers earn each year is determined by Kroger’s performance compared to targets established by the Committee based on the business plan adopted by the Board of Directors. In 2009, thirty percent of bonus was earned based on an identical sales target for Kroger’s supermarkets and other business operations; thirty percent was based on a target for EBITDA, excluding supermarket fuel; thirty percent was based on implementation and results of a set of measures under our strategic plan; and ten percent was based on the performance of new capital projects compared to their budgets. An additional 5% would be earned if Kroger achieved three goals with respect to its supermarket fuel operations; achievement of at least 80% of the targeted fuel EBITDA as set forth in the business plan, increase of at least 3% in gallons sold at identical fuel centers, and achievement of the planned number of fuel centers placed in service. Likewise, a 5% reduction in bonus would result if any of the three fuel goals was not achieved.

     Over time the Committee has placed an increased emphasis on the strategic plan by making the target more difficult to achieve. The bonus plan allows for minimal bonus to be earned at relatively low levels to provide incentive for achieving even higher levels of performance.

     Following the close of the year, the Committee reviewed Kroger’s performance against the identical sales, EBITDA, strategic plan, and capital projects objectives and determined the extent to which Kroger achieved those objectives. Kroger’s EBITDA, excluding impairment charges, for 2009 was $3.655 billion, and Kroger’s identical sales for 2009 were 2.3%. In 2009, Kroger’s supermarket fuel EBITDA was $89.192 million, or 81.1% of the goal established at the beginning of the year. Kroger’s sale of fuel in identical supermarket fuel centers was 591.6 million gallons, or 5.3% over the prior year. We placed 117 supermarket fuel centers in operation during 2009, exceeding our goal of 111 centers. As a result, the officers earned the additional 5% fuel bonus. As a result of the Company’s performance when compared to the targets established by the Committee, and based on the business plan adopted by the Board of Directors, the named executive officers earned 38.450% of their bonus potentials, which percentage payout is substantially lower than the bonus payouts over the last several years, principally reflecting the degree to which Kroger failed to achieve its EBITDA and sales goals.

     The 2009 targets established by the Committee for annual bonus amounts based on identical sales and EBITDA results, the actual 2009 results, and the bonus percentage earned in each of the components of named executive officer bonus, were as follows:

	Targets
Component	Minimum	100%	Result	Amount Earned
Identical Sales	2.0%	4.0%/5.0%*	2.3%	2.001%
EBITDA	$4.005 Billion	$4.152 Billion	$3.655 Billion	0%
Strategic Plan**				21.951%
Capital Projects**				9.498%
Fuel Bonus	[as described in the text above]			5.000%
				38.450%
____________________

*	Identical sales of 4% pay at 100% if EBITDA goal is achieved. If EBITDA goal is not achieved, identical sales of 5% pay at 100%.

**	The Strategic Plan and Capital Projects components also were established by the Committee but are not disclosed as they are competitively sensitive.

     In 2009, as in all years, the Committee retained discretion to reduce the bonus payout for named executive officers if the Committee determined for any reason that the bonus payouts were not appropriate. The independent directors retained that discretion for the CEO’s bonus. Those bodies also retained discretion to adjust the targets under the plan should unanticipated developments arise during the year. No adjustments were made to the payout or the targets during 2009.

     The percentage paid for 2009 represented and resulted from performance that, due to a weak economy and persistent deflation, did not meet our original business plan objectives. A comparison of bonus percentages for the named executive officers in prior years demonstrates the variability of incentive compensation:

Annual Cash Bonus
Fiscal Year	Percentage
2009	38.450%
2008	104.948%
2007	128.104%
2006	141.118%
2005	132.094%
2004	55.174%
2003	24.100%
2002	9.900%
2001	31.760%
2000	80.360%

     The actual amounts of annual performance-based cash bonuses paid to the named executive officers for 2009 are shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” These amounts represent the bonus potentials for each named executive officer multiplied by the percentage earned in 2009. In no event can any participant receive a performance-based annual cash bonus in excess of $5,000,000. Beginning with the 2009 annual cash bonus, the maximum amount that a participant, including each named executive officer, can earn is further limited to 200% of the participant’s potential amount.

     After considering recommendations made by its compensation consultants, the Committee determined to reduce the number of metrics considered for purposes of calculating annual bonuses. Beginning with the annual bonus for 2010, thirty percent of bonus will be based on an identical sales target for Kroger’s supermarkets and other business operations; thirty percent will be based on a target for EBITDA, excluding supermarket fuel; and forty percent will be based on implementation and results of a set of measures under our strategic plan. An additional 5% will be earned if Kroger achieves three goals with respect to its supermarket fuel operations, subject to adjustment by the Committee based on the effects of certain fuel programs; achievement of at least 80% of the targeted fuel EBITDA as set forth in the business plan, increase of at least 3% in gallons sold at identical fuel centers, and achievement of the planned number of fuel centers placed in service.

PERFORMANCE-BASED LONG-TERM CASH BONUS

     After reviewing executive compensation with its consultant in 2005, the Committee determined that the long-term component, which was made up of equity awards, of Kroger’s executive compensation was not competitive. The Committee developed a plan to provide an incentive to the named executive officers to achieve the long-term goals established by the Board of Directors by conditioning a portion of compensation on the achievement of those goals. Beginning in 2006, approximately 140 Kroger executives, including the named executive officers, are eligible to participate in a performance-based cash bonus plan designed to reward participants for improving the long-term performance of Kroger. Bonuses are earned based on the extent to which Kroger advances its strategic plan by:
  improving its performance in four key categories, based on results of customer surveys; and

  reducing total operating costs as a percentage of sales, excluding fuel.
     The 2006 plan consisted of two components. The phase-in component measured improvements through fiscal year 2007. The other component measured the improvements through fiscal year 2009. Actual payouts were based on the degree to which improvements were achieved, and were awarded in increments based on the participant’s salary at the end of fiscal year 2005. Participants received a 1% payout for each point by which the performance in the key categories increased, and a 0.25% payout for each percentage reduction in operating costs. The Committee administers the plan and determined the bonus payout amounts based on achievement of the performance criteria. Total operating costs as a percentage of sales, excluding fuel, at the commencement of the 2006 plan were 28.78%, and at the end of the phase-in period were 27.89%. Combining this operating cost improvement with our performance in our key categories resulted in payouts for the phase-in component of 36.25% of the participant’s annual salary in effect at the end of fiscal year 2005. Total operating costs as a percentage of sales, excluding fuel, at the end of fiscal year 2009 were 27.38%. Combining this operating cost improvement with our performance in our key categories resulted in payouts for the full four-year performance period of 59.75% of the participant’s annual salary in effect at the end of fiscal year 2005.

     After reviewing an analysis conducted by its independent compensation consultant in 2007, the Committee determined that continuation of the long-term cash bonus was necessary in order for long-term compensation for the named executive officers to be competitive and to continue to focus the officers on achieving Kroger’s long-term business objectives. As a result, the Committee adopted a 2008 long-term bonus plan under which bonuses are earned based on the extent to which Kroger advances its strategic plan by:
  improving its performance in four key categories, based on results of customer surveys;

  reducing total operating costs as a percentage of sales, excluding fuel; and

  improving its performance in eleven key attributes designed to measure associate satisfaction and one key attribute designed to measure how Kroger’s focus on its values supports how associates do business, based on the results of associate surveys.
     The 2008 plan measures improvements through fiscal year 2011. Participants receive a 1% payout for each point by which the performance in the key categories increases, a 0.25% payout for each percentage reduction in operating costs, and a 1% payout based on improvement in associate engagement measures. Total operating costs as a percentage of sales, excluding fuel, at the commencement of the 2008 plan were 27.89%. Actual payouts are based on the degree to which improvements are achieved, and will be awarded based on the participant’s salary at the end of fiscal year 2007. In no event can any participant receive a performance-based long-term cash bonus in excess of $5,000,000.

     Although the Committee is considering adoption of a new 2010 long-term bonus plan, that plan has not yet been adopted.

EQUITY

     Awards based on Kroger’s common stock are granted periodically to the named executive officers and a large number of other employees. Equity participation aligns the interests of employees with your interests as shareholders, and Kroger historically has distributed equity awards widely. In 2009, Kroger granted 3,598,620 stock options to approximately 7,100 employees, including the named executive officers, under one of Kroger’s long-term incentive plans. The options permit the holder to purchase Kroger common stock at an option price equal to the closing price of Kroger common stock on the date of the grant. The Committee adopted a policy of granting options only at one of the four Committee meetings conducted shortly following Kroger’s public release of its quarterly earnings results.

     Kroger’s long-term incentive plans also provide for other equity-based awards, including restricted stock. During 2009 Kroger awarded 2,575,994 shares of restricted stock to approximately 11,130 employees, including the named executive officers. This amount is comparable to amounts awarded over the past few years as we began reducing the number of stock options granted and increasing the number of shares of restricted stock awards. The change in Kroger’s broad-based equity program from predominantly stock options to a mixture of options and restricted shares was precipitated by (a) the perception of increased value that restricted shares offer, (b) the retention benefit to Kroger of restricted shares, and (c) accounting conventions that now require stock options to be expensed, making the change cost-neutral to Kroger.

     The Committee considers several factors in determining the amount of options and restricted shares awarded to the named executive officers or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:
  The compensation consultant’s benchmarking report regarding equity-based and other long-term compensation awarded by our competitors;

  The officer’s level in the organization and the internal relationship of equity-based awards within Kroger;

  Individual performance; and

  The recommendation of the CEO, for all named executive officers other than in the case of the CEO.
     The Committee has long recognized that the amount of compensation provided to the named executive officers through equity-based pay is often below the amount paid by our competitors. Lower equity-based awards for the named executive officers and other senior management permit a broader base of Kroger associates to participate in equity awards.

     Amounts of equity awards issued and outstanding for the named executive officers are set forth in the tables that follow this discussion and analysis.

RETIREMENT AND OTHER BENEFITS

     Kroger maintains a defined benefit and several defined contribution retirement plans for its employees. The named executive officers participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code on benefits to highly compensated individuals under qualified plans. Additional details regarding retirement benefits available to the named executive officers can be found in the 2009 Pension Benefits table and the accompanying narrative description that follows this discussion and analysis.

     Kroger also maintains an executive deferred compensation plan in which some of the named executive officers participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Compensation deferred bears interest, until paid out, at the rate representing Kroger’s cost of ten-year debt in the year of deferral as determined by Kroger’s CEO prior to the beginning of each deferral year. In 2009, that rate was 6.15%. Deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time the deferral election is made.

     We adopted The Kroger Co. Employee Protection Plan, or KEPP, during fiscal year 1988. That plan was amended and restated in 2007. All of our management employees and administrative support personnel whose employment is not covered by a collective bargaining agreement, with at least one year of service, are covered. KEPP provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the plan). Participants are entitled to severance pay of up to 24 months’ salary and bonus. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

     Stock option and restricted stock agreements with participants in Kroger’s long-term incentive plans provide that those awards “vest,” with options becoming immediately exercisable and restrictions on restricted stock lapsing, upon a change in control as described in the agreements.

     None of the named executive officers, except Mr. McGeorge, is party to an employment agreement. Under that agreement, Mr. McGeorge, former President and Chief Operating Officer, and former member of Kroger’s Board of Directors, will continue as an active Kroger employee, and will continue to receive his salary and other active employee benefits through October 1, 2011. During that period, Mr. McGeorge will not engage in any business activity in competition with Kroger’s retail business. Thereafter, his active employment will cease and he will be eligible to receive retirement benefits.

PERQUISITES

     The Committee does not believe that it is necessary for the attraction or retention of management talent to provide the named executive officers a substantial amount of compensation in the form of perquisites. In 2009, the only perquisites provided were:
  payments of premiums of life insurance, accidental death and dismemberment insurance, and long-term disability insurance policies, and reimbursement of the tax effects of the life insurance and accidental death and dismemberment insurance payments; and

  reimbursement for the tax effects of participation in a nonqualified retirement plan.
     The life insurance benefit, along with reimbursement of the tax effect of that benefit, was offered beginning several years ago to replace a split-dollar life insurance benefit that was substantially more costly to Kroger. Currently, 157 active executives, including the named executive officers, and 65 retired executives, receive this benefit. Beginning in 2010, Kroger no longer will reimburse the tax effects of insurance premiums or participation in a nonqualified retirement plan, as these “gross-ups” have been eliminated.

     In addition, the named executive officers are entitled to the following benefit that does not constitute a perk as defined by the SEC rules:
  personal use of Kroger aircraft, which officers may lease from Kroger, and pay the average variable cost of operating the aircraft, making officers more available and allowing for a more efficient use of their time.
     The total amount of perquisites furnished to the named executive officers is shown in the Summary Compensation Table and described in more detail in footnote 6 to that table.

EXECUTIVE COMPENSATION RECOUPMENT POLICY

     If a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual bonus or a long-term bonus in an amount higher than otherwise would have been paid, as determined by the Committee, then the officer, upon demand from the Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error. In enforcing the policy, the Committee will take into consideration all factors that it deems appropriate, including:
  The materiality of the amount of payment involved;

  The extent to which other benefits were reduced in other years as a result of the achievement of performance levels based on the error;

  Individual officer culpability, if any; and

  Other factors that should offset the amount of overpayment.
SECTION 162 (M) OF THE INTERNAL REVENUE CODE

     Tax laws place a limit of $1,000,000 on the amount of some types of compensation for the CEO and the next four most highly compensated officers that is tax deductible by Kroger. Compensation that is deemed to be “performance-based” is excluded for purposes of the calculation and is tax deductible. Awards under Kroger’s long-term incentive plans, when payable upon achievement of stated performance criteria, should be considered performance-based and the compensation paid under those plans should be tax deductible. Generally, compensation expense related to stock options awarded to the CEO and the next four most highly compensated officers should be deductible. On the other hand, Kroger’s awards of restricted stock that vest solely upon the passage of time are not performance-based. As a result, compensation expense for those awards to the CEO and the next four most highly compensated officers is not deductible, to the extent that the related compensation expense, plus any other expense for compensation that is not performance-based, exceeds $1,000,000.

     Kroger’s bonus plans rely on performance criteria, and have been approved by shareholders. As a result, bonuses paid under the plans to the CEO and the next four most highly compensated officers will be deductible by Kroger. In Kroger’s case, this group of individuals is not identical to the group of named executive officers.

     Kroger’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports Kroger’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is deductible by Kroger.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated by reference into its annual report on Form 10-K.

Compensation Committee:
     John T. LaMacchia, Chair
     Robert D. Beyer
     Jorge P. Montoya
     Clyde R. Moore
     James A. Runde

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows the compensation of the Chief Executive Officer, Chief Financial Officer, each of the Company’s three most highly compensated executive officers other than the CEO and CFO, and one additional former executive officer (the “named executive officers”) during the fiscal years presented:

SUMMARY COMPENSATION TABLE
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
				(3)	(3)	(4)	(5)	(6)
David B. Dillon	2009	$1,239,822	—	$2,569,100	$1,494,000	$1,234,000	$3,630,041	$172,430	$10,339,393
Chairman and CEO	2008	$1,204,758	—	$3,290,150	$2,015,123	$1,574,220	$2,191,743	$170,307	$10,446,301
	2007	$1,173,291	—	$3,109,700	$2,302,901	$2,320,310	$922,570	$168,543	$9,997,315

J. Michael Schlotman	2009	$556,280	—	$223,400	$132,800	$461,125	$795,146	$42,609	$2,211,360
Senior Vice	2008	$537,124	—	$286,100	$179,122	$524,740	$292,491	$41,135	$1,860,712
President	2007	$518,726	—	$282,700	$209,355	$788,864	$202,069	$38,690	$2,040,404
and CFO

W. Rodney McMullen(1)	2009	$875,062	—	$2,345,700	$431,600	$846,368	$1,301,742	$56,639	$5,857,111
President and COO	2008	$848,686	—	$1,001,350	$582,147	$1,049,480	$348,933	$59,900	$3,890,496
	2007	$823,948	—	$848,100	$628,064	$1,546,472	$216,946	$57,367	$4,120,897

Don W. McGeorge(2)	2009	$875,062	—	$781,900	$431,600	$846,368	$1,975,403	$104,523	$5,014,856
Former President	2008	$848,686	—	$1,001,350	$582,147	$1,049,480	$723,203	$107,203	$4,312,069
and COO and	2007	$823,948	—	$848,100	$628,064	$1,546,472	$536,736	$105,803	$4,489,123
Former Special
Advisor to CEO

Donald E. Becker	2009	$632,816	—	$279,250	$166,000	$534,125	$1,773,062	$127,165	$3,512,418
Executive Vice	2008	$611,712	—	$1,215,925	$233,903	$577,214	$902,879	$120,668	$3,662,301
President	2007	$592,312	—	$353,375	$261,693	$900,322	$657,628	$121,428	$2,886,758

Paul W. Heldman	2009	$697,638	—	$279,250	$166,000	$580,730	$1,275,401	$99,199	$3,098,218
Executive Vice
President, Secretary
and General Counsel
____________________

(1)	Effective August 1, 2009, Mr. McMullen relinquished his position as Vice Chairman and became President and Chief Operating Officer.
(2)	Effective August 1, 2009, Mr. McGeorge relinquished his positions as President and Chief Operating Officer and became Special Advisor to the Chief Executive Officer. Effective December 1, 2009, Mr. McGeorge relinquished his responsibilities as Special Advisor to the Chief Executive Officer and was no longer an executive officer.
(3)	These amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.
(4)	Non-equity incentive plan compensation for 2009 consists of payments under an annual cash bonus and a long-term cash bonus program. In accordance with the terms of the 2009 performance-based annual cash bonus program, Kroger paid 38.45% of bonus potentials for the executive officers including the named executive officers, as follows: Mr. Dillon: $576,750; Mr. Schlotman: $192,250; Mr. McMullen: $384,500; Mr. McGeorge: $384,500; Mr. Becker: $211,475; and Mr. Heldman: $211,475. These amounts were earned with respect to performance in 2009, and paid in March 2010. The 2006 Long-Term Bonus Plan is a performance-based cash bonus plan designed to reward participants for improving the long-term performance of the Company. The first component of the plan covered performance during fiscal years 2006 and 2007, and the second component of the plan covered performance during fiscal years 2006, 2007, 2008, and 2009. The following amounts, representing payouts at 59.75% of bonus potentials, were earned under the second component of the plan and were paid in March 2010: Mr. Dillon: $657,250; Mr. Schlotman: $268,875; Mr. McMullen: $461,868; Mr. McGeorge: $461,868; Mr. Becker: $322,650; and Mr. Heldman: $369,255.
(5)	Amounts are attributable to change in pension value and preferential earnings on nonqualified deferred compensation. Earnings on nonqualified deferred compensation are deemed to be preferential to the extent that they exceed 120% of the applicable federal long-term rate that corresponds most closely to the rate, when set, under the plan. Amounts deferred in 2009 bear interest at the average cost of Kroger’s ten-year debt, or 6.15%. One hundred twenty percent of the applicable federal rate is 5.26%. The rate of preferential earnings for amounts deferred in 2009 is 0.89%. During 2009, pension values increased primarily due to: (i) a one percent decrease in the discount rate as determined by the plan actuary; (ii) increases in final average earnings used in determining pension benefits; (iii) an additional year of credited service; and (iv) an increase in present value due to participant aging. Since the benefits are based on final average earnings and service, the effect of the final average earnings increase is larger for those with longer service. Please refer to the 2009 Pension Benefits table for further information regarding credited service. The amount listed for Mr. Dillon includes preferential earnings on nonqualified deferred compensation in the amount of $557 and change in pension value in the amount of $3,629,484. The amount listed for Mr. McMullen includes preferential earnings on nonqualified deferred compensation in the amount of $4,891 and change in pension value in the amount of $1,296,851. The amount listed for Mr. Heldman includes preferential earnings on nonqualified deferred compensation in the amount of $1,347 and change in pension value in the amount of $1,274,054. The amounts for the remaining named executive officers represent only change in pension value.
(6)	The following table provides the items and amounts included in All Other Compensation for 2009:

			Accidental	Tax Effect of		Tax Effect of
		Tax Effect	Death and	Accidental	Long-Term	Participation in
	Life	of Life	Dismemberment	Death and	Disability	Nonqualified
	Insurance	Insurance	Insurance	Dismemberment	Insurance	Retirement
	Premium	Premium	Premium	Premium	Premium	Plan
Mr. Dillon	$99,247	$59,675	$228	$108	—	$13,172
Mr. Schlotman	$23,455	$13,546	$228	$115	—	$5,265
Mr. McMullen	$28,367	$16,539	$228	$104	$2,778	$8,623
Mr. McGeorge	$55,989	$32,770	$228	$117	—	$15,419
Mr. Becker	$64,715	$38,788	$228	$108	$2,720	$20,606
Mr. Heldman	$52,913	$31,816	$228	$108	$2,778	$11,356

The life insurance and payment of the tax effect of the premium payment by Kroger have been offered over the past several years to a large number of executives, including the named executive officers, in substitution for split-dollar life insurance coverage that was substantially more costly to Kroger. Excluded from the amounts shown in the table is income imputed to the named executive officer when accompanied on our aircraft during business travel by non-business travelers. These amounts for Mr. Dillon, Mr. Schlotman, and Mr. Heldman, calculated using the applicable terminal charge and Standard Industry Fare Level (SIFL) mileage rates, were $8,233, $1,443, and $818, respectively. The other named executive officers had no such imputed income for 2009. Separately, we require that officers who make personal use of our aircraft reimburse us for the average variable cost associated with the operation of the aircraft on such flights in accordance with a time-sharing arrangement consistent with FAA regulations. Beginning in 2010, Kroger no longer will compensate for the tax effects of the insurance premiums or the nonqualified retirement plan.

GRANTS OF PLAN-BASED AWARDS

     The following table provides information about equity and non-equity awards granted to the named executive officers in 2009:

2009 GRANTS OF PLAN-BASED AWARDS
		Estimated Possible
		Payouts Under		Estimated Future		Exercise	Grant
		Non-Equity		Payouts Under		or Base	Date Fair
		Incentive Plan		Equity Incentive		Price of	Value of
		Awards		Plan Awards		Option	Stock and
	Grant	Target	Maximum	Target		Awards	Option
Name	Date	($)	($)	(#)		($/Sh)	Awards
		(1)	(2)			(5)
David B. Dillon		$1,500,000	$3,000,000
	6/25/2009			115,000	(3)		$2,569,100
	6/25/2009			225,000	(4)	$22.34	$1,494,000
J. Michael Schlotman		$500,000	$1,000,000
	6/25/2009			10,000	(3)		$223,400
	6/25/2009			20,000	(4)	$22.34	$132,800
W. Rodney McMullen		$1,000,000	$2,000,000
	6/25/2009			105,000	(3)		$2,345,700
	6/25/2009			65,000	(4)	$22.34	$431,600
Don W. McGeorge		$1,000,000	$2,000,000
	6/25/2009			35,000	(3)		$781,900
	6/25/2009			65,000	(4)	$22.34	$431,600
Donald E. Becker		$550,000	$1,100,000
	6/25/2009			12,500	(3)		$279,250
	6/25/2009			25,000	(4)	$22.34	$166,000
Paul W. Heldman		$550,000	$1,100,000
	6/25/2009			12,500	(3)		$279,250
	6/25/2009			25,000	(4)	$22.34	$166,000
____________________

(1)	These amounts represent the bonus potential of the named executive officer under the Company’s 2009 performance-based annual cash bonus program.
(2)	By the terms of this plan, no single cash bonus to a participant may exceed $5,000,000, and payouts are further limited to no more than 200% of a participant’s potential. The amount actually earned under this plan is shown in the Summary Compensation Table.
(3)	This amount represents the number of restricted shares awarded under one of the Company’s long-term incentive plans.
(4)	This amount represents the number of stock options granted under one of the Company’s long-term incentive plans.
(5)	Options are granted at fair market value of Kroger common stock on the date of the grant. Fair market value is defined as the closing price of Kroger stock on the date of the grant.

     The Compensation Committee of the Board of Directors, and the independent members of the Board in the case of the CEO, established bonus potentials, shown in this table as “target” amounts, for the performance-based annual cash bonus award for the named executive officers. Amounts were payable to the extent that performance met specific objectives established at the beginning of the performance period. As described in the Compensation Discussion and Analysis, actual earnings can exceed the target amounts if performance exceeds the thresholds.

     Restrictions on restricted stock awards made to the named executive officers lapse, as long as the officer is then in our employ, in equal amounts on each of the five anniversaries of the date the award is made, except that: restrictions on 30,000 shares awarded to Mr. Becker in 2008 lapse in 2011; 70,000 shares awarded to Mr. McMullen in 2009 vest as follows: 15,000 shares on 6/25/2012, 20,000 shares on 6/25/2013, and 35,000 shares on 6/25/2014; 11,000 shares awarded to Mr. Heldman in 2006 vest as follows: 3,000 shares on 5/4/2010 and 8,000 shares on 5/4/2011; and 30,000 shares awarded to Mr. Heldman in 2008 vest as follows: 6,000 shares on 6/26/2011, 12,000 shares on 6/26/2012, and 12,000 shares on 6/26/2013. Any dividends declared on Kroger common stock are payable on restricted stock. Nonqualified stock options granted to the named executive officers vest in equal amounts on each of the five anniversaries of the date of grant. Those options were granted at the fair market value of Kroger common stock on the date of the grant. Options are granted only on one of the four dates of regularly scheduled Compensation Committee meetings conducted shortly following Kroger’s public release of its quarterly earnings results.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table discloses outstanding equity-based incentive compensation awards for the named executive officers as of the end of fiscal year 2009. Each outstanding award is shown separately. Option awards include performance-based nonqualified stock options. The vesting schedule for each award is described in the footnotes to this table.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
	Option Awards					Stock Awards
			Equity
			Incentive
			Plan Awards:					Market
	Number of	Number of	Number of					Value of
	Securities	Securities	Securities			Number of		Shares or
	Underlying	Underlying	Underlying			Shares or		Units of
	Unexercised	Unexercised	Unexercised	Option		Units of Stock		Stock That
	Options	Options	Unearned	Exercise	Option	That Have		Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested		Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)
David B. Dillon	35,000			$24.43	5/10/2011	48,000	(8)	$1,028,640
			35,000 (6)	$24.43	5/10/2011	66,000	(9)	$1,414,380
	70,000			$23.00	5/9/2012	92,000	(10)	$1,971,560
			35,000 (7)	$23.00	5/9/2012	115,000	(11)	$2,464,450
	210,000			$14.93	12/12/2012
	300,000			$17.31	5/6/2014
	240,000	60,000 (1)		$16.39	5/5/2015
	144,000	96,000 (2)		$19.94	5/4/2016
	88,000	132,000 (3)		$28.27	6/28/2017
	45,000	180,000 (4)		$28.61	6/26/2018
		225,000 (5)		$22.34	6/25/2019

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
	Option Awards						Stock Awards
				Equity
				Incentive
				Plan Awards:					Market
	Number of	Number of		Number of					Value of
	Securities	Securities		Securities			Number of		Shares or
	Underlying	Underlying		Underlying			Shares or		Units of
	Unexercised	Unexercised		Unexercised	Option		Units of Stock		Stock That
	Options	Options		Unearned	Exercise	Option	That Have		Have Not
	(#)	(#)		Options	Price	Expiration	Not Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)
J. Michael Schlotman	10,000				$24.43	5/10/2011	4,000	(8)	$85,720
				10,000 (6)	$24.43	5/10/2011	6,000	(9)	$128,580
	20,000				$23.00	5/9/2012	8,000	(10)	$171,440
				10,000 (7)	$23.00	5/9/2012	10,000	(11)	$214,300
	60,000				$14.93	12/12/2012
	40,000				$17.31	5/6/2014
	32,000	8,000	(1)		$16.39	5/5/2015
	12,000	8,000	(2)		$19.94	5/4/2016
	8,000	12,000	(3)		$28.27	6/28/2017
	4,000	16,000	(4)		$28.61	6/26/2018
		20,000	(5)		$22.34	6/25/2019
W. Rodney McMullen	125,000				$16.59	2/11/2010	12,000	(8)	$257,160
	25,000				$24.43	5/10/2011	18,000	(9)	$385,740
				25,000 (6)	$24.43	5/10/2011	28,000	(10)	$600,040
	50,000				$23.00	5/9/2012	35,000	(11)	$750,050
				25,000 (7)	$23.00	5/9/2012	70,000	(13)	$1,500,100
	150,000				$14.93	12/12/2012
	75,000				$17.31	5/6/2014
	60,000	15,000	(1)		$16.39	5/5/2015
	36,000	24,000	(2)		$19.94	5/4/2016
	24,000	36,000	(3)		$28.27	6/28/2017
	13,000	52,000	(4)		$28.61	6/26/2018
		65,000	(5)		$22.34	6/25/2019
Don W. McGeorge	25,000				$24.43	5/10/2011	12,000	(8)	$257,160
				25,000 (6)	$24.43	5/10/2011	18,000	(9)	$385,740
	50,000				$23.00	5/9/2012	28,000	(10)	$600,040
				25,000 (7)	$23.00	5/9/2012	35,000	(11)	$750,050
	150,000				$14.93	12/12/2012
	75,000				$17.31	5/6/2014
	60,000	15,000	(1)		$16.39	5/5/2015
	36,000	24,000	(2)		$19.94	5/4/2016
	24,000	36,000	(3)		$28.27	6/28/2017
	13,000	52,000	(4)		$28.61	6/26/2018
		65,000	(5)		$22.34	6/25/2019

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
	Option Awards						Stock Awards
				Equity
				Incentive
				Plan Awards:					Market
	Number of	Number of		Number of					Value of
	Securities	Securities		Securities			Number of		Shares or
	Underlying	Underlying		Underlying			Shares or		Units of
	Unexercised	Unexercised		Unexercised	Option		Units of Stock		Stock That
	Options	Options		Unearned	Exercise	Option	That Have		Have Not
	(#)	(#)		Options	Price	Expiration	Not Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)
Donald E. Becker	12,500				$24.43	5/10/2011	5,000	(8)	$107,150
				12,500 (6)	$24.43	5/10/2011	7,500	(9)	$160,725
	26,667				$23.00	5/9/2012	10,000	(10)	$214,300
				13,333 (7)	$23.00	5/9/2012	12,500	(11)	$267,875
	80,000				$14.93	12/12/2012	30,000	(12)	$642,900
	40,000				$17.31	5/6/2014
	32,000	8,000	(1)		$16.39	5/5/2015
	15,000	10,000	(2)		$19.94	5/4/2016
	10,000	15,000	(3)		$28.27	6/28/2017
	5,000	20,000	(4)		$28.61	6/26/2018
		25,000	(5)		$22.34	6/25/2019
Paul W. Heldman	12,500				$24.43	5/10/2011	5,000	(8)	$107,150
				12,500 (6)	$24.43	5/10/2011	7,500	(9)	$160,725
	26,667				$23.00	5/9/2012	10,000	(10)	$214,300
				13,333 (7)	$23.00	5/9/2012	12,500	(11)	$267,875
	80,000				$14.93	12/12/2012	11,000	(14)	$235,730
	40,000				$17.31	5/6/2014	30,000	(15)	$642,900
	32,000	8,000	(1)		$16.39	5/5/2015
	15,000	10,000	(2)		$19.94	5/4/2016
	10,000	15,000	(3)		$28.27	6/28/2017
	5,000	20,000	(4)		$28.61	6/26/2018
		25,000	(5)		$22.34	6/25/2019
____________________

(1)	Stock options vest on 5/5/2010.

(2)	Stock options vest in equal amounts on 5/4/2010 and 5/4/2011.

(3)	Stock options vest in equal amounts on 6/28/2010, 6/28/2011, and 6/28/2012.

(4)	Stock options vest in equal amounts on 6/26/2010, 6/26/2011, 6/26/2012, and 6/26/2013.

(5)	Stock options vest in equal amounts on 6/25/2010, 6/25/2011, 6/25/2012, 6/25/2013, and 6/25/2014.

(6)	Performance stock options vest on 11/10/2010 or earlier if performance criteria is satisfied prior to such date.

(7)	Performance stock options vest on 11/9/2011 or earlier if performance criteria is satisfied prior to such date.

(8)	Restricted stock vests in equal amounts on 5/4/2010 and 5/4/2011.

(9)	Restricted stock vests in equal amounts on 6/28/2010, 6/28/2011, and 6/28/2012.

(10)	Restricted stock vests in equal amounts on 6/26/2010, 6/26/2011, 6/26/2012, and 6/26/2013.

(11)	Restricted stock vests in equal amounts on 6/25/2010, 6/25/2011, 6/25/2012, 6/25/2013, and 6/25/2014.

(12)	Restricted stock vests as follows: 30,000 shares on 6/26/2011.

(13)	Restricted stock vests as follows: 15,000 shares on 6/25/2012, 20,000 shares on 6/25/2013, and 35,000 shares on 6/25/2014.

(14)	Restricted stock vests as follows: 3,000 shares on 5/4/2010 and 8,000 shares on 5/4/2011.

(15)	Restricted stock vests as follows: 6,000 shares on 6/26/2011, 12,000 shares on 6/26/2012, and 12,000 shares on 6/26/2013.

     From 1997 through 2002, Kroger granted to the named executive officers performance-based nonqualified stock options. These options, having a term of ten years, vest six months prior to their date of expiration unless earlier vesting because Kroger’s stock price achieved the specified annual rate of appreciation set forth in the stock option agreement. That rate ranged from 13% to 16%. To date, only the performance-based options granted in 1997, 1998, 1999, and 2000 have vested, and those granted in 1997, 1998, and 1999 expired if not earlier exercised.

OPTION EXERCISES AND STOCK VESTED

     The following table provides the stock options exercised and restricted stock vested during 2009.

2009 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
David B. Dillon	210,000	$842,352	69,000	$1,537,740
J. Michael Schlotman	10,000	$41,462	6,000	$133,740
W. Rodney McMullen	25,000	$98,530	19,000	$423,600
Don W. McGeorge	150,000	$718,380	19,000	$423,600
Donald E. Becker	15,000	$56,793	7,500	$167,175
Paul W. Heldman	120,000	$484,944	10,500	$233,505

     Options granted under our various long-term incentive plans have a ten-year life and expire if not exercised within that ten-year period.

PENSION BENEFITS

     The following table provides information on pension benefits as of 2009 year-end for the named executive officers.

2009 PENSION BENEFITS
		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
David B. Dillon	The Kroger Consolidated Retirement Benefit Plan	14	$411,308	$0
	The Kroger Co. Excess Benefit Plan	14	$5,255,296	$0
	Dillon Companies, Inc. Excess Benefit Pension Plan	20	$6,307,670	$0

J. Michael Schlotman	The Kroger Consolidated Retirement Benefit Plan	24	$484,669	$0
	The Kroger Co. Excess Benefit Plan	24	$1,882,087	$0

W. Rodney McMullen	The Kroger Consolidated Retirement Benefit Plan	24	$425,557	$0
	The Kroger Co. Excess Benefit Plan	24	$3,419,640	$0

Don W. McGeorge	The Kroger Consolidated Retirement Benefit Plan	30	$717,122	$0
	The Kroger Co. Excess Benefit Plan	30	$5,856,870	$0

Donald E. Becker	The Kroger Consolidated Retirement Benefit Plan	35	$1,190,343	$0
	The Kroger Co. Excess Benefit Plan	35	$5,594,503	$0

Paul W. Heldman	The Kroger Consolidated Retirement Benefit Plan	27	$800,055	$0
	The Kroger Co. Excess Benefit Plan	27	$4,074,513	$0

     The named executive officers all participate in The Kroger Consolidated Retirement Benefit Plan (the “Consolidated Plan”), which is a qualified defined benefit pension plan. The Consolidated Plan generally determines accrued benefits using a cash balance formula, but retains benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Each of the named executive officers is eligible for these grandfathered benefits under the Consolidated Plan. Their benefits, therefore, are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon Companies, Inc. Pension Plan formula covering service to Dillon Companies, Inc.

     The named executive officers also are eligible to receive benefits under The Kroger Co. Excess Benefit Plan (the “Kroger Excess Plan”), and Mr. Dillon also is eligible to receive benefits under the Dillon Companies, Inc. Excess Benefit Pension Plan (the “Dillon Excess Plan”). These plans are collectively referred to as the “Excess Plans.” The Excess Plans are each considered to be nonqualified deferred compensation plans as defined in Section 409A of the Internal Revenue Code. The purpose of the Excess Plans is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under qualified plans in accordance with the Internal Revenue Code.

     Each of the named executive officers will receive benefits under the Consolidated Plan and the Excess Plans, determined as follows:
  1½% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual bonus) during the last ten calendar years of employment, reduced by 1¼% times years of credited service multiplied by the primary social security benefit;

  normal retirement age is 65;

  unreduced benefits are payable beginning at age 62; and

  benefits payable between ages 55 and 62 will be reduced by ¹/3 of one percent for each of the first 24 months and by ½ of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.
     Although participants generally receive credited service beginning at age 21, those participants who commenced employment prior to 1986, including all of the named executive officers, began to accrue credited service after attaining age 25. In the event of a termination of employment, Messrs. Becker, Dillon, Heldman, and McGeorge currently are eligible for a reduced early retirement benefit, as they each have attained age 55.

     Mr. Dillon also participates in the Dillon Employees’ Profit Sharing Plan (the “Dillon Plan”). The Dillon Plan is a qualified defined contribution plan under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are then allocated to each participant’s account. Participation in the Dillon Plan was frozen effective January 1, 2001. Participants in the Dillon Plan elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Prior to July 1, 2000, participants could elect to make voluntary contributions under the Dillon Plan, but that option was discontinued effective as of July 1, 2000. Participants can elect to receive their Dillon Plan benefit in the form of either a lump sum payment or installment payments.

     Due to offset formulas contained in the Consolidated Plan and the Dillon Excess Plan, Mr. Dillon’s accrued benefit under the Dillon Plan offsets a portion of the benefit that would otherwise accrue for him under those plans for his service with Dillon Companies, Inc. Although benefits that accrue under defined contribution plans are not reportable under the accompanying table, we have added narrative disclosure of the Dillon Plan because of the offsetting effect that benefits under that plan has on benefits accruing under the Consolidated Plan and the Dillon Excess Plan.

     The assumptions used in calculating the present values are set forth in Note 13 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2009 ended January 30, 2010. The discount rate used to determine the present values is 6%, which is the same rate used at the measurement date for financial reporting purposes.

NONQUALIFIED DEFERRED COMPENSATION

     The following table provides information on nonqualified deferred compensation for the named executive officers for 2009.

2009 NONQUALIFIED DEFERRED COMPENSATION
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
David B. Dillon	$60,000 (1)	$0	$48,893	$0	$709,833
J. Michael Schlotman	$0	$0	$0	$0	$0
W. Rodney McMullen	$209,896 (1)	$0	$313,596	$0	$4,657,327
Don W. McGeorge	$0	$0	$16,828	$0	$210,591
Donald E. Becker	$0	$0	$0	$0	$0
Paul W. Heldman	$0	$0	$29,955	$0	$502,669
____________________

(1)	These amounts represent the deferral of annual bonus earned in fiscal year 2008 and paid in March 2009. These amounts are included in the Summary Compensation Table for 2008.

     Eligible participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Internal Revenue Code Section 125 plan deductions, as well as 100% of their annual and long-term bonus compensation. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

DIRECTOR COMPENSATION

     The following table describes the fiscal year 2009 compensation for non-employee directors. Employee directors receive no compensation for their Board service.

2009 DIRECTOR COMPENSATION
							Change in
							Pension Value
							and
	Fees						Nonqualified
	Earned					Non-Equity	Deferred	All
	or Paid	Stock		Option		Incentive Plan	Compensation	Other
	in Cash	Awards		Awards		Compensation	Earnings	Compensation	Total
Name	($)	($)		($)		($)	($)	($)	($)
		(1)		(1)				(10)
Reuben V. Anderson	$74,795	$65,195	(2)	$38,755	(3)	$0	— (8)	$114	$178,859
Robert D. Beyer	$86,762	$65,195	(2)	$38,755	(3)	$0	$1,036 (9)	$114	$191,862
Susan J. Kropf	$84,763	$65,195	(2)	$38,755	(4)	$0	N/A	$114	$188,827
John T. LaMacchia	$86,762	$65,195	(2)	$38,755	(3)	$0	$3,900 (8)	$114	$194,726
David B. Lewis	$83,960	$65,195	(2)	$38,755	(5)	$0	N/A	$114	$188,024
Jorge P. Montoya	$86,762	$65,195	(2)	$38,755	(4)	$0	N/A	$114	$190,826
Clyde R. Moore	$74,795	$65,195	(2)	$38,755	(3)	$0	$900 (8)	$114	$179,759
Susan M. Phillips	$84,775	$65,195	(2)	$38,755	(6)	$0	$510 (9)	$114	$189,349
Steven R. Rogel	$74,795	$65,195	(2)	$38,755	(3)	$0	N/A	$114	$178,859
James A. Runde	$74,795	$65,195	(2)	$38,755	(7)	$0	N/A	$114	$178,859
Ronald L. Sargent	$91,730	$65,195	(2)	$38,755	(7)	$0	$9 (9)	$114	$195,803
Bobby S. Shackouls	$116,679	$65,195	(2)	$38,755	(3)	$0	N/A	$114	$220,743
____________________

(1)	These amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(2)	Aggregate number of stock awards outstanding at fiscal year end was 4,875 shares.

(3)	Aggregate number of stock options outstanding at fiscal year end was 47,000 shares.

(4)	Aggregate number of stock options outstanding at fiscal year end was 18,000 shares.

(5)	Aggregate number of stock options outstanding at fiscal year end was 43,000 shares.

(6)	Aggregate number of stock options outstanding at fiscal year end was 33,000 shares.

(7)	Aggregate number of stock options outstanding at fiscal year end was 23,000 shares.

(8)	This amount reflects the change in pension value for the applicable directors. Only those directors elected to the Board prior to July 17, 1997 are eligible to participate in the outside director retirement plan. Mr. Anderson’s pension value decreased by $700. In accordance with SEC rules, negative amounts are required to be disclosed, but not reflected in the sum of total compensation.

(9)	This amount reflects preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 5 to the Summary Compensation Table.

(10)	This amount reflects the cost to the Company per director for providing accidental death and dismemberment insurance coverage for non-employee directors. These premiums are paid on an annual basis in February.

     Each non-employee director receives an annual retainer of $75,000. The chair of each committee receives an additional annual retainer of $12,000. Each member of the Audit Committee receives an additional annual retainer of $10,000. The director designated as the “Lead Director” receives an additional annual retainer of $20,000. Each non-employee director also receives annually, at the regularly scheduled Board meeting held in December, restricted stock and nonqualified stock option awards. On December 10, 2009 each non-employee director received 3,250 shares of restricted stock and an award of 6,500 nonqualified stock options.

     Non-employee directors first elected prior to July 17, 1997 receive a major medical plan benefit as well as an unfunded retirement benefit. The retirement benefit equals the average cash compensation for the five calendar years preceding retirement. Participants who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service, and 10% for each additional year up to a maximum of 100%. Benefits for participants who retire prior to age 70 begin at the later of actual retirement or age 65.

     We also maintain a deferred compensation plan, in which all non-employee members of the Board are eligible to participate. Participants may defer up to 100% of their cash compensation. They may elect from either or both of the following two alternative methods of determining benefits:
  interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and

  amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common stock.
     In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participants at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

     The Board has determined that compensation of non-employee directors must be competitive on an on-going basis to attract and retain directors who meet the qualifications for service on Kroger’s Board. Non-employee director compensation will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     Other than an agreement with Mr. McGeorge, Kroger has no contracts, agreements, plans or arrangements that provide for payments to the named executive officers in connection with resignation, severance, retirement, termination, or change in control, except for those available generally to salaried employees. The Kroger Co. Employee Protection Plan, or KEPP, applies to all management employees and administrative support personnel who are not covered by a collective bargaining agreement, with at least one year of service, and provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger. For purposes of KEPP, a change in control occurs if:
  any person or entity (excluding Kroger’s employee benefit plans) acquires 20% or more of the voting power of Kroger;

  a merger, consolidation, share exchange, division, or other reorganization or transaction with Kroger results in Kroger’s voting securities existing prior to that event representing less than 60% of the combined voting power immediately after the event;

  Kroger’s shareholders approve a plan of complete liquidation or winding up of Kroger or an agreement for the sale or disposition of all or substantially all of Kroger’s assets; or

  during any period of 24 consecutive months, individuals at the beginning of the period who constituted Kroger’s Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.
     Assuming that a change in control occurred on the last day of Kroger’s fiscal year 2009, and the named executive officers had their employment terminated, they would receive a maximum payment, or, in the case of group term life insurance, a benefit having a cost to Kroger, in the amounts shown below:

		Additional	Accrued
	Severance	Vacation and	and Banked	Group Term	Tuition	Outplacement
Name	Benefit	Bonus	Vacation	Life Insurance	Reimbursement	Reimbursement
David B. Dillon	$4,620,000	$99,615	$630,000	$29	$5,000	$10,000
J. Michael Schlotman	$1,834,000	$34,619	$283,500	$29	$5,000	$10,000
W. Rodney McMullen	$3,180,000	$66,891	$445,000	$29	$5,000	$10,000
Don W. McGeorge	$3,180,000	$66,891	$222,500	$29	$5,000	$10,000
Donald E. Becker	$2,060,000	$38,285	$496,154	$29	$5,000	$10,000
Paul W. Heldman	$2,190,000	$38,910	$150,192	$29	$5,000	$10,000

     Each of the named executive officers also is entitled to continuation of health care coverage for up to 24 months at the same contribution rate as existed prior to the change in control. The cost to Kroger cannot be calculated, as Kroger self insures the health care benefit and the cost is based on the health care services utilized by the participant and eligible dependents.

     Under KEPP benefits will be reduced, to the extent necessary, so that payments to an executive officer will in no event exceed 2.99 times the officer’s average W-2 earnings over the preceding five years.

     Kroger’s change in control benefits under KEPP and under stock option and restricted stock agreements are discussed further in the Compensation Discussion and Analysis section under the “Retirement and Other Benefits” heading.

     On June 24, 2009, we entered into an agreement with Don W. McGeorge regarding an orderly transition of his responsibilities and his retirement. Pursuant to that agreement, effective August 1, 2009, Mr. McGeorge relinquished his duties and responsibilities as President and Chief Operating Officer and assumed the office of Special Advisor to the CEO. Effective December 1, 2009, Mr. McGeorge relinquished his responsibilities as Special Advisor, was no longer an officer of Kroger, and retired from the Board. Mr. McGeorge will continue as an active employee through October 1, 2011, after which he will retire and will be eligible to receive retirement benefits. Prior to that time, he will continue to receive his annual salary of $890,000 and his annual performance-based bonus, based on his bonus potential of $1,000,000, at the same rate earned by the other participants in the corporate plan. Mr. McGeorge will be eligible for a performance-based long-term bonus under the 2008 Long-Term Bonus Plan, based on his potential for that plan of $833,000, at the same rate earned by the other participants under that plan. He will continue to be treated as an active employee under Kroger’s stock incentive and employee benefit plans, and will not engage in any business activity in competition with Kroger’s retail business through October 1, 2011.

COMPENSATION POLICIES AS THEY RELATE TO RISK MANAGEMENT

     Kroger’s compensation policies and practices for its employees are designed to attract and retain highly qualified and engaged employees, and to minimize risks that would have a material adverse effect on Kroger. One of these policies, the executive compensation recoupment policy, is more particularly described in the Compensation Discussion and Analysis. Kroger does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Kroger.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of February 13, 2010, Kroger’s directors, the named executive officers, and the directors and executive officers as a group, beneficially owned shares of Kroger’s common stock as follows:

	Amount and Nature
	of
Name	Beneficial Ownership
Reuben V. Anderson	74,065	(1)
Donald E. Becker	398,305	(2)(3)(4)
Robert D. Beyer	116,112	(1)
David B. Dillon	2,240,058	(2)(3)(5)
Paul W. Heldman	523,519	(2)(3)(6)
Susan J. Kropf	14,300	(7)
John T. LaMacchia	86,900	(1)
David B. Lewis	45,800	(8)
Don W. McGeorge	741,216	(2)(9)
W. Rodney McMullen	1,053,125	(2)(3)
Jorge P. Montoya	11,437	(7)
Clyde R. Moore	64,500	(1)
Susan M. Phillips	46,335	(10)
Steven R. Rogel	63,328	(1)
James A. Runde	20,800	(11)
Ronald L. Sargent	19,800	(11)
J. Michael Schlotman	287,125	(2)(3)
Bobby S. Shackouls	50,300	(1)
Directors and Executive Officers as a group (including those named above)	8,371,137	(2)(3)

(1)	This amount includes 29,300 shares that represent options that are or become exercisable on or before April 14, 2010.

(2)	This amount includes shares that represent options that are or become exercisable on or before April 14, 2010, in the following amounts: Mr. Becker, 221,167; Mr. Dillon, 1,132,000; Mr. Heldman, 221,167; Mr. McGeorge, 433,000; Mr. McMullen, 433,000; Mr. Schlotman, 186,000; and all directors and executive officers as a group, 4,157,834.

(3)	The fractional interest resulting from allocations under Kroger’s defined contribution plans has been rounded to the nearest whole number.

(4)	This amount includes 10,228 shares owned by Mr. Becker’s wife. Mr. Becker disclaims beneficial ownership of these shares.

(5)	This amount includes 168,432 shares owned by Mr. Dillon’s wife, and 18,008 shares in his children’s trust. Mr. Dillon disclaims beneficial ownership of these shares.

(6)	This amount includes 320 shares owned by Mr. Heldman’s children. Mr. Heldman disclaims beneficial ownership of these shares.

(7)	This amount includes 3,300 shares that represent options that are or become exercisable on or before April 14, 2010.

(8)	This amount includes 25,300 shares that represent options that are or become exercisable on or before April 14, 2010.

(9)	This amount includes 10,115 shares owned by Mr. McGeorge’s wife. Mr. McGeorge disclaims beneficial ownership of these shares.

(10)	This amount includes 15,300 shares that represent options that are or become exercisable on or before April 14, 2010.

(11)	This amount includes 6,300 shares that represent options that are or become exercisable on or before April 14, 2010.

     No director or officer owned as much as 1% of the common stock of Kroger. The directors and executive officers as a group beneficially owned 1% of the common stock of Kroger.

     No director or officer owned Kroger common stock pledged as security.

     As of February 13, 2010, the following reported beneficial ownership of Kroger common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

		Amount and
		Nature of	Percentage
Name	Address of Beneficial Owner	Ownership	of Class
BlackRock, Inc.	55 East 52nd Street	41,036,784	6.3%
	New York, NY 10055

The Kroger Co. Savings Plan	1014 Vine Street	33,902,651 (1)	5.4%
	Cincinatti, OH 45202
____________________

(1)	Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Those officers, directors and shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of forms received by Kroger, and any written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that during fiscal year 2009 all filing requirements applicable to our officers, directors and 10% beneficial owners were timely satisfied, with one exception. Mr. Ronald L. Sargent filed a Form 4 three days late reporting phantom shares received in connection with a deferred compensation plan due to a technical failure by the plan record keeper that caused him to receive late notification of the transaction.

RELATED PERSON TRANSACTIONS

     Pursuant to our Statement of Policy with Respect to Related Person Transactions and the rules of the SEC, Kroger has the following related person transactions, which were approved by Kroger’s Audit Committee, to disclose:
  During fiscal year 2009, Kroger entered into a series of purchase transactions with Staples, Inc., totaling approximately $17.7 million. This amount represents substantially less than 2% of Staples’ annual consolidated gross revenue. The vast majority of this amount represents purchases of office supplies and equipment that previously had been made from Corporate Express until its acquisition by Staples in July 2008. Kroger’s relationship with Corporate Express existed prior to its acquisition by Staples. Ronald L. Sargent, a member of Kroger’s Board of Directors, is Chairman and Chief Executive Officer of Staples.

  During fiscal year 2009, Kroger paid J.P. Morgan/Chase approximately $380,000 for commercial banking fees. This amount represents substantially less than 2% of J.P. Morgan/Chase’s annual consolidated gross revenue. The son of Kroger CFO J. Michael Schlotman was employed by J.P. Morgan during a portion of fiscal year 2009, but had no responsibility for or involvement with any services provided to Kroger.
     Director independence is discussed above under the heading “Information Concerning the Board of Directors.” Kroger’s policy on related person transactions is as follows:

STATEMENT OF POLICY
WITH RESPECT TO
RELATED PERSON TRANSACTIONS

A. INTRODUCTION

     It is the policy of Kroger’s Board of Directors that any Related Person Transaction may be consummated or may continue only if the Committee approves or ratifies the transaction in accordance with the guidelines set forth in this policy. The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Person Transactions.

      For the purposes of this policy, a “Related Person” is:

1.	any person who is, or at any time since the beginning of Kroger’s last fiscal year was, a director or executive officer of Kroger or a nominee to become a director of Kroger;

2.	any person who is known to be the beneficial owner of more than 5% of any class of Kroger’s voting securities; and

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

     For the purposes of this policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) since the beginning of Kroger’s last fiscal year in which Kroger (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

     Notwithstanding the foregoing, the Audit Committee has reviewed the following types of transactions and has determined that each type of transaction is deemed to be pre-approved, even if the amount involved exceeds $120,000.

1.	Certain Transactions with Other Companies. Any transaction for property or services in the ordinary course of business involving payments to or from another company at which a Related Person’s only relationship is as an employee (including an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of that company’s annual consolidated gross revenues.

2.	Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by Kroger (or one of its foundations) to a charitable organization, foundation, university or other not for profit organization at which a Related Person’s only relationship is as an employee (including an executive officer) or as a director, if the aggregate amount involved does not exceed $250,000 or 5 percent, whichever is lesser, of the charitable organization’s latest publicly available annual consolidated gross revenues.

3.	Transactions where all Shareholders Receive Proportional Benefits. Any transaction where the Related Person’s interest arises solely from the ownership of Kroger common stock and all holders of Kroger common stock received the same benefit on a pro rata basis.

4.	Executive Officer and Director Compensation. (a) Any employment by Kroger of an executive officer if the executive officer’s compensation is required to be reported in Kroger’s proxy statement, (b) any employment by Kroger of an executive officer if the executive officer is not an immediate family member of a Related Person and the Compensation Committee approved (or recommended that the Board approve) the executive officer’s compensation, and (c) any compensation paid to a director if the compensation is required to be reported in Kroger’s proxy statement.

5.	Other Transactions. (a) Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids, (b) any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (c) any transaction with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

B. AUDIT COMMITTEE APPROVAL

     In the event management becomes aware of any Related Person Transactions that are not deemed pre-approved under paragraph A of this policy, those transactions will be presented to the Committee for approval at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee (who will possess delegated authority to act between Committee meetings) subject to ratification by the Committee at its next regular meeting. If advance approval of a Related Person Transaction is not feasible, then the Related Person Transaction will be presented to the Committee for ratification at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee for ratification, subject to further ratification by the Committee at its next regular meeting.

    In connection with each regular Committee meeting, a summary of each new Related Person Transaction deemed pre-approved pursuant to paragraphs A(1) and A(2) above will be provided to the Committee for its review.

    If a Related Person Transaction will be ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the Related Person. Thereafter, the Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Person Transaction remains appropriate.

    The Committee (or the Chair) will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Kroger and its shareholders, as the Committee (or the Chair) determines in good faith in accordance with its business judgment.

    No director will participate in any discussion or approval of a Related Person Transaction for which he or she, or an immediate family member (as defined above), is a Related Person except that the director will provide all material information about the Related Person Transaction to the Committee.

C. DISCLOSURE

    Kroger will disclose all Related Person Transactions in Kroger’s applicable filings as required by the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules.

AUDIT COMMITTEE REPORT

    The primary function of the Audit Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of this report that SEC rules require be included in the Company’s annual proxy statement. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2010 and is available on the Company’s website at http://www.thekrogerco.com/documents/GuidelinesIssues.pdf. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held seven meetings during fiscal year 2009. The Audit Committee meets separately with the Company’s internal auditor and PricewaterhouseCoopers LLP, the Company’s independent public accountants, without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also meets separately with the Company’s Chief Financial Officer and General Counsel when needed. Following these separate discussions, the Audit Committee meets in executive session.

    Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

    In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended January 30, 2010, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of January 30, 2010, and PricewaterhouseCoopers’ evaluation of the Company’s internal control over financial reporting as of that date. The Audit Committee has also discussed with the independent public accountants the matters that the independent public accountants must communicate to the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board.

    With respect to the Company’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountants’ communications with the Audit Committee concerning independence. The Audit Committee has reviewed and approved in advance all services provided to the Company by PricewaterhouseCoopers LLP. The Audit Committee conducted a review of services provided by PricewaterhouseCoopers LLP which included an evaluation by management and members of the Audit Committee.

    Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2010, as filed with the SEC.

    This report is submitted by the Audit Committee.

Ronald L. Sargent, Chair
Susan J. Kropf
Susan M. Phillips
Bobby S. Shackouls

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION
(ITEM NO. 2)

    The Board of Directors recommends that shareholders approve an amendment to Kroger’s articles of incorporation requiring a majority vote for the election of directors.

    Ohio law provides that, unless otherwise specified in a company’s articles of incorporation, a director is elected by a plurality of the votes cast. Kroger’s articles of incorporation do not specify the voting standard required in director elections, so Kroger directors currently are elected by a plurality vote; that is, a director nominee who receives the highest number of affirmative votes cast is elected, whether or not those votes constitute a majority including withheld votes.

    In 2006, Kroger’s Board of Directors adopted as Kroger policy a form of majority voting for uncontested director elections, implementing this policy through its Guidelines on Issues of Corporate Governance. Under this policy, directors continue to be elected by a plurality vote, but the policy requires that a director nominee who receives a greater number of “withheld” votes than “for” votes must immediately tender his or her resignation from the Board. The Board then would decide, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation. The Board’s explanation of its decision would be promptly disclosed in a publicly issued press release.

    At the annual meeting of shareholders held in 2009, Kroger’s shareholders adopted a proposal that requested the Board of Directors take steps to amend the articles of incorporation to provide for majority voting for directors in uncontested elections. After consideration of the shareholder proposal, the Board has authorized, and recommends that shareholders approve, an amendment to Kroger’s articles of incorporation that would specify that director nominees in an uncontested election would be elected by a majority vote. Under this provision, each vote is specifically counted “for” or “against” the director’s election. An affirmative majority of the total number of votes cast “for” or “against” a director nominee will be required for election. Shareholders also will be entitled to abstain with respect to the election of a director. Abstentions will have no effect in determining whether the required affirmative majority vote has been obtained.

    Under Ohio law, shareholders must approve an amendment to Kroger’s articles of incorporation to change the voting standard in director elections. If the proposed amendment is approved, a new paragraph will be added as ARTICLE SIXTH of Kroger’s articles of incorporation (with succeeding articles renumbered accordingly), that reads as follows:

    “The vote required for election of a director by the shareholders will, except in a contested election or when cumulative voting is in effect, be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee at a meeting of shareholders. In a contested election or when cumulative voting is in effect, directors will be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. An election will be considered contested if as of the record date there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting.”

    In addition, we propose to make minor statutory conforming changes. All changes are shown on Appendix 1, with additions shown underlined and deletions shown as strikeouts.

    If approved, this amendment will become effective upon the filing with the Ohio Secretary of State of Amended Articles of Incorporation. Kroger would make such a filing promptly after the annual meeting.

     Upon approval of this proposal and the filing of the Amended Articles of Incorporation, an incumbent director who does not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation. Under Ohio law, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until his or her position is filled. The Board will adopt a holdover director resignation policy to address the continuation in office of a director that would result from application of the holdover director provision. Under the holdover director resignation policy, the Board will decide whether to accept the resignation in a process similar to the one the Board currently uses pursuant to the existing policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

SELECTION OF AUDITORS
(ITEM NO. 3)

    The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 10, 2010, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending January 29, 2011. While shareholder ratification of the selection of PricewaterhouseCoopers LLP as Kroger’s independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of Kroger and its shareholders.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

DISCLOSURE OF AUDITOR FEES

    The following describes the fees billed to Kroger by PricewaterhouseCoopers LLP related to the fiscal years ended January 30, 2010 and January 31, 2009:

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$4,155,234	$4,093,444
Audit-Related Fees	38,254	54,248
Tax Fees	—	—
All Other Fees	—	—
Total	$4,193,488	$4,147,692

    Audit Fees for the years ended January 30, 2010 and January 31, 2009, respectively, were for professional services rendered for the audits of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, income tax provision procedures, and assistance with the review of documents filed with the SEC.

    Audit-Related Fees for the years ended January 30, 2010 and January 31, 2009, respectively, were for assurance and related services pertaining to accounting consultation in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

    Tax Fees. We did not engage PricewaterhouseCoopers LLP for other tax services for the years ended January 30, 2010 and January 31, 2009.

    All Other Fees. We did not engage PricewaterhouseCoopers LLP for other services for the years ended January 30, 2010 and January 31, 2009.

    The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On March 10, 2010, the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of fiscal year 2010 that are related to the audit of Kroger or involve the audit itself. In 2007, the Audit Committee adopted an audit and non-audit service pre-approval policy. Pursuant to the terms of that policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

    PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

SHAREHOLDER PROPOSAL
(ITEM NO. 4)

    We have been notified by a shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at Kroger’s executive offices, that it intends to propose the following resolution at the annual meeting:

SHAREHOLDER RESOLUTION

    WHEREAS, in 2007, the Intergovernmental Panel on Climate Change’s (IPCC) Fourth Assessment Report states it is “very likely” that anthropogenic greenhouse gas emissions have heavily contributed to global warming. Furthermore, “Impacts of climate change will vary regionally but, aggregated and discounted to the present, they are very likely to impose net annual costs which will increase over time as global temperatures increase.”

    WHEREAS, in 2008, the United States Department of Agriculture (USDA) reported that, “No matter the region, weather and climate factors such as temperature, precipitation, CO2 concentrations, and water availability directly impact the health and well-being of plants, pasture, rangeland, and livestock.” Specifically, “Climate change affects average temperatures and temperature extremes; timing and geographical patterns of precipitation; snowmelt, runoff, evaporation, and soil moisture; the frequency of disturbances, such as drought, insect and disease outbreaks, severe storms, and forest fires; atmospheric composition and air quality; and patterns of human settlement and land use change,” which directly impact crop yields and meat production.

    WHEREAS, in 2008, Acclimatise, a risk management firm, reported that climate-related “impacts will be felt throughout a company’s business model, with consequences for its raw materials, supply chains, essential utilities, assets and operations, markets, customers and products, its workforce and the communities in which it is located.”

    WHEREAS, increasingly investors believe that there is an intersection between climate change and corporate financial performance. Goldman Sachs reported in May, 2009, “We find that while many companies acknowledge the challenges climate change presents … there are significant differences in the extent to which companies are taking action. Differences in the effectiveness of response across industries create opportunities to lose or establish competitive advantage, which we believe will prove increasingly important to investment performance.”

    WHEREAS, a 2008 report by Ceres and RiskMetrics ranked Kroger’s corporate climate change governance in the bottom-half of an industry peer group and the bottom third of all companies analyzed, representing 63 of the world’s largest retail, pharmaceutical, technology, apparel and other consumer-facing companies.

    WHEREAS, the Carbon Disclosure Project (CDP), representing 475 institutional investors with assets of more than $55 trillion under management, requested 3,700 corporations to disclose their climate-related risks in February, 2009. Kroger currently does not publicly respond to the CDP questionnaire.

    WHEREAS, leading companies in the food retailing industry, such Tesco, Wal-Mart, and Sainsbury’s, publicly report on risks, including implications to their product and manufacturing supply chain, from climate change.

    WHEREAS, information from corporations on their climate change risks and strategies is essential to investors as they assess the strengths of corporate securities in the context of climate change.

    RESOLVED: Shareholders request that within 6 months of the 2010 annual meeting, the Board of Directors provide a report to shareholders, prepared at reasonable cost and omitting proprietary information, describing how Kroger will assess and manage the impacts of climate change on the corporation, with specific regard to its supply chain, and plans to disclose such information through public reporting mechanisms.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    Kroger recognizes the important role it plays as a good steward of the environment. We have numerous “green” initiatives in place to save energy and preserve our natural resources. For each of the past several years Kroger has published on-line The Kroger Co. Public Responsibilities Report and Doing Our Part – The Kroger Co.’s Green Report that highlight the company’s “green” initiatives in greater detail.

    This proposal is similar to one submitted by a shareholder in each of the annual meetings held in 2007 and 2008. Those proposals were defeated by shareholders.

    This proposal requests assessment of climate change and furnishing a report to shareholders. We believe such a report in many ways would be duplicative of the current efforts underway, and would provide little benefit to shareholders beyond what Kroger already has furnished. We believe it would be a waste of time, resources, and money for Kroger and our shareholders.

    We have developed our own form of reporting that we believe provides beneficial and cost effective disclosure to our shareholders on the environmental issues that are relevant to our business operations. These reports are published on the Kroger website.

__________________

    SHAREHOLDER PROPOSALS – 2011 ANNUAL MEETING. Shareholder proposals intended for inclusion in our proxy material relating to Kroger’s annual meeting in June 2011 should be addressed to the Secretary of Kroger and must be received at our executive offices not later than January 14, 2011. These proposals must comply with the proxy rules established by the SEC. In addition, the proxy solicited by the Board of Directors for the 2011 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless we are provided with notice of the proposal on or before March 31, 2011. Please note, however, that Kroger’s Regulations require a minimum of 45 days’ advance notice to Kroger in order for a matter to be brought before shareholders at the annual meeting. As a result, any attempt to present a proposal without notifying Kroger on or before March 31, 2011, will be ruled out of order and will not be permitted.
__________________

    Attached to this Proxy Statement is Kroger’s 2009 Annual Report which includes a brief description of Kroger’s business, including the general scope and nature thereof during 2009, together with the audited financial information contained in our 2009 report to the SEC on Form 10-K. A copy of that report is available to shareholders on request by writing to: Scott M. Henderson, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov.

    The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,
Paul W. Heldman, Secretary

Appendix 1

FILED WITH SECRETARY OF STATE OF OHIO
~~JUNE 22, 2006~~
__________________, 2010

AMENDED ARTICLES OF INCORPORATION
OF
THE KROGER CO.

    The Kroger Co., a corporation for profit, heretofore organized and now existing under the laws of the State of Ohio, makes and files these Amended Articles of Incorporation and states:

    FIRST. The name of the Corporation is THE KROGER CO.

    SECOND. The principal office of the Corporation is located at Cincinnati, in Hamilton County, Ohio.

    THIRD. The purpose of said Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.~~98~~99, inclusive, of the Ohio Revised Code.

    FOURTH. SECTION A. The maximum number of shares which the Corporation is authorized to have outstanding is one billion five million (1,005,000,000), classified as follows: five million (5,000,000) Cumulative Preferred Shares of the par value of $100.00 each; and one billion (1,000,000,000) Common Shares of the par value of $1.00 each.

    The express terms and provisions of the shares of the foregoing classes of stock of the Corporation shall be as follows:

    SECTION B. The holders of Common Shares shall have no pre-emptive rights to subscribe for or purchase any shares of any class.

    SECTION C. 1. The authorized shares of Cumulative Preferred Shares may be issued in series from time to time. All shares of any one series of Cumulative Preferred Shares shall be alike in every particular and all shares of Cumulative Preferred Shares shall rank equally. The express terms and provisions of shares of different series shall be identical except that there may be variations in respect of the dividend rate, dates of payment of dividends and dates from which they are cumulative, redemption rights and price, liquidation price, sinking fund requirements, conversion rights, and restrictions on issuance of shares of the same series or of any other class or series. The Board of Directors of the Corporation is authorized to fix, by the adoption of an amendment to the Articles creating each such series of the Cumulative Preferred Shares, (a) the designation and number of shares of such series, (b) the dividend rate of such series, (c) the dates of payment of dividends on shares of such series and the dates from which they are cumulative, (d) the redemption rights of the Corporation with respect to shares of such series and the price or prices at which shares of such series may be redeemed, (e) the amount or amounts payable to holders of shares of such series on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which may be different for voluntary and involuntary liquidation, dissolution, or winding up, (f) the amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application, (g) whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made, and (h) whether or not the issue of any additional shares of such series or any future series in addition to such series or any other class of stock shall be subject to any restrictions and, if so, the nature of such restrictions.

    2. Dividends on Cumulative Preferred Shares of any series shall be payable at rates and on dates to be fixed by the Board of Directors at the time of the creation of such series. Dividends of the Cumulative Preferred Shares of all series shall be cumulative, and no dividends shall be declared or paid upon or set apart for the Common ~~Stock~~ Shares unless and until full dividends on the outstanding Cumulative Preferred Shares of all series shall have been paid or declared and set apart for payment with respect to all past dividend periods and the current dividend period. In case of any series of Cumulative Preferred Shares, dividends shall accrue from and be cumulative from such dates as may be fixed by the Board of Directors at the time of the creation of such series. In the event of the issue of additional Cumulative Preferred Shares of any series after the initial issue of shares of such series all dividends paid on Cumulative Preferred Shares of such series prior to the issue of such additional Cumulative Preferred Shares and all dividends declared and payable to holders of record of Cumulative Preferred Shares of such series on a date prior to such additional issue shall be deemed to have been paid on the additional shares so issued.

    3. If upon any liquidation, dissolution or winding up, the assets distributable among the holders of the Cumulative Preferred Shares of all series shall be insufficient to permit the payment of the full preferential amounts to which they shall be entitled, then the entire assets of the Corporation shall be distributed among the holders of the Cumulative Preferred Shares of all series then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. Nothing in this paragraph shall be deemed to prevent the purchase, acquisition or other retirement by the Corporation of any shares of its outstanding stock as now or in the future authorized or permitted by the laws of Ohio. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale or transfer of all or substantially all of its property, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

    4. Notice of any proposed redemption of Cumulative Preferred Shares of any series shall be given by the Corporation by publication at least once in one daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, City of New York, State of New York, and in the City of Cincinnati, State of Ohio, the first publication to be at least sixty (60) days, and not more than ninety (90) days, prior to the date fixed for such redemption. Notice of any proposed redemption of Cumulative Preferred Shares of any series also shall be given by the Corporation by mailing a copy of such notice, at least sixty (60) days, and not more than ninety (90) days, prior to the date fixed for such redemption, to the holders of record of the Cumulative Preferred Shares to be redeemed, at their respective addresses then appearing upon the books of the Corporation; but no failure to mail such notice, or defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption. In case of the redemption of a part only of the Cumulative Preferred Shares of any series at the time outstanding, the shares to be redeemed shall be selected by lot or pro rata, as the Board of Directors may determine. The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which, and the terms and conditions upon which, the shares of the Cumulative Preferred Shares of any series shall be redeemed from time to time. On or at any time before the redemption date specified in such notice, the Corporation shall deposit in trust, for the holders of the shares to be redeemed, funds necessary for such redemption with a bank or trust company organized under the laws of the United States of America or the State of New York and doing business in the Borough of Manhattan, City of New York, or organized under the laws of the United States of America or of the State of Ohio and doing business in the City of Cincinnati, Ohio; and designated in such notice of redemption. Upon the publication of the notice of redemption as above provided, or upon the making of such deposit, whichever is later, all shares with respect to the redemption of which such notice and deposit shall have been given and made shall, whether or not the certificates therefor shall have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except only the rights of the holders of the certificates for such shares to receive, out of the funds so deposited in trust, from and after the date of such deposit, the amount payable upon the redemption thereof, without interest; provided, however, that no right of conversion, if any, belonging to such shares, if such right of conversion is, by its terms, to exist for a period beyond the date of the publication of such notice or the making of such deposit, shall be impaired by the publication of such notice or the making of such deposit. At the expiration of six (6) years after the date of such deposit, such trust shall terminate. Any such moneys then remaining on deposit with such bank or trust company shall be paid over to the Corporation, and thereafter the holders of the certificates for such shares shall have no claims against such bank or trust company, but only claims as unsecured creditors against the Corporation for the amount payable upon the redemption thereof without interest.

    5. At all meetings of the shareholders, every holder of record of shares of Cumulative Preferred Shares and every holder of record of Common ~~Stock~~ Shares shall be entitled to vote and shall have one vote for each share outstanding in his name on the books of the Corporation on the record date fixed for such purpose, or if no record date is fixed, on the date next preceding the day of such meeting, provided that (1) in the event that the Corporation should have failed to pay dividends on any series of Cumulative Preferred Shares for six or more quarterly dividends, the holders of Cumulative Preferred Shares of all series, voting as a single class, shall be entitled to elect two directors, each for a one-year term, at the meeting of shareholders for the election of directors next succeeding the time such failure to pay these six dividends first occurs, and (2) no amendment to the Articles of Incorporation or Regulations shall be made which would be substantially prejudicial to the holders of outstanding Cumulative Preferred Shares or any series thereof without the favorable vote of the holders of two-thirds of the Cumulative Preferred Shares, voting as a single class, then outstanding, unless such amendment shall not equally affect all series, in such case the favorable vote of the holders of two-thirds of the adversely affected series shall also be required. The right of holders of Cumulative Preferred Shares to elect these two directors shall terminate when all such unpaid dividends on Cumulative Preferred Shares have been paid and the directors then in office and elected by the holders of Cumulative Preferred Shares shall forthwith cease to hold office upon such payments.

    6. The holders of the Cumulative Preferred Shares shall have no pre-emptive rights to subscribe for or purchase any shares of any class.

    FIFTH. SECTION A. Section 1701.831 of the Ohio Revised Code does not apply to the Corporation.

    SECTION B. Shareholders are not permitted to vote cumulatively in the election of directors. Any amendment to this Section B of Article Fifth will require the affirmative vote of the holders of record of shares entitling them to exercise 75% of the voting power on such proposal.

    SIXTH. The vote required for election of a director by the shareholders will, except in a contested election or when cumulative voting is in effect, be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee at a meeting of shareholders. In a contested election or when cumulative voting is in effect, directors will be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. An election will be considered contested if as of the record date there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting.

   SEVENTH. The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the Corporation or of its shareholders, or of any class of its shareholders, or of its directors, or for the purpose of creating and defining rights and privileges of the shareholders among themselves.

    (a) This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on officers, directors, and shareholders herein, including but not limited to the rights of dissenting shareholders conferred by Ohio law, are granted subject to this reservation.

    (b) Action on any matter at any shareholders’ meeting, or without such meeting, regarding which the statutes of Ohio provide that unless otherwise provided in the articles of incorporation or regulations of a corporation, there shall be the affirmative vote or consent of a larger portion than the holders of a majority of the shares entitled to vote thereon or consent thereto, may be taken by the affirmative vote or consent of the holders of a majority of shares entitled to vote thereon or consent thereto, but in the event that the vote or consent is required to be by classes, then, except as otherwise provided herein, action may be taken on such matter by the affirmative vote or consent of the holders of a majority of each class of shares entitled to vote by classes on such matter.

    (c) The Corporation may, when authorized by the Board of Directors and without any action by the shareholders, purchase, hold, sell and reissue any of its shares in such manner and under such terms and conditions as may be prescribed by the directors.

    (d) The Board of Directors shall have the power and authority to determine the fair value of any property other than money to be received by the Corporation in payment of its shares.

    (e) The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation, and are in furtherance of and in addition to, and not in limitation of, the general powers conferred by the laws of the State of Ohio.

   ~~SEVENTH~~EIGHTH. These Amended Articles of Incorporation supersede and take the place of the existing Amended Articles of Incorporation.

________

2009 ANNUAL REPORT

________

FINANCIAL REPORT 2009

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

     The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

     The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company’s financial records and related data, as well as the minutes of the shareholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

     Management also recognizes its responsibility for fostering a strong ethical climate so that the Company’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in The Kroger Co. Policy on Business Ethics, which is publicized throughout the Company and available on the Company’s website at www.thekrogerco.com. The Kroger Co. Policy on Business Ethics addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. With the participation of the Chief Executive Officer and the Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management has concluded that the Company’s internal control over financial reporting was effective as of January 30, 2010.

David B. Dillon	J. Michael Schlotman
Chairman of the Board and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer

SELECTED FINANCIAL DATA

	Fiscal Years Ended
	January 30,	January 31,	February 2,	February 3,	January 28,
	2010	2009	2008	2007	2006
	(52 weeks)	(52 weeks)*	(52 weeks)*	(53 weeks)*	(52 weeks)*
	(In millions, except per share amounts)
Sales	$76,733	$76,148	$70,336	$66,166	$60,589
Net earnings including noncontrolling
interests	57	1,250	1,224	1,126	964
Net earnings attributable to
The Kroger Co.	70	1,249	1,209	1,115	958
Net earnings attributable to
The Kroger Co. per diluted
common share	0.11	1.89	1.73	1.54	1.31
Total assets	23,093	23,257	22,339	21,210	20,478
Long-term liabilities, including obligations
under capital leases and financing
obligations	10,473	10,311	8,696	8,711	9,377
Total Shareowners’ equity –
The Kroger Co.	4,832	5,205	4,942	4,923	4,390
Cash dividends per common share	0.365	0.345	0.29	0.195	—

*	Certain prior year amounts have been revised or reclassified to conform to the current year presentation. For further information, see note 1 to the Consolidated Financial Statements.

COMMON STOCK PRICE RANGE

	2009		2008
Quarter	High	Low	High	Low
1st	$23.01	$19.39	$28.13	$23.39
2nd	$23.63	$20.51	$30.99	$25.86
3rd	$24.80	$20.13	$29.91	$22.30
4th	$24.12	$19.45	$29.03	$22.40

Main trading market: New York Stock Exchange (Symbol KR)

Number of shareholders of record at year-end 2009: 41,307

Number of shareholders of record at March 26, 2010: 40,478

     During 2008, the Company paid one quarterly dividend of $0.075 and three quarterly dividends of $0.09. During 2009, the Company paid three quarterly dividends of $0.09 and one quarterly dividend of $0.095. On March 1, 2010, the Company paid a quarterly dividend of $0.095 per share. On March 10, 2010, the Company announced that its Board of Directors has declared a quarterly dividend of $0.095 per share, payable on June 1, 2010, to shareholders of record at the close of business on May 14, 2010.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the five-year cumulative total shareholder return on Kroger’s common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and a peer group composed of food and drug companies.

     Historically, our peer group has consisted of the major food store companies. In recent years there have been significant changes in the industry, including consolidation and increased competition from supercenters, drug chains, and discount stores. As a result, several years ago we changed our peer group to include companies operating supermarkets, supercenters and warehouse clubs in the United States as well as the major drug chains with which Kroger competes. Last year, we changed our peer group (the “Peer Group”) once again to add Tesco plc, as it has become a competitor in the U.S. market.

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN*
Among The Kroger Co., the S&P 500, and Peer Group**

	Base	INDEXED RETURNS
	Period	Years Ending
Company Name/Index	2004	2005	2006	2007	2008	2009
The Kroger Co.	100	107.71	151.31	153.71	134.81	130.01
S&P 500 Index	100	111.63	128.37	126.05	76.43	101.76
Peer Group	100	98.97	112.15	115.56	93.85	116.27

     Kroger’s fiscal year ends on the Saturday closest to January 31.

____________________

*	Total assumes $100 invested on January 30, 2005, in The Kroger Co., S&P 500 Index, and the Peer Group, with reinvestment of dividends.

**	The Peer Group consists of Albertson’s, Inc., Costco Wholesale Corp., CVS Corp, Delhaize Group SA (ADR), Great Atlantic & Pacific Tea Company, Inc., Koninklijke Ahold NV (ADR), Marsh Supermarkets Inc. (Class A), Safeway, Inc., Supervalu Inc., Target Corp., Tesco plc, Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc. Albertson’s, Inc., was substantially acquired by Supervalu in July 2006, and is included through 2005. Marsh Supermarkets was acquired by Marsh Supermarkets Holding Corp. in September 2006, and is included through 2005. Winn-Dixie emerged from bankruptcy in 2006 as a new issue and returns for the old and new issue were calculated then weighted to determine the 2006 return.

     Data supplied by Standard & Poor’s.

     The foregoing Performance Graph will not be deemed incorporated by reference into any other filing, absent an express reference thereto.

ISSUER PURCHASES OF EQUITY SECURITES

			Total Number of	Maximum Dollar
			Shares	Value of Shares
			Purchased as	that May Yet Be
			Part of Publicly	Purchased Under
	Total Number	Average	Announced	the Plans or
	of Shares	Price Paid	Plans or	Programs (3)
Period (1)	Purchased	Per Share	Programs (2)	(in millions)
First period - four weeks
November 8, 2009 to December 5, 2009	600,030	$22.89	600,030	$379
Second period - four weeks
December 6, 2009 to January 2, 2010	1,644,922	$20.83	1,526,102	$362
Third period – four weeks
January 3, 2010 to January 30, 2010	2,262,717	$20.72	2,069,474	$337
Total	4,507,669	$21.05	4,195,606	$337

__________________

(1)	The reported periods conform to the Company’s fiscal calendar composed of thirteen 28-day periods. The fourth quarter of 2009 contained three 28-day periods.

(2)	Shares were repurchased under (i) a $1 billion stock repurchase program, authorized by the Board of Directors on January 18, 2008, and (ii) a program announced on December 6, 1999, to repurchase common stock to reduce dilution resulting from our employee stock option and long-term incentive plans, which program is limited to proceeds received from exercises of stock options and associated tax benefits. The programs have no expiration date but may be terminated by the Board of Directors at any time. Total shares purchased include shares that were surrendered to the Company by participants in the Company’s long-term incentive plans to pay for taxes on restricted stock awards.

(3)	Amounts shown in this column reflect amounts remaining under the $1 billion stock repurchase program referenced in clause (i) of Note 2 above. Amounts to be repurchased under the program utilizing option exercise proceeds are dependent upon option exercise activity.

BUSINESS

     The Kroger Co. was founded in 1883 and incorporated in 1902. As of January 30, 2010, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes some of the food for sale in its supermarkets. The Company’s principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202, and its telephone number is (513) 762-4000. The Company maintains a web site (www.kroger.com) that includes additional information about the Company. The Company makes available through its web site, free of charge, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and its interactive data files, including amendments. These forms are available as soon as reasonably practicable after the Company has filed with, or furnished them electronically to, the SEC.

     The Company’s revenues are earned and cash is generated as consumer products are sold to customers in its stores. The Company earns income predominantly by selling products at price levels that produce revenues in excess of its costs to make these products available to its customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. The Company’s fiscal year ends on the Saturday closest to January 31.

EMPLOYEES

     As of January 30, 2010, the Company employed approximately 334,000 full and part-time employees. A majority of the Company’s employees are covered by collective bargaining agreements negotiated with local unions affiliated with one of several different international unions. There are approximately 305 such agreements, usually with terms of three to five years.

     During 2010, the Company has major labor contracts to be negotiated covering store employees in Albuquerque, Cincinnati, Dallas, Detroit, Ft. Wayne, Houston, Little Rock, Portland, Seattle and Toledo. The Company will also negotiate agreements with the Teamsters for employees in California and Portland. Negotiations in 2010 will be challenging as the Company must have competitive cost structures in each market while meeting our associates’ needs for good wages, affordable health care and increases in Company pension contributions.

STORES

     As of January 30, 2010, the Company operated, either directly or through its subsidiaries, 2,468 supermarkets and multi-department stores, 893 of which had fuel centers. Approximately 43% of these supermarkets were operated in Company-owned facilities, including some Company-owned buildings on leased land. The Company’s current strategy emphasizes self-development and ownership of store real estate. The Company’s stores operate under several banners that have strong local ties and brand equity. Supermarkets are generally operated under one of the following formats: combination food and drug stores (“combo stores”); multi-department stores; marketplace stores; or price impact warehouses.

     The combo stores are the primary food store format. They typically draw customers from a 2 – 2½ mile radius. The Company believes this format is successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including natural food and organic sections, pharmacies, general merchandise, pet centers and high-quality perishables such as fresh seafood and organic produce.

     Multi-department stores are significantly larger in size than combo stores. In addition to the departments offered at a typical combo store, multi-department stores sell a wide selection of general merchandise items such as apparel, home fashion and furnishings, electronics, automotive products, toys and fine jewelry.

     Marketplace stores are smaller in size than multi-department stores. They offer full-service grocery and pharmacy departments as well as an expanded general merchandise area that includes outdoor living products, electronics, home goods and toys.

     Price impact warehouse stores offer a “no-frills, low cost” warehouse format and feature everyday low prices plus promotions for a wide selection of grocery and health and beauty care items. Quality meat, dairy, baked goods and fresh produce items provide a competitive advantage. The average size of a price impact warehouse store is similar to that of a combo store.

     Many of the stores mentioned above, with exception of the price impact warehouse stores, include fuel centers.

     In addition to the supermarkets, as of January 30, 2010, the Company operated through subsidiaries, 777 convenience stores and 374 fine jewelry stores. All of our fine jewelry stores located in malls are operated in leased locations. In addition, 87 convenience stores were operated through franchise agreements. Approximately 51% of the convenience stores operated by subsidiaries were operated in Company-owned facilities. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

SEGMENTS

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent substantially all of the Company’s consolidated sales, earnings and total assets, are its only reportable segment. All of the Company’s operations are domestic. Revenues, profit and losses, and total assets are shown in the Company’s Consolidated Financial Statements set forth in Item 8 below.

MERCHANDISING AND MANUFACTURING

     Corporate brand products play an important role in the Company’s merchandising strategy. Our supermarkets, on average, stock approximately 11,000 private label items. The Company’s corporate brand products are produced and sold in three “tiers.” Private Selection is the premium quality brand designed to be a unique item in a category or to meet or beat the “gourmet” or “upscale” brands. The “banner brand” (Kroger, Ralphs, King Soopers, etc.), which represents the majority of the Company’s private label items, is designed to satisfy customers with quality products. Before Kroger will carry a banner brand product, the product quality must meet our customers’ expectations in taste and efficacy, and we guarantee it. Kroger Value is the value brand, designed to deliver good quality at a very affordable price.

     Approximately 39% of the corporate brand units sold are produced in the Company’s manufacturing plants; the remaining corporate brand items are produced to the Company’s strict specifications by outside manufacturers. The Company performs a “make or buy” analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of January 30, 2010, the Company operated 40 manufacturing plants. These plants consisted of 18 dairies, 10 deli or bakery plants, five grocery product plants, three beverage plants, two meat plants and two cheese plants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OUR BUSINESS

     The Kroger Co. was founded in 1883 and incorporated in 1902. It is one of the nation’s largest retailers, as measured by revenue, operating 2,468 supermarket and multi-department stores under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s, Fry’s Marketplace, Dillons, QFC and City Market. Of these stores, 893 have fuel centers. We also operate 777 convenience stores and 374 fine jewelry stores.

     Kroger operates 40 manufacturing plants, primarily bakeries and dairies, which supply approximately 39% of the corporate brand units sold in our retail outlets.

     Our revenues are earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominately by selling products at price levels that produce revenues in excess of the costs we incur to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. Our operations are reported as a single reportable segment: the retail sale of merchandise to individual customers.

OUR 2009 PERFORMANCE

     By focusing on the customer through our Customer 1st strategy, we were able to report solid results in 2009 (excluding the non-cash asset impairment charges totaling $1.14 billion, pre-tax ($1.05 billion, after-tax), related to our division in southern California) during what continues to be a difficult operating environment. In 2009, our identical supermarket sales increased 2.1%, excluding fuel. Our 2009 earnings were $0.11 per diluted share or $1.71 per diluted share, excluding the non-cash asset impairment charges referred to above. We did not achieve our original goals for identical supermarket sales growth of 3% to 4% and earnings per share of $2.00 to $2.05 per diluted share, as cautious consumers, significant deflation, and intense competition affected margins and sales growth. Nonetheless, we strengthened our overall competitive position by increasing the number of households that are loyal to Kroger and we are earning a greater share of their business. As a result, we continue to generate tonnage growth in both perishable and non-perishable categories that is among the strongest in the industry. Sustainable identical sales and earnings growth remains one of our key long-term objectives. We continue to widen the gap between our identical supermarkets sales growth trends and those of several of our competitors. We believe this has extremely positive implications for our associates, customers and shareholders now and as we grow our business in the future.

     Market share is an important part of our long-term strategy. Market share is important to us because it allows us to leverage the fixed costs in our business over a wider revenue base. Our fundamental operating philosophy is to maintain and increase market share. Based on Nielsen Homescan Data, our estimated market share increased in total by approximately 60 basis points in 2009 across the 17 divisions in which we operate. Nielsen Homescan Data includes scanned products across many retail channels, not including restaurants. This information also indicates that our market share increased in 13 of the divisions, declined in three, and remained unchanged in one. These market share results are consistent with our long-term strategy.

RESULTS OF OPERATIONS

     The following discussion summarizes our operating results for 2009 compared to 2008 and for 2008 compared to 2007. Comparability is affected by income and expense items that fluctuated significantly between and among the periods.

   Net Earnings

     Net earnings totaled $70 million for 2009, compared to net earnings totaling $1.2 billion in each of 2008 and 2007. The net earnings for 2009 include non-cash asset impairment charges totaling $1.05 billion, after-tax, related to a division in southern California (the “non-cash impairment charges”). The impairment primarily resulted from the write-off of the Ralphs division goodwill balance. Excluding these impairment charges, adjusted net earnings for the year would have been $1.1 billion. Additionally, the decrease in net earnings for 2009, compared to 2008, resulted from lower retail fuel margins and decreased operating profit, partially offset by a LIFO charge of $49 million pre-tax, compared to a LIFO charge of $196 million pre-tax in 2008. 2008 net earnings also included after-tax costs of $16 million from disruption and damage caused by Hurricane Ike. The slight increase in our net earnings for 2008, compared to 2007, resulted from strong non-fuel identical supermarket sales growth and strong fuel results.

     Management believes adjusted net earnings (and adjusted earnings per share) in 2009 are useful metrics to investors and analysts because impairment charges are non-recurring, non-cash charges that are not directly related to our day-to-day business. We also excluded these charges from our incentive plan calculations for the year.

     2009 earnings per diluted share totaled $0.11 and 2009 adjusted earnings per diluted share totaled $1.71, compared to $1.89 in 2008, or $1.91, excluding the $.02 per diluted share for costs for damage and disruption caused by Hurricane Ike, and $1.73 in 2007. The decline in adjusted net earnings per share in 2009, compared to 2008, resulted from lower retail fuel margins and decreased operating profit, partially offset by lower LIFO charges and after-tax costs of $16 million from disruption and damage caused by Hurricane Ike in 2008. Our earnings per share growth in 2008, compared to 2007, resulted from increased net earnings, strong identical sales growth and the repurchase of Kroger stock.

   Sales

Total Sales
(in millions)
		Percentage		Percentage
	2009	Increase	2008	Increase	2007
Total supermarket sales without fuel	$65,649	2.9%	$63,795	6.1%	$60,142
Total supermarket fuel sales	6,671	(10.6%)	7,464	30.0%	5,741
Total supermarket sales	$72,320	1.5%	$71,259	8.2%	$65,883
Other sales (1)	4,413	(9.7%)	4,889	9.8%	4,453
Total sales	$76,733	0.8%	$76,148	8.3%	$70,336

____________________

(1)	Other sales primarily relate to sales at convenience stores, including fuel, jewelry stores, sales by our manufacturing plants to outside customers, and variable interest entities.

     The slight increase in total sales and the decrease in other sales and total supermarket fuel sales for 2009 compared to 2008 was attributable to the year-over-year decline in retail fuel prices. The change in our total supermarket sales without fuel for 2009 over 2008 was primarily the result of increases in identical supermarket sales and retail square footage. Identical supermarket sales, excluding fuel, increased due to increased transaction count offset partially by a lower average sale per shopping trip.

     We define a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Fuel center discounts received at our fuel centers and earned based on in-store purchases are included in all of the supermarket identical sales results calculations illustrated below. Differences between total supermarket sales and identical supermarket sales primarily relate to changes in supermarket square footage. Identical supermarket sales include all sales at identical Fred Meyer multi-department stores. We calculate annualized identical supermarket sales by adding together four quarters of identical supermarket sales. Our identical supermarket sales results are summarized in the table below, based on the 52-week period of 2009, compared to the 52-week period of the previous year. The identical store count in the table below represents the total number of identical supermarkets as of January 30, 2010 and January 31, 2009.

Identical Supermarket Sales
(in millions)

	2009	2008
Including supermarket fuel centers	$68,981	$68,600
Excluding supermarket fuel centers	$62,734	$61,414

Including supermarket fuel centers	0.6%	6.9%
Excluding supermarket fuel centers	2.1%	5.0%
Identical 4th Quarter store count	2,325	2,369

     We define a supermarket as comparable when it has been in operation for five full quarters, including expansions and relocations. As is the case for identical supermarket sales, fuel center discounts received at our fuel centers and earned based on in-store purchases are included in all of the supermarket comparable sales results calculations illustrated below. Comparable supermarket sales include all sales at comparable Fred Meyer multi-department stores. We calculate annualized comparable supermarket sales by adding together four quarters of comparable sales. Our annualized comparable supermarket sales results are summarized in the table below, based on the 52-week period of 2009, compared to the same 52-week period of the previous year. The comparable store count in the table below represents the total number of comparable supermarkets as of January 30, 2010 and January 31, 2009.

Comparable Supermarket Sales
(in millions)

	2009	2008
Including supermarket fuel centers	$71,346	$70,722
Excluding supermarket fuel centers	$64,838	$63,280

Including supermarket fuel centers	0.9%	7.2%
Excluding supermarket fuel centers	2.5%	5.3%
Comparable 4th Quarter store count	2,386	2,444

   FIFO Gross Margin

     We calculate First-In, First-Out (“FIFO”) Gross Margin as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In, First-Out (“LIFO”) charge. Merchandise costs exclude depreciation and rent expense. FIFO gross margin is an important measure used by management to evaluate merchandising and operational effectiveness.

     Our FIFO gross margin rates, as a percentage of sales, were 23.23% in 2009, 23.38% in 2008 and 23.86% in 2007. Our retail fuel sales reduce our FIFO gross margin rate due to the very low FIFO gross margin on retail fuel sales as compared to non-fuel sales. Excluding the effect of retail fuel operations, our FIFO gross margin rates decreased 58 basis points in 2009 and 19 basis points in 2008. The decrease in our non-fuel FIFO gross margin rate since 2007 reflects our continued investments in our Customer 1st strategy. In addition, FIFO gross margin in 2009, compared to 2008, decreased due to heightened competitive activity and deflation, partially offset by improvements in shrink, advertising, and warehousing and transportation expenses, as a percentage of sales.

   LIFO Charge

     The LIFO charge was $49 million in 2009, $196 million in 2008 and $108 million in 2007. The LIFO charge in 2009, compared to 2008, decreased primarily due to a decrease in annualized product cost inflation for those categories of inventory on the LIFO method of valuation for 2009 compared to 2008. The last three quarters of 2009 experienced product cost deflation, excluding fuel. In 2009, our LIFO charge primarily resulted from product cost inflation related to tobacco products and pharmacy. An increase in product cost inflation caused the increase in the LIFO charge in 2008, compared to 2007.

     We revised our 2007 LIFO charge by $46 million pre-tax ($29 million after-tax). This revision was made to account for certain promotional allowances in our LIFO indices in 2007. We believe this adjustment is not material to any individual year or any quarterly period within such years presented. See footnote 1 to our Consolidated Financial Statements for more information.

   Operating, General and Administrative Expenses

     Operating, general and administrative (“OG&A”) expenses consist primarily of employee-related costs such as wages, health care benefit costs and retirement plan costs, utilities and credit card fees. Rent expense, depreciation and amortization expense, and interest expense are not included in OG&A.

     OG&A expenses, as a percentage of sales, were 17.46% in 2009, 17.14% in 2008 and 17.44% in 2007. The growth in our retail fuel sales reduces our OG&A rate due to the very low OG&A rate on retail fuel sales as compared to non-fuel sales. OG&A expenses, as a percentage of sales excluding fuel, decreased 3 basis points in 2009, compared to 2008. OG&A expenses, as a percentage of sales excluding fuel and the effect of Hurricane Ike in 2008, decreased 3 basis points in 2008, compared to 2007. The 2009 decrease, compared to 2008, resulted primarily from increased supermarket identical sales growth, a reduction in bag expense, lower incentive compensation, and reduced utility costs. These improvements were partially offset by increases in credit card fees, health care costs, and wages. Wage expenses have increased due to increased hours worked and lower employee turnover, in the current economic environment, which has resulted in increased average hourly wages. The decrease in our OG&A rate in 2008, excluding the effect of retail fuel and the effect of Hurricane Ike in 2008, compared to 2007, was primarily the result of increased identical supermarkets sales growth and a settlement received from credit card processers, partially offset by increases in credit card fees and health care costs.

   Rent Expense

     Rent expense was $648 million in 2009, as compared to $659 million in 2008 and $643 million in 2007. Rent expense, as a percentage of sales, was 0.84% in 2009, as compared to 0.87% in 2008 and 0.91% in 2007. The decrease in rent expense, as a percentage of sales, reflects our continued emphasis on owning rather than leasing, whenever possible.

   Depreciation and Amortization Expense

     Depreciation and amortization expense was $1.5 billion in 2009 and $1.4 billion in 2008 and 2007. The increase in depreciation and amortization expense in 2009, compared to 2008 and 2007, was the result of additional depreciation on capital expenditures, including prior acquisitions and the prior purchase of leased facilities, totaling $2.4 billion in 2009, $2.2 billion in 2008 and $2.1 billion in 2007. Depreciation and amortization expense, as a percentage of sales, was 1.99% in 2009, 1.89% in 2008 and 1.93% in 2007. The increase in our depreciation and amortization expense in 2009, compared to 2008, as a percentage of sales, is primarily due to increased depreciation expense, and a slower growth rate in sales due to heightened competitive activity, deflation and year-over-year decline in retail fuel prices. The decrease in depreciation and amortization expense in 2008, compared to 2007, as a percentage of sales, is primarily the result of increasing sales.

   Interest Expense

     Net interest expense totaled $502 million in 2009, $485 million in 2008 and $474 million in 2007. The increase in interest expense in 2009, compared to 2008, resulted primarily from a higher weighted average interest rate and a reduction in interest income, offset partially by our benefit from interest rate swaps. The increase in interest expense in 2008, compared to 2007, was primarily the result of an increase in the average total debt balance for the year, partially offset by interest income related to the mark-to-market of ineffective fair value swaps.

   Income Taxes

     Our effective income tax rate was 90.4% in 2009, 36.5% in 2008 and 35.2% in 2007. The 2009 effective income tax rate differed from the federal statutory rate primarily due to the goodwill impairment charge being mostly non-deductible for tax purposes. Excluding the non-cash impairment charges, our effective rate in 2009 was 35.8%. The 2008 and 2007 effective tax rates differed from the federal statutory rate primarily due to the effect of state income taxes. In addition, the effective tax rates for 2009 and 2007 differ from the expected federal statutory rate due to the resolution of some tax issues with the taxing authorities.

COMMON STOCK REPURCHASE PROGRAM

     We maintain stock repurchase programs that comply with Securities Exchange Act Rule 10b5-1 and allow for the orderly repurchase of our common stock, from time to time. We made open market purchases of Kroger stock totaling $156 million in 2009, $448 million in 2008 and $1.2 billion in 2007 under these repurchase programs. In addition to these repurchase programs, in December 1999 we began a program to repurchase common stock to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the tax benefit from these exercises. We repurchased approximately $62 million in 2009, $189 million in 2008 and $270 million in 2007 of Kroger stock under the stock option program.

     In 2009 and 2008, to preserve liquidity and financial flexibility, we reduced the amount of stock repurchased during the year, decreasing the cash used for stock purchases in 2009 and 2008, compared to 2007.

CAPITAL EXPENDITURES

     Capital expenditures, including changes in construction-in-progress payables and excluding acquisitions and the purchase of leased facilities, totaled $2.2 billion in 2009 compared to $2.1 billion in 2008 and 2007. The increase in capital spending in 2009 compared to 2008 and 2007 was the result of increasing our focus on merchandising and productivity projects. During 2009, capital expenditures for the purchase of leased facilities totaled $164 million compared to $27 million for 2008. This increase was due to Kroger purchasing several previously leased retail stores, one office building and one distribution center at very attractive rates during 2009. The table below shows our supermarket storing activity and our total food store square footage:

Supermarket Storing Activity

	2009	2008	2007
Beginning of year	2,481	2,486	2,468
Opened	14	21	23
Opened (relocation)	9	14	9
Acquired	—	6	38
Acquired (relocation)	1	3	1
Closed (operational)	(27)	(32)	(43)
Closed (relocation)	(10)	(17)	(10)
End of year	2,468	2,481	2,486
Total food store square footage (in millions)	148	147	145

CRITICAL ACCOUNTING POLICIES

     We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Our significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

     The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

     We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

   Self-Insurance Costs

     We primarily are self-insured for costs related to workers’ compensation and general liability claims. The liabilities represent our best estimate, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported for all claims incurred through January 30, 2010. We establish case reserves for reported claims using case-basis evaluation of the underlying claim data and we update as information becomes known.

     For both workers’ compensation and general liability claims, we have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits. We account for the liabilities for workers’ compensation claims on a present value basis utilizing a risk-adjusted discount rate. A 25 basis point decrease in our discount rate would increase our liability by approximately $5 million. General liability claims are not discounted.

     We are also similarly self-insured for property-related losses. We have purchased stop-loss coverage to limit our exposure to losses in excess of $25 million on a per claim basis, except in the case of an earthquake, for which stop-loss coverage is in excess of $50 million per claim, up to $200 million per claim in California and $300 million outside of California.

     The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can affect ultimate costs. Our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, and any changes could have a considerable effect on future claim costs and currently recorded liabilities.

   Impairments of Long-Lived Assets

     We monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, we perform an impairment calculation, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If we identify impairment for long-lived assets to be held and used, we compare the assets’ current carrying value to the assets’ fair value. Fair value is determined based on market values or discounted future cash flows. We record impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for disposal, we adjust the value of the property and equipment to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. We recognize impairment for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. We recorded asset impairments in the normal course of business totaling $48 million in 2009, $26 million in 2008 and $24 million in 2007. Included in the 2009 amount are asset impairments recorded totaling $24 million for a southern California reporting unit. We record costs to reduce the carrying value of long-lived assets in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

     The factors that most significantly affect the impairment calculation are our estimates of future cash flows. Our cash flow projections look several years into the future and include assumptions on variables such as inflation, the economy and market competition. Application of alternative assumptions and definitions, such as reviewing long-lived assets for impairment at a different level, could produce significantly different results.

   Goodwill

     Our goodwill totaled $1.2 billion as of January 30, 2010. We review goodwill for impairment in the fourth quarter of each year, and also upon the occurrence of triggering events. We perform reviews of each of our operating divisions and variable interest entities with goodwill balances. Fair value is determined using a multiple of earnings, or discounted projected future cash flows, and we compare fair value to the carrying value of a reporting unit for purposes of identifying potential impairment. We base projected future cash flows on management’s knowledge of the current operating environment and expectations for the future. If we identify potential for impairment, we measure the fair value of a division against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. We recognize goodwill impairment for any excess of the carrying value of the division’s goodwill over the implied fair value.

     In the third quarter of 2009, our operating performance suffered due to persistent deflation and intense competition. Based on our revised forecast, during the third quarter of 2009, and the initial results of our 2010 annual budget process for the supermarket reporting units, management believed that there were circumstances evident to warrant impairment testing at these reporting units. We did not test for impairment our variable interest entities with recorded goodwill balances as no triggering event occurred. The Ralphs reporting unit in Southern California was the only reporting unit for which there was a potential impairment. The operating performance of the Ralphs reporting unit was significantly affected by economic conditions and responses to competitive actions in Southern California. As a result of this decline in current and future expected cash flows, along with comparable fair value information, management concluded that the carrying value of goodwill for the Ralphs reporting unit exceeded its implied fair value, resulting in an impairment charge. Subsequent to the impairment, no goodwill remains at the Ralphs reporting unit. Management used an equal weighting of discounted cash flows and a sales-weighted EBITDA multiple to estimate fair value. The discounted cash flows assume long-term sales growth rates comparable to historical performances and a discount rate of 11%. In addition, the EBITDA multiples observed in the marketplace declined since those used in the January 31, 2009 assessment. We performed our annual assessment in the fourth quarter for all supermarket and Variable Interest Entity (“VIE”) reporting units with goodwill balances. Based on current and future expected cash flows, we believe additional goodwill impairments are not reasonably possible. A 10% reduction in fair value of our reporting units would not indicate a potential for impairment of our remaining goodwill balance, except for one supermarket reporting unit and one VIE reporting unit with recorded goodwill of $19 million and $102 million, respectively.

     For additional information relating to our results of the goodwill impairment reviews performed during 2009, 2008 and 2007 see Note 2 to the Consolidated Financial Statements.

     The impairment review requires the extensive use of management judgment and financial estimates. Application of alternative estimates and assumptions, such as reviewing goodwill for impairment at a different level, could produce significantly different results. The cash flow projections embedded in our goodwill impairment reviews can be affected by several factors such as inflation, business valuations in the market, the economy and market competition.

   Store Closing Costs

     We provide for closed store liabilities on the basis of the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. We usually pay closed store lease liabilities over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. We make adjustments for changes in estimates in the period in which the change becomes known. We review store closing liabilities quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to earnings in the proper period.

     We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. The ultimate cost of the disposition of the leases and the related assets is affected by current real estate markets, inflation rates and general economic conditions.

     We reduce owned stores held for disposal to their estimated net realizable value. We account for costs to reduce the carrying values of property, equipment and leasehold improvements in accordance with our policy on impairment of long-lived assets. We classify inventory write-downs in connection with store closings, if any, in “Merchandise costs.” We expense costs to transfer inventory and equipment from closed stores as they are incurred.

   Post-Retirement Benefit Plans

(a) Company-sponsored defined benefit Pension Plans

     We account for our defined benefit pension plans using the recognition and disclosure provisions of GAAP, which require the recognition of the funded status of retirement plans on the Consolidated Balance Sheet. We record, as a component of Accumulated Other Comprehensive Income (“AOCI”), actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized. We adopted the measurement date provisions of GAAP effective February 3, 2008. The majority of our pension and postretirement plans previously used a December 31 measurement date. All plans are measured as of our fiscal year end. The non-cash effect of the adoption of the measurement date provisions of GAAP decreased shareowners’ equity by approximately $5 million ($3 million after-tax) and increased long-term liabilities by approximately $5 million. There was no effect on our results of operations.

     The determination of our obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 13 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions, including the discount rate used and the expected return on plan assets, may materially affect our pension and other post-retirement obligations and our future expense. Note 13 to the Consolidated Financial Statements discusses the effect of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

     The objective of our discount rate assumptions was intended to reflect the rates at which the pension benefits could be effectively settled. In making this determination, we take into account the timing and amount of benefits that would be available under the plans. Our methodology for selecting the discount rates as of year-end 2009 was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can theoretically be “settled” by “investing” them in the zero-coupon bond that matures in the same year. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 6.00% and 5.80% discount rates as of year-end 2009 for pension and other benefits, respectively, represent the equivalent single rates constructed under a broad-market AA yield curve. We utilized a discount rate of 7.00% for year-end 2008 for both pension and other benefits. A 100 basis point increase in the discount rate would decrease the projected pension benefit obligation as of January 30, 2010, by approximately $317 million.

     To determine the expected return on pension plan assets, we consider current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. For 2009 and 2008, we assumed a pension plan investment return rate of 8.5%. Our pension plan’s average return was 5.9% for the 10 calendar years ended December 31, 2009, net of all investment management fees and expenses. The value of all investments in our Company-sponsored defined benefit pension plans during the calendar year ending December 31, 2009, net of investment management fees and expenses, increased 23.8%, primarily due to the strength of the market in 2009. We believe our 8.5% pension return assumption is appropriate. For the past 20 years, our average annual return has been 10.0%. The average annual return for the S&P 500 over the same period of time has been 9.3%. In addition, forward looking assumptions for investments made in a manner consistent with our target allocations indicate an 8.5% return assumption is reasonable. See Note 13 to the Consolidated Financial Statements for more information on the asset allocations of pension plan assets.

     Sensitivity to changes in the major assumptions used in the calculation of Kroger’s pension plan liabilities for the qualified plans is illustrated below (in millions).

Projected Benefit
	Percentage	Obligation	Expense
	Point Change	Decrease/(Increase)	Decrease/(Increase)
Discount Rate	+/- 1.0%	$317/($383)	$11/($29)
Expected Return on Assets	+/- 1.0%	—	$23/($23)

     We contributed $265 million in 2009, $20 million in 2008 and $52 million in 2007 to our Company-sponsored defined benefit pension plans. Although we are not required to make cash contributions to Company-sponsored defined benefit pension plans during 2010, we expect to contribute approximately $110 million to these plans in 2010. Additional contributions may be made if required under the Pension Protection Act to avoid any benefit restrictions. We expect any elective contributions made during 2010 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions.

     We contributed and expensed $115 million in 2009, $92 million in 2008 and $90 million in 2007 to employee 401(k) retirement savings accounts. The 401(k) retirement savings account plan provides to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, plan compensation, and length of service.

(b) Multi-Employer Plans

     We also contribute to various multi-employer pension plans based on obligations arising from most of our collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     We recognize expense in connection with these plans as contributions are funded, in accordance with GAAP. We made contributions to these plans, and recognized expense, of $233 million in 2009, $219 million in 2008 and $207 million in 2007.

     Based on the most recent information available to us, we believe that the present value of actuarially accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. We have attempted to estimate the amount by which these liabilities exceed the assets, (i.e., the amount of underfunding), as of December 31, 2009. Because Kroger is only one of a number of employers contributing to these plans, we also have attempted to estimate the ratio of Kroger’s contributions to the total of all contributions to these plans in a year as a way of assessing Kroger’s “share” of the underfunding. Nonetheless, the underfunding is not a direct obligation or liability of Kroger or of any employer. As of December 31, 2009, we estimate that Kroger’s share of the underfunding of multi-employer plans to which Kroger contributes was $2.7 billion, pre-tax, or $1.7 billion, after-tax. This represents a decrease in the estimated amount of underfunding of $380 million, pre-tax, or $238 million, after-tax, as of December 31, 2009, compared to December 31, 2008. The decrease in the amount of underfunding is attributable to the strength of the market during the last year and benefit reductions. Our estimate is based on the most current information available to us including actuarial evaluations and other data (that include the estimates of others), and such information may be outdated or otherwise unreliable. Our estimate is imprecise and not necessarily reliable.

     We have made and disclosed this estimate not because this underfunding is a direct liability of Kroger. Rather, we believe the underfunding is likely to have important consequences. In 2009, our contributions to these plans increased approximately 6% over the prior year and have grown at a compound annual rate of approximately 6% since 2004. In 2010, we expect to contribute approximately $250 million to our multi-employer pension plans, subject to collective bargaining and capital market conditions. Based on current market conditions, we expect meaningful increases in funding and in expense as a result of increases in multi-employer pension plan contributions over the next five years, but we believe it is unlikely that contributions will double during that period, which is a change from our estimate at year-end 2008. Finally, underfunding means that, in the event we were to exit certain markets or otherwise cease making contributions to these funds, we could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with GAAP.

     The amount of underfunding described above is an estimate and could change based on contract negotiations, returns on the assets held in the multi-employer plans and benefit payments. The amount could decline, and Kroger’s future expense would be favorably affected, if the values of the assets held in the trust significantly increase or if further changes occur through collective bargaining, trustee action or favorable legislation. On the other hand, Kroger’s share of the underfunding could increase and Kroger’s future expense could be adversely affected if the asset values decline, if employers currently contributing to these funds cease participation or if changes occur through collective bargaining, trustee action or adverse legislation.

   Deferred Rent

     We recognize rent holidays, including the time period during which we have access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Consolidated Balance Sheets.

   Uncertain Tax Positions

     Effective February 4, 2007, we adopted new standards for accounting for uncertainty in income taxes. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

     Various taxing authorities periodically audit our income tax returns. These audits include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, we record allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of January 30, 2010, the most recent examination concluded by the Internal Revenue Service covered the years 2002 through 2004.

     The assessment of our tax position relies on the judgment of management to estimate the exposures associated with its various filing positions.

   Share-Based Compensation Expense

     We account for stock options under the fair value recognition provisions of GAAP. Under this method, we recognize compensation expense for all share-based payments granted after January 29, 2006, as well as all share-based payments granted prior to, but not yet vested as of, January 29, 2006. We recognize share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, we record expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the award restrictions lapse.

   Inventories

     Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 97% in 2009 and 98% in 2008 of inventories were valued using the LIFO method. Cost for the balance of the inventories was determined using the FIFO method. Replacement cost was higher than the carrying amount by $803 million at January 30, 2010, and by $754 million at January 31, 2009. We follow the Link-Chain, Dollar-Value LIFO method for purposes of calculating our LIFO charge or credit.

     We follow the item-cost method of accounting to determine inventory cost before the LIFO adjustment for substantially all store inventories at our supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory and purchasing levels when compared to the methodology followed under the retail method of accounting.

     We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of recent physical counts to provide for estimated shortages from the last physical count to the financial statement date.

   Vendor Allowances

     We recognize all vendor allowances as a reduction in merchandise costs when the related product is sold. In most cases, vendor allowances are applied to the related product cost by item, and therefore reduce the carrying value of inventory by item. When it is not practicable to allocate vendor allowances to the product by item, we recognize vendor allowances as a reduction in merchandise costs based on inventory turns and as the product is sold. We recognized approximately $5.4 billion in 2009, $5.0 billion in 2008 and $5.1 billion in 2007 of vendor allowances as a reduction in merchandise costs. All years presented now include amounts for certain vendor allowances related to directed store deliveries. We recognized approximately 94% of all vendor allowances in the item cost with the remainder being based on inventory turns.

LIQUIDITY AND CAPITAL RESOURCES

   Cash Flow Information

     Net cash provided by operating activities

     We generated $2.9 billion of cash from operations in 2009 and 2008 compared to $2.6 billion in 2007. The cash provided by operating activities came from net earnings including noncontrolling interests adjusted primarily for non-cash expenses of depreciation and amortization, goodwill impairment charge, and changes in our operating assets and liabilities. We realized an increase in cash of $6 million in 2009 and decreases in cash of $412 million in 2008 and $179 million in 2007 from changes in operating assets and liabilities. The increase in the change in operating assets and liabilities in 2009, compared to 2008, is primarily due to an increase in the changes of income taxes receivable and payable, accounts payable and inventories, offset partially by decreases in the changes of deposits in-transit and prepaid expenses. The decrease in the change in operating assets and liabilities in 2008, compared to 2007, is primarily due to a decrease in the change in income taxes receivable and payable. These amounts are also net of cash contributions to our Company-sponsored defined benefit pension plans totaling $265 million in 2009, $20 million in 2008 and $51 million in 2007.

     The amount of cash paid for income taxes decreased in 2009, compared to 2008 and 2007, because we applied our 2008 overpayment of income taxes to current year taxes. The 2008 overpayment resulted primarily from accounting method changes related to asset capitalization.

     Net cash used by investing activities

     Cash used by investing activities was $2.3 billion in 2009, compared to $2.2 billion in 2008 and 2007. The amount of cash used by investing activities increased in 2009, compared to 2008, due primarily to higher capital spending, partially offset by decreased payments for acquisitions. Our use of cash for investing activities was consistent in 2008, compared to 2007. Capital expenditures, including changes in construction-in-progress payables and excluding acquisitions, were $2.3 billion in 2009, $2.2 billion in 2008 and $2.1 billion in 2007. Refer to the Capital Expenditures section for an overview of our supermarket storing activity during the last three years.

     Net cash used by financing activities

     Financing activities used $434 million of cash in 2009 compared to $769 million in 2008 and $310 million in 2007. The decrease in the amount of cash used for financing activities in 2009, compared to 2008, was primarily related to the decrease in the amount of treasury stock purchased and payments on long-term debt and our credit facility, offset by decreased proceeds from the issuance of long-term debt and capital stock. The increase in the amount of cash used in 2008, compared to 2007, was primarily a result of payments on long term-debt and the bank revolver, offset by decreased stock repurchases. We repurchased $218 million of Kroger stock in 2009 compared to $637 million in 2008 and $1.4 billion in 2007. We paid dividends totaling $238 million in 2009, $227 million in 2008 and $202 million in 2007.

   Debt Management

     Total debt, including both the current and long-term portions of capital leases and lease-financing obligations, decreased $7 million to $8.1 billion as of year-end 2009, compared to year-end 2008. The decrease in 2009, compared to 2008, resulted from the issuance of $500 million of senior notes bearing an interest rate of 3.90%, offset by payment at maturity of our $350 million of senior notes bearing an interest rate of 7.25%, decreased outstanding commercial paper and payments on our money market lines. Total debt decreased $59 million to $8.1 billion as of year-end 2008, compared to year-end 2007. The decrease in 2008, compared to 2007, resulted from the issuance of $400 million of senior notes bearing an interest rate of 5.00%, $375 million of senior notes bearing an interest rate of 6.90% and $600 million of senior notes bearing an interest rate of 7.50%, offset by decreased commercial paper, the payments on the bank revolver, the repayment of $200 million of senior notes bearing an interest rate of 6.375% and $750 million of senior notes bearing an interest rate of 7.45% that came due in 2008.

     Our total debt balances were also affected by our prefunding of employee benefit costs and by the mark-to-market adjustments necessary to record fair value interest rate hedges on our fixed rate debt. We had prefunded employee benefit costs of $300 million in each of the three years ended 2009, 2008 and 2007. The mark-to-market adjustments increased the carrying value of our debt by $57 million in 2009 and $45 million in 2008.

   Factors Affecting Liquidity

     We can currently borrow on a daily basis approximately $1 billion under our A2/P2/F2 rated commercial paper (“CP”) program. At January 30, 2010, we did not have any CP borrowings outstanding. CP borrowings are backed by our credit facility, and reduce the amount we can borrow under the credit facility. If our credit rating declines below its current level of BBB/ Baa2/BBB, the ability to borrow under our current CP program could be adversely affected for a period of time immediately following the reduction of our credit rating and lower the amount we are able to borrow on a daily basis under our CP program. This could require us to borrow additional funds under the credit facility, under which we believe we have sufficient capacity. However, in the event of a ratings decline, we do not anticipate that our borrowing capacity under our CP program would be any lower than $400 million on a daily basis. Although our ability to borrow under the credit facility is not affected by our credit rating, the interest cost on borrowings under the credit facility could be affected by a decrease in our credit rating or a decrease in our Applicable Percentage Ratio.

     Our credit facility also requires the maintenance of a Leverage Ratio and a Fixed Charge Coverage Ratio (our “financial covenants”). A failure to maintain our financial covenants would impair our ability to borrow under the credit facility. These financial covenants and ratios are described below:
  Our Applicable Percentage Ratio (the ratio of Consolidated EBITDA to Consolidated Total Interest Expense, as defined in the credit facility) was 7.69 to 1 as of January 30, 2010. Our current borrowing rates are determined from the better of our Applicable Percentage Ratio or our credit ratings as defined by the credit facility.

  Our Leverage Ratio (the ratio of Net Debt to Consolidated EBITDA, as defined in the credit facility) was 2.22 to 1 as of January 30, 2010. If this ratio exceeded 3.50 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.

  Our Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA plus Consolidated Rental Expense to Consolidated Cash Interest Expense plus Consolidated Rental Expense, as defined in the credit facility) was 3.82 to 1 as of January 30, 2010. If this ratio fell below 1.70 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.
     Consolidated EBITDA, as defined in our credit facility, includes an adjustment for unusual gains and losses including our non-cash asset impairment charge related to goodwill in 2009. Our credit agreement is more fully described in Note 5 to the Consolidated Financial Statements. We were in compliance with our financial covenants at year-end 2009.

     The tables below illustrate our significant contractual obligations and other commercial commitments, based on year of maturity or settlement, as of January 30, 2010 (in millions of dollars):

	2010	2011	2012	2013	2014	Thereafter	Total
Contractual Obligations (1) (2)
Long-term debt (3)	$549	$513	$933	$1,514	$312	$3,755	$7,576
Interest on long-term debt (4)	497	446	377	313	257	2,217	4,107
Capital lease obligations	54	59	49	47	43	221	473
Operating lease obligations	764	705	652	600	546	3,692	6,959
Low-income housing obligations	5	2	2	—	—	—	9
Financed lease obligations	14	14	14	14	14	165	235
Self-insurance liability (5)	182	115	75	48	29	36	485
Construction commitments	184	—	—	—	—	—	184
Purchase obligations	457	78	53	42	20	32	682
Total	$2,706	$1,932	$2,155	$2,578	$1,221	$10,118	$20,710
Other Commercial Commitments
Standby letters of credit	$323	$—	$—	$—	$—	$—	$323
Surety bonds	204	—	—	—	—	—	204
Guarantees	23	—	—	—	—	—	23
Total	$550	$—	$—	$—	$—	$—	$550

____________________

(1)	The contractual obligations table excludes funding of pension and other postretirement benefit obligations, which totaled approximately $289 million in 2009. This table also excludes contributions under various multi-employer pension plans, which totaled $233 million in 2009.

(2)	We adopted new standards for accounting for uncertainty in income taxes on February 4, 2007. See Note 4 to our Consolidated Financial Statements for information regarding this adoption. The liability related to unrecognized tax benefits has been excluded from the contractual obligations table because a reasonable estimate of the timing of future tax settlements cannot be determined.

(3)	We did not have any borrowings under our credit facility as of January 30, 2010.

(4)	Amounts include contractual interest payments using the interest rate as of January 30, 2010, and stated fixed and swapped interest rates, if applicable, for all other debt instruments.

(5)	The amounts included in the contractual obligations table for self-insurance liability have been stated on a present value basis.

     Our construction commitments include funds owed to third parties for projects currently under construction. These amounts are reflected in other current liabilities in our Consolidated Balance Sheets.

     Our purchase obligations include commitments to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. Our obligations also include management fees for facilities operated by third parties. Any upfront vendor allowances or incentives associated with outstanding purchase commitments are recorded as either current or long-term liabilities in our Consolidated Balance Sheets.

     As of January 30, 2010, we maintained a $2.5 billion, five-year revolving credit facility that, unless extended, terminates in 2011. Outstanding borrowings under the credit agreement and commercial paper borrowings, and some outstanding letters of credit, reduce funds available under the credit agreement. In addition to the credit agreement, we maintained three uncommitted money market lines totaling $100 million in the aggregate. The money market lines allow us to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of January 30, 2010, we had no borrowings under our credit agreement, money market lines or outstanding commercial paper. The outstanding letters of credit that reduce funds available under our credit agreement totaled $313 million as of January 30, 2010.

     In addition to the available credit mentioned above, as of January 30, 2010, we had authorized for issuance $900 million of securities under a shelf registration statement filed with the SEC and effective on December 20, 2007.

     We also maintain surety bonds related primarily to our self-insured workers compensation claims. These bonds are required by most states in which we are self-insured for workers’ compensation and are placed with third-party insurance providers to insure payment of our obligations in the event we are unable to meet our claim payment obligations up to our self-insured retention levels. These bonds do not represent liabilities of Kroger, as we already have reserves on our books for the claims costs. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of, or access to, such bonds. Although we do not believe increased costs or decreased availability would significantly affect our ability to access these surety bonds, if this does become an issue, we would issue letters of credit, in states where allowed, against our credit facility to meet the state bonding requirements. This could increase our cost and decrease the funds available under our credit facility.

     Most of our outstanding public debt is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of our subsidiaries. See Note 16 to the Consolidated Financial Statements for a more detailed discussion of those arrangements. In addition, we have guaranteed half of the indebtedness of two real estate entities in which we have a 50% ownership interest. Our share of the responsibility for this indebtedness, should the entities be unable to meet their obligations, totals approximately $7 million. Based on the covenants underlying this indebtedness as of January 30, 2010, it is unlikely that we will be responsible for repayment of these obligations. We have also agreed to guarantee, up to $25 million, the indebtedness of an entity in which we have a 50% ownership interest. Our share of the responsibility, as of January 30, 2010, should the entity be unable to meet its obligations, totals approximately $25 million and is collateralized by approximately $9 million of inventory located in our stores. We consolidate this entity because we are the primary beneficiary, and therefore the entire $25 million is a liability on the Consolidated Balance Sheets.

     We also are contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to satisfy obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote. We have agreed to indemnify certain third-party logistics operators for certain expenses, including pension trust fund contribution obligations and withdrawal liabilities.

     In addition to the above, we enter into various indemnification agreements and take on indemnification obligations in the ordinary course of business. Such arrangements include indemnities against third party claims arising out of agreements to provide services to Kroger; indemnities related to the sale of our securities; indemnities of directors, officers and employees in connection with the performance of their work; and indemnities of individuals serving as fiduciaries on benefit plans. While Kroger’s aggregate indemnification obligation could result in a material liability, we are not aware of any current matter that could result in a material liability.

RECENTLY ADOPTED ACCOUNTING STANDARDS

     In December 2008, the FASB amended its existing standards to provide additional guidance on employers’ disclosures about the plan assets of defined benefit pension or other postretirement plans. The new standards require disclosures about how investment allocation decisions are made, the fair value of each major category of plan assets, valuation techniques used to develop fair value measurements of plan assets, the effect of measurements on changes in plan assets when using significant unobservable inputs and significant concentrations of risk in the plan assets. The new standards become effective for fiscal years ending after December 15, 2009. We adopted the amended standards effective January 30, 2010. See Note 13 to the Consolidated Financial Statements for the new required disclosures.

     Effective May 24, 2009, we adopted new standards for subsequent events. The purpose of the new standards is to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. See Note 17 to the Consolidated Financial Statements for the new required disclosures.

     Effective May 24, 2009, we adopted new standards that effect the accounting and disclosures related to certain financial instruments including: (a) providing additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased; (b) identifying circumstances that indicate a transaction is not orderly; (c) amending the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements; and (d) requiring disclosures about the fair value of financial instruments on an interim basis in addition to the annual disclosure requirements. The new disclosures are included in Note 7 to the Consolidated Financial Statements. The adoption of these new standards did not have a material effect on our Consolidated Financial Statements.

     Effective February 1, 2009, we adopted the new standards that require enhanced disclosures on an entity’s derivative and hedging activities. The new disclosures are included in Note 6 to the Consolidated Financial Statements.

     Effective February 1, 2009, we adopted the new standards that clarify that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities and included in the computation of EPS pursuant to the two-class method. See Note 9 to the Consolidated Financial Statements for further discussion of its adoption.

     Effective February 1, 2009, we adopted new standards related to business combinations. The new standards expand the definitions of a business and the fair value measurement and reporting in a business combination. All business combinations completed after February 1, 2009, will be accounted for under the new standards.

     Effective February 1, 2009, we adopted new standards that deferred the fair value disclosures for most non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. See Note 7 to the Consolidated Financial Statements for further discussion of the adoption of the new standards.

     In December 2007, the FASB amended its existing standards for a parent’s noncontrolling interest in a subsidiary and the accounting for future ownership changes with respect to the subsidiary. The new standard defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary that is not attributable, directly or indirectly, to a parent. The new standard requires, among other things, that a noncontrolling interest be clearly identified, labeled and presented in the consolidated balance sheet as equity, but separate from the parent’s equity; that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and that if a subsidiary is deconsolidated, the parent measure at fair value any noncontrolling equity investment that the parent retains in the former subsidiary and recognize a gain or loss in net income based on the fair value of the non-controlling equity investment. We adopted the new standard effective February 1, 2009, and applied it retrospectively. As a result, we reclassified noncontrolling interests in amounts of $95 from the mezzanine section to equity in the January 31, 2009 Consolidated Balance Sheet. Certain reclassifications to the Consolidated Statements of Operations have been made to prior period amounts to conform to the presentation of the current period under the new standard. Recorded amounts for prior periods previously presented as Net Earnings, which are now presented as Net Earnings Attributable to The Kroger Co., have not changed as a result of the adoption of the new standard.

     Effective January 31, 2009, we adopted the amended standards related to disclosures about interests in VIEs. These amended standards require additional disclosures about an entity’s involvement with VIEs and transfers of financial assets. The adoption of these new amended standards did not change any disclosures in our Consolidated Financial Statements due to our VIEs being immaterial.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 2009, the FASB amended its existing standards to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The new standards will become effective for our fiscal year beginning January 31, 2010. While we are still finalizing the evaluation of the impact of these amended standards on our Consolidated Financial Statements, we believe these new standards will not have a material effect on our Consolidated Financial Statements.

     In January 2010, the FASB issued guidance that amends and clarifies existing guidance related to fair value measurements and disclosures. This guidance requires new disclosures for (1) transfers in and out of Level 1 and Level 2 and reasons for such transfers; and (2) the separate presentation of purchases, sales, issuances and settlement in the Level 3 reconciliation. It also clarifies guidance around disaggregation and disclosures of inputs and valuation techniques for Level 2 and Level 3 fair value measurements. This guidance is effective for our first quarter of 2010, except for the new disclosures in the Level 3 reconciliation. The Level 3 disclosures are effective for our first quarter of 2011. We do not expect that this guidance will have a material impact on our Consolidated Financial Statements.

OUTLOOK

     This discussion and analysis contains certain forward-looking statements about Kroger’s future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available. Such statements relate to, among other things: projected changes in net earnings attributable to The Kroger Co.; identical supermarket sales growth; expected product cost; expected pension plan contributions; our ability to generate operating cash flow; projected capital expenditures; square footage growth; opportunities to reduce costs; cash flow requirements; and our operating plan for the future; and are indicated by words such as “comfortable,” “committed,” “will,” “expect,” “goal,” “should,” “intend,” “target,” “believe,” “anticipate,” “plan,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

     Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially.
  We expect net earnings per diluted share in the range of $1.60-$1.80 for 2010.

  We expect identical supermarket sales growth, excluding fuel sales, of 2.0%-3.0% in 2010.

  For 2010, we will continue to focus on driving sales growth and balancing investments in gross margin and improved customer service to provide a better shopping experience for our customers. We expect to finance these investments primarily with operating cost reductions. We expect non-fuel operating margins to have a slight reduction to a slight improvement in rate in 2010, from 2009, excluding the non-cash impairment charges recorded.

  For 2010, we expect fuel margins, which can be highly volatile, to be approximately $0.11 per gallon, and we expect continued strong growth in fuel gallons sold.

  For 2010, we expect our annualized LIFO charge to be approximately $50 million. This forecast is based on cost changes for products in our inventory.

  We plan to use cash flow primarily for capital investments, to maintain our current debt coverage ratios, and to pay cash dividends. As market conditions change, we plan to re-evaluate the above uses of cash flow and our stock repurchase activity.

  We expect to obtain sales growth from new square footage, as well as from increased productivity from existing locations.

  Capital expenditures reflect our strategy of growth through expansion, as well as focusing on productivity increases from our existing store base through remodels. In addition, we will continue our emphasis on self-development and ownership of real estate, logistics and technology improvements. The continued capital spending in technology is focused on improving store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, and should reduce merchandising costs. We intend to continue using cash flow from operations to finance capital expenditure requirements. We expect capital investments for 2010 to be in the range of $1.9-$2.1 billion, excluding acquisitions and purchases of leased facilities. We expect total food store square footage to grow approximately 1.0%-1.5% before acquisitions and operational closings. We expect to reduce our internal capital plans by approximately $1 billion in total over the next three fiscal years. Our original internal capital plans projected year-over-year continued capital expenditure growth. We now expect capital expenditures to average under $2 billion a year over the next three years.

  Based on current operating trends, we believe that cash flow from operations and other sources of liquidity, including borrowings under our commercial paper program and bank credit facility, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

  We believe we have adequate sources of cash, if needed, under our credit agreement.

  We expect that our OG&A results will be affected by increased costs, such as higher employee benefit costs and credit card fees, offset by improved productivity from process changes and leverage gained through sales increases.

  We expect that our effective tax rate for 2010 will be approximately 37.0%.

  We expect rent expense, as a percentage of total sales and excluding closed-store activity, will decrease due to the emphasis our current strategy places on ownership of real estate.

  We believe that in 2010 there will be opportunities to reduce our operating costs in such areas as administration, productivity improvements, shrink, warehousing and transportation. These savings will be invested in our core business to drive profitable sales growth and offer improved value and shopping experiences for our customers.

  Although we are not required to make cash contributions to Company-sponsored defined benefit pension plans during 2010, we expect to contribute approximately $110 million to these plans in 2010. We expect any elective contributions made during 2010 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions. We expect 2010 expense for Company-sponsored defined benefit pension plans to be approximately $70 million. In addition, we expect our cash contributions and expense to the 401(k) Retirement Savings Account Plan from automatic and matching contributions to participants to increase slightly in 2010, compared to 2009.

  We expect to contribute approximately $250 million to multi-employer pension plans in 2010, subject to collective bargaining and capital market conditions. In addition, we expect meaningful increases in expense as a result of increases in multi-employer pension plan contributions over the next five years, but we believe it unlikely that contributions will double during that period, which is a change from our estimate at year-end 2008.

  We expect bad debt expense from the credit extended to our customers through our Company-branded credit card in 2010 to be approximately $22 million.

  We believe no additional goodwill impairments will be reasonably possible in 2010.

  We have various labor agreements that will be negotiated in 2010, covering store employees in Albuquerque, Cincinnati, Dallas, Detroit, Ft. Wayne, Houston, Little Rock, Portland, Seattle and Toledo. We will also negotiate agreements with the Teamsters for employees in California and Portland. Upon the expiration of our collective bargaining agreements, work stoppages by the affected workers could occur if we are unable to negotiate new contracts with labor unions. A prolonged work stoppage affecting a substantial number of locations could have a material adverse effect on our results. In all of these contracts, rising health care and pension costs will continue to be an important issue in negotiations.
      Various uncertainties and other factors could cause us to fail to achieve our goals. These include:
  The extent to which our sources of liquidity are sufficient to meet our requirements may be affected by the state of the financial markets and the effect that such condition has on our ability to issue commercial paper at acceptable rates. Our ability to borrow under our committed lines of credit, including our bank credit facilities, could be impaired if one or more of our lenders under those lines is unwilling or unable to honor its contractual obligation to lend to us.

  If market conditions change, it could affect our cash flow.

  Our ability to achieve sales and earnings goals may be affected by: labor disputes; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; stock repurchases; and the success of our future growth plans.

  The extent to which the adjustments we are making to our strategy create value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including persistent deflation, increased competitive activity, and cautious spending behavior of our customers.

  Our product cost inflation could vary from our estimate due to general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control.

  Our ability to use free cash flow to continue to maintain our debt coverage and to reward our shareholders could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.

  The timing of our recognition of LIFO expense will be affected primarily by changes in product costs during the year.

  If actual results differ significantly from anticipated future results for certain reporting units including variable interest entities, an impairment loss for any excess of the carrying value of the reporting units’ goodwill over the implied fair value would have to be recognized.

  In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private label sales, the effect of our “sister stores” (new stores opened in close proximity to an existing store) and reductions in retail pricing.

  Our operating margins, without fuel, could decline more than expected if we are unable to pass on any cost increases, fail to deliver the cost savings contemplated or if changes in the cost of our inventory and the timing of those changes differ from our expectations.

  We could fail to realize our expected operating margin per gallon of fuel and fuel gallons sold based upon changes in the price of fuel or a change in our operating costs.

  We have estimated our exposure to the claims and litigation arising in the normal course of business, as well as to the material litigation facing Kroger, and believe we have made provisions where it is reasonably possible to estimate and where an adverse outcome is probable. Unexpected outcomes in these matters, however, could result in an adverse effect on our earnings.

  Consolidation in the food industry is likely to continue and the effects on our business, either favorable or unfavorable, cannot be foreseen.

  Rent expense, which includes subtenant rental income, could be adversely affected by the state of the economy, increased store closure activity and future consolidation.

  Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or the remaining terms of leases. Use of the straight-line method of depreciation creates a risk that future asset write-offs or potential impairment charges related to store closings would be larger than if an accelerated method of depreciation were followed.

  Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities and the deductibility of certain expenses.

  The actual amount of automatic and matching cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of participants, savings rate, plan compensation, and length of service of participants.

  Our contributions and recorded expense related to multi-employer pension funds could increase more than anticipated. Should asset values in these funds deteriorate, if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions could increase more rapidly than we have anticipated.

  If weakness in the financial markets continues or worsens, our contributions to Company-sponsored defined benefit pension plans could increase more than anticipated.

  Changes in laws or regulations, including changes in accounting standards, taxation requirements and environmental laws may have a material effect on our financial statements.

  Changes in the general business and economic conditions in our operating regions may affect the shopping habits of our customers, which could affect sales and earnings.

  Changes in the general business and economic conditions in our operating regions, including the rate of inflation, population growth, and employment and job growth in the markets in which we operate, may affect our ability to hire and train qualified employees to operate our stores. This would negatively affect earnings and sales growth.

  Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, we expect to see our FIFO gross profit margins decline as gasoline sales increase. Although this negatively affects our FIFO gross margin, gasoline sales provide a positive effect on OG&A expense as a percentage of sales.

  Our capital expenditures, expected square footage growth, and number of store projects completed over the next three fiscal years could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if our logistics and technology projects are not completed in the time frame expected or on budget or if current operating conditions fail to improve or worsen.

  Interest expense could be adversely affected by the interest rate environment, changes in the Company’s credit ratings, fluctuations in the amount of outstanding debt, decisions to incur prepayment penalties on the early redemption of debt and any factor that adversely affects our operations and results in an increase in debt.

  Impairment losses, including goodwill, could be affected by changes in our assumptions of future cash flows, market values or business valuations in the market. Our cash flow projections include several years of projected cash flows which would be affected by changes in the economic environment, real estate market values, competitive activity, inflation and customer behavior.

  Our estimated expense and obligation for Company-sponsored pension plans and other post-retirement benefits could be affected by changes in the assumptions used in calculating those amounts. These assumptions include, among others, the discount rate, the expected long-term rate of return on plan assets, average life expectancy and the rate of increases in compensation and health care costs.

  Adverse weather conditions could increase the cost our suppliers charge for their products, or may decrease the customer demand for certain products. Increases in demand for certain commodities could also increase the cost our suppliers charge for their products. Additionally, increases in the cost of inputs, such as utility costs or raw material costs, could negatively affect financial ratios and earnings.

  Although we presently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass on these increases to our customers, our FIFO gross margin and net earnings would suffer.

  Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, earthquakes, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation.
     Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in, contemplated or implied by forward-looking statements made by us or our representatives.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareowners and Board of Directors of
The Kroger Co.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in shareowners’ equity present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at January 30, 2010 and January 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended January 30, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 30, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing on page A-1 Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

     As discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions as of February 4, 2007.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cincinnati, Ohio
March 30, 2010

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

	January 30,	January 31,
(In millions, except par values)	2010	2009
ASSETS
Current assets
Cash and temporary cash investments	$424	$263
Deposits in-transit	654	631
Receivables	909	944
FIFO inventory	5,705	5,659
LIFO reserve	(803)	(754)
Prefunded employee benefits	300	300
Prepaid and other current assets	261	209
Total current assets	7,450	7,252
Property, plant and equipment, net	13,929	13,161
Goodwill	1,158	2,271
Other assets	556	573
Total Assets	$23,093	$23,257
LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases
and financing obligations	$579	$558
Trade accounts payable	3,890	3,822
Accrued salaries and wages	786	828
Deferred income taxes	341	361
Other current liabilities	2,118	2,077
Total current liabilities	7,714	7,646
Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and
financing obligations	7,420	7,460
Adjustment related to fair-value of interest rate hedges	57	45
Long-term debt including obligations under capital leases and financing
obligations	7,477	7,505
Deferred income taxes	568	384
Pension and postretirement benefit obligations	1,082	1,174
Other long-term liabilities	1,346	1,248
Total Liabilities	18,187	17,957
Commitments and contingencies (see Note 11)
SHAREOWNERS’ EQUITY
Preferred stock, $100 par per share, 5 shares authorized and unissued	—	—
Common stock, $1 par per share, 1,000 shares authorized; 958
shares issued in 2009 and 955 shares issued in 2008	958	955
Additional paid-in capital	3,361	3,266
Accumulated other comprehensive loss	(593)	(495)
Accumulated earnings	7,344	7,518
Common stock in treasury, at cost, 316 shares in 2009 and 306 shares in 2008	(6,238)	(6,039)
Total Shareowners’ Equity - The Kroger Co.	4,832	5,205
Noncontrolling interests	74	95
Total Equity	4,906	5,300
Total Liabilities and Equity	$23,093	$23,257

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended January 30, 2010, January 31, 2009 and February 2, 2008

	2009	2008	2007
(In millions, except per share amounts)	(52 weeks)	(52 weeks)	(52 weeks)
Sales	$76,733	$76,148	$70,336
Merchandise costs, including advertising, warehousing, and
transportation, excluding items shown separately below	58,958	58,544	53,711
Operating, general and administrative	13,398	13,050	12,265
Rent	648	659	643
Depreciation and amortization	1,525	1,443	1,355
Goodwill impairment charge	1,113	—	—
Operating Profit	1,091	2,452	2,362
Interest expense	502	485	474
Earnings before income tax expense	589	1,967	1,888
Income tax expense	532	717	664
Net earnings including noncontrolling interests	57	1,250	1,224
Net earnings (loss) attributable to noncontrolling interests	(13)	1	15
Net earnings attributable to The Kroger Co.	$70	$1,249	$1,209
Net earnings attributable to The Kroger Co. per basic common share	$0.11	$1.91	$1.75
Average number of common shares used in basic calculation	647	652	690
Net earnings attributable to The Kroger Co. per diluted common share	$0.11	$1.89	$1.73
Average number of common shares used in diluted calculation	650	658	697
Dividends declared per common share	$.37	$.36	$.30

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended January 30, 2010, January 31, 2009 and February 2, 2008

	2009	2008	2007
(In millions)	(52 weeks)	(52 weeks)	(52 weeks)
Cash Flows From Operating Activities:
Net earnings including noncontrolling interests	$57	$1,250	$1,224
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,525	1,443	1,355
Goodwill impairment charge	1,113	—	—
Asset impairment charge	48	26	24
LIFO charge	49	196	108
Stock-based employee compensation	83	91	87
Expense for Company-sponsored pension plans	31	44	67
Deferred income taxes	222	341	(68)
Other	53	(63)	14
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Deposits in-transit	(23)	45	(62)
Inventories	(45)	(193)	(381)
Receivables	(21)	(28)	(17)
Prepaid expenses	(51)	47	3
Trade accounts payable	54	(53)	165
Accrued expenses	(46)	(33)	174
Income taxes receivable and payable	49	(206)	43
Contribution to Company-sponsored pension plans	(265)	(20)	(51)
Other	89	9	(104)
Net cash provided by operating activities	2,922	2,896	2,581
Cash Flows From Investing Activities:
Payments for capital expenditures	(2,297)	(2,149)	(2,126)
Proceeds from sale of assets	20	59	49
Payments for acquisitions	(36)	(80)	(90)
Other	(14)	(9)	(51)
Net cash used by investing activities	(2,327)	(2,179)	(2,218)
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	511	1,377	1,372
Payments on long-term debt	(432)	(1,048)	(560)
Borrowings (payments) on credit facility	(129)	(441)	218
Excess tax benefits on stock-based awards	4	15	36
Proceeds from issuance of capital stock	51	172	188
Treasury stock purchases	(218)	(637)	(1,421)
Dividends paid	(238)	(227)	(202)
Increase in book overdrafts	14	2	61
Other	3	18	(2)
Net cash used by financing activities	(434)	(769)	(310)
Net increase (decrease) in cash and temporary cash investments	161	(52)	53
Cash from Consolidated Variable Interest Entity	—	73	—
Cash and temporary cash investments:
Beginning of year	263	242	189
End of year	$424	$263	$242
Reconciliation of capital expenditures:
Payments for capital expenditures	$(2,297)	$(2,149)	$(2,126)
Changes in construction-in-progress payables	(18)	(4)	66
Total capital expenditures	$(2,315)	$(2,153)	$(2,060)
Disclosure of cash flow information:
Cash paid during the year for interest	$542	$485	$477
Cash paid during the year for income taxes	$130	$641	$640

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS’ EQUITY

     Years Ended January 30, 2010, January 31, 2009 and February 2, 2008

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Treasury Stock		Comprehensive	Accumulated	Noncontrolling
(In millions, except per share amounts)	Shares	Amount	Capital	Shares	Amount	Gain (Loss)	Earnings	Interest	Total
Balances at February 3, 2007	937	$937	$2,755	232	$(4,011)	$(259)	$5,501	$4	$ 4,927
Issuance of common stock:
Stock options exercised	10	10	175	—	3	—	—	—	188
Restricted stock issued	—	—	(25)	(1)	11	—	—	—	(14)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	43	(1,151)	—	—	—	(1,151)
Stock options exchanged	—	—	—	10	(270)	—	—	—	(270)
Tax benefits from exercise of stock options	—	—	35	—	—	—	—	—	35
Share-based employee compensation	—	—	87	—	—	—	—	—	87
Other comprehensive gain net of income tax of $82	—	—	—	—	—	137	—	—	137
Other	—	—	4	—	(4)	—	4	(12)	(8)
Cash dividends declared ($0.30 per common share)	—	—	—	—	—	—	(206)	—	(206)
Net earnings including noncontrolling interests	—	—	—	—	—	—	1,209	15	1,224
Balances at February 2, 2008	947	$947	$3,031	284	$(5,422)	$(122)	$6,508	$7	$ 4,949
Issuance of common stock:
Stock options exercised	8	8	162	—	3	—	—	—	173
Restricted stock issued	—	—	(46)	(1)	30	—	—	—	(16)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	16	(448)	—	—	—	(448)
Stock options exchanged	—	—	—	7	(189)	—	—	—	(189)
Tax benefits from exercise of stock options	—	—	15	—	—	—	—	—	15
Share-based employee compensation	—	—	91	—	—	—	—	—	91
Other comprehensive loss net of income tax of $(224)	—	—	—	—	—	(373)	—	—	(373)
Purchase of non-wholly owned entity	—	—	—	—	—	—	—	101	101
Other	—	—	13	—	(13)	—	(2)	(14)	(16)
Cash dividends declared ($0.36 per common share)	—	—	—	—	—	—	(237)	—	(237)
Net earnings including noncontrolling interests	—	—	—	—	—	—	1,249	1	1,250
Balances at January 31, 2009	955	$955	$3,266	306	$(6,039)	$(495)	$7,518	$95	$ 5,300
Issuance of common stock:
Stock options exercised	3	3	54	—	(6)	—	—	—	51
Restricted stock issued	—	—	(59)	(1)	42	—	—	—	(17)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	8	(156)	—	—	—	(156)
Stock options exchanged	—	—	—	3	(62)	—	—	—	(62)
Tax detriments from exercise of stock options	—	—	(2)	—	—	—	—	—	(2)
Share-based employee compensation	—	—	83	—	—	—	—	—	83
Other comprehensive loss net of income tax of $(58)	—	—	—	—	—	(98)	—	—	(98)
Other	—	—	19	—	(17)	—	(3)	(8)	(9)
Cash dividends declared ($0.37 per common share)	—	—	—	—	—	—	(241)	—	(241)
Net earnings (loss) including noncontrolling interests	—	—	—	—	—	—	70	(13)	57
Balances at January 30, 2010	958	$958	$3,361	316	$(6,238)	$(593)	$7,344	$74	$ 4,906
Comprehensive income:

	2009	2008	2007
Net earnings including noncontrolling interests	$ 57	$1,250	$1,224
Unrealized gain (loss) on hedging activities, net of
income tax of $2 in 2008 and $(13) in 2007	—	3	(21)
Amortization of unrealized gains and losses on hedging
activities, net of income tax of $1 in 2009
and $1 in 2008	2	1	—
Change in pension and other postretirement
defined benefit plans, net of income tax of
$(59) in 2009, $(227) in 2008 and $95 in 2007	(100)	(377)	158
Comprehensive income (loss)	(41)	877	1,361
Comprehensive income (loss) attributable to
noncontrolling interests	(13)	1	15
Comprehensive income (loss) attributable to
The Kroger Co.	$ (28)	$876	$1,346

     The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All dollar amounts are in millions except share and per share amounts.

Certain prior-year amounts have been reclassified to conform to current year presentation.

1. ACCOUNTING POLICIES

     The following is a summary of the significant accounting policies followed in preparing these financial statements.

   Description of Business, Basis of Presentation and Principles of Consolidation

     The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of January 30, 2010, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The accompanying financial statements include the consolidated accounts of the Company, its wholly-owned subsidiaries and the Variable Interest Entities (“VIE”) in which the Company is the primary beneficiary. Significant intercompany transactions and balances have been eliminated.

     As of February 1, 2009, the Company adopted the new standards for a parent’s noncontrolling interests in a subsidiary and applied it retrospectively. As a result, the Company reclassified noncontrolling interests in an amount of $95 from the mezzanine section to equity on the January 31, 2009 Consolidated Balance Sheet and Consolidated Statement of Changes in Shareowners’ Equity. In addition, the Company reclassified noncontrolling interests from the mezzanine section to equity on the February 3, 2007 and February 2, 2008 Consolidated Statements of Changes in Shareowners’ Equity in the amount of $4 and $7, respectively. All activity related to the noncontrolling interests has also been reclassified and shown in the Consolidated Statements of Changes in Shareowners’ Equity and net earnings (loss) attributable to noncontrolling interests has been reclassified in the Consolidated Statements of Operations for all prior periods. Certain reclassifications to the Consolidated Statements of Operations have been made to prior period amounts to conform to the presentation of the current period under the new standards. Recorded amounts for prior periods previously presented as Net Earnings, which are now presented as Net Earnings Attributable to The Kroger Co., have not changed as a result of the adoption of the new standards.

     During 2008, the Company started reflecting certain promotional allowances in its LIFO charge and continued accounting for these promotional allowances in its evaluation of LIFO in 2009. During its 2009 LIFO analysis, it was determined that these promotional allowances should be reflected in all prior year LIFO indices. By not including these promotional allowances in all LIFO indices, the Company overstated its LIFO reserve in its 2008 and 2007 Consolidated Balance Sheets and its LIFO charge in its 2007 Consolidated Statement of Operations. The Company believes these adjustments are not material to any individual year or any quarterly period within such years presented. As a result, the Company has revised its Consolidated Financial Statements for 2008 and 2007 to correct this item. The revised 2007 Consolidated Financial Statements were adjusted by reducing the Company’s LIFO charge by $46 ($29 after-tax).

   Fiscal Year

     The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 52-week periods ended January 30, 2010, January 31, 2009 and February 2, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

   Cash and temporary cash investments

     Cash and temporary cash investments represent store cash and Euros held to settle Euro-denominated contracts. The Company valued its carrying amount of Euros at the spot rates as of January 30, 2010 and January 31, 2009.

   Inventories

     Inventories are stated at the lower of cost (principally on a last-in, first-out “LIFO” basis) or market. In total, approximately 97% and 98% of inventories for 2009 and 2008, respectively, were valued using the LIFO method. Cost for the balance of the inventories, including substantially all fuel inventories, was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $803 at January 30, 2010 and $754 at January 31, 2009. The Company follows the Link-Chain, Dollar-Value LIFO method for purposes of calculating its LIFO charge or credit.

     The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all store inventories at the Company’s supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory when compared to the retail method of accounting.

     The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the financial statement date.

   Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. All new purchases of store equipment are assigned lives varying from three to nine years. Leasehold improvements are amortized over the shorter of the lease term to which they relate, which varies from four to 25 years, or the useful life of the asset. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Information technology assets are generally depreciated over five years. Depreciation and amortization expense was $1,525 in 2009, $1,443 in 2008 and $1,355 in 2007.

     Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in net earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Deferred Rent

     The Company recognizes rent holidays, including the time period during which the Company has access to the property for construction of buildings or improvements and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Company’s Consolidated Balance Sheets.

   Goodwill

     The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value is determined using a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. Projected future cash flows are based on management’s knowledge of the current operating environment and expectations for the future. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2009, 2008 and 2007 are summarized in Note 2 to the Consolidated Financial Statements.

   Impairment of Long-Lived Assets

     The Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If the Company identifies impairment for long-lived assets to be held and used, the Company compares the assets’ current carrying value to the assets’ fair value. Fair value is based on current market values or discounted future cash flows. The Company records impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for sale, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. The Company recorded asset impairments in the normal course of business totaling $48, $26 and $24 in 2009, 2008 and 2007, respectively. Included in the 2009 amount are asset impairments recorded totaling $24 for a southern California reporting unit. Costs to reduce the carrying value of long-lived assets for each of the years presented have been included in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

   Store Closing Costs

     The Company provides for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

     Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with the Company’s policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

     The following table summarizes accrual activity for future lease obligations of stores that were closed in the normal course of business:

Future Lease
Obligations
Balance at February 2, 2008	$74
Additions	4
Payments	(13)
Balance at January 31, 2009	65
Additions	4
Payments	(11)
Balance at January 30, 2010	$58

   Interest Rate Risk Management

     The Company uses derivative instruments primarily to manage its exposure to changes in interest rates. The Company’s current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 6.

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company’s current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 6.

   Benefit Plans

     Effective February 3, 2007, the Company adopted the new standards for recognition and disclosure provisions (except for the measurement date change) for defined benefit pension and other postretirement plans, which requires the recognition of the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are required to be recorded as a component of Accumulated Other Comprehensive

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Income (“AOCI”). The Company adopted the measurement date provisions of these new standards effective February 3, 2008. The majority of our pension and postretirement plans previously used a December 31 measurement date. All plans are now measured as of the Company’s fiscal year end. In 2008, the non-cash effect of the adoption of the measurement date provisions decreased shareowners’ equity by approximately $5 ($3 after-tax) and increased long-term liabilities by approximately $5. There was no effect on the Company’s results of operations.

     The determination of the obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent on the selection of assumptions used by actuaries and the Company in calculating those amounts. Those assumptions are described in Note 13 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

     The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded.

     The Company administers and makes contributions to the employee 401(k) retirement savings accounts. Contributions to the employee 401(k) retirement savings accounts are expensed when contributed. Refer to Note 13 for additional information regarding the Company’s benefit plans.

   Stock Based Compensation

     The Company accounts for stock options under fair value recognition provisions. Under this method, the Company recognizes compensation expense for all share-based payments granted after January 29, 2006, as well as all share-based payments granted prior to, but not yet vested as of, January 29, 2006. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, the Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse.

   Deferred Income Taxes

     Deferred income taxes are recorded to reflect the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting basis. Refer to Note 4 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

   Uncertain Tax Positions

     Effective February 4, 2007, the Company adopted new standards for accounting for uncertainty in income taxes. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of January 30, 2010, the most recent examination concluded by the Internal Revenue Service covered the years 2002 through 2004.

     The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

   Self-Insurance Costs

     The Company is primarily self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

     The following table summarizes the changes in the Company’s self-insurance liability through January 30, 2010.

	2009	2008	2007
Beginning balance	$468	$470	$440
Expense	202	189	215
Claim payments	(185)	(191)	(185)
Ending balance	485	468	470
Less current portion	(182)	(192)	(183)
Long-term portion	$303	$276	$287

     The current portion of the self-insured liability is included in “Other current liabilities”, and the long-term portion is included in “Other long-term liabilities” in the Consolidated Balance Sheets.

     The Company is also similarly self-insured for property-related losses. The Company has purchased stop-loss coverage to limit its exposure to losses in excess of $25 on a per claim basis, except in the case of an earthquake, for which stop-loss coverage is in excess of $50 per claim, up to $200 per claim in California and $300 outside of California.

   Revenue Recognition

     Revenues from the sale of products are recognized at the point of sale. Discounts provided to customers by the Company at the time of sale, including those provided in connection with loyalty cards, are recognized as a reduction in sales as the products are sold. Discounts provided by vendors, usually in the form of paper coupons, are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. The Company records a receivable from the vendor for the difference in sales price and cash received. Pharmacy sales are recorded when provided to the customer. Sales taxes are not recorded as a component of sales. The Company does not recognize a sale when it sells its own gift

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

cards and gift certificates. Rather, it records a deferred liability equal to the amount received. A sale is then recognized when the gift card or gift certificate is redeemed to purchase the Company’s products. Gift card and certificate breakage is recognized when redemption is deemed remote.

   Merchandise Costs

     The “Merchandise costs” line item of the Consolidated Statements of Operations includes product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; transportation costs; and manufacturing production and operational costs. Warehousing, transportation and manufacturing management salaries are also included in the “Merchandise costs” line item; however, purchasing management salaries and administration costs are included in the “Operating, general, and administrative” line item along with most of the Company’s other managerial and administrative costs. Rent expense and depreciation expense are shown separately in the Consolidated Statements of Operations.

     Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

     The Company believes the classification of costs included in merchandise costs could vary widely throughout the industry. The Company’s approach is to include in the “Merchandise costs” line item the direct, net costs of acquiring products and making them available to customers in its stores. The Company believes this approach most accurately presents the actual costs of products sold.

     The Company recognizes all vendor allowances as a reduction in merchandise costs when the related product is sold. When possible, vendor allowances are applied to the related product cost by item and, therefore, reduce the carrying value of inventory by item. When the items are sold, the vendor allowance is recognized. When it is not possible, due to systems constraints, to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and, therefore, recognized as the product is sold.

   Advertising Costs

     The Company’s advertising costs are recognized in the periods the related expenses are incurred and are included in the “Merchandise costs” line item of the Consolidated Statements of Operations. The Company’s pre-tax advertising costs totaled $529 in 2009, $532 in 2008 and $506 in 2007. The Company does not record vendor allowances for co-operative advertising as a reduction of advertising expense.

   Deposits In-Transit

     Deposits in-transit generally represent funds deposited to the Company’s bank accounts at the end of the year related to sales, a majority of which were paid for with credit cards and checks, to which the Company does not have immediate access.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Consolidated Statements of Cash Flows

     For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment. Book overdrafts totaled $677, $663 and $661 as of January 30, 2010, January 31, 2009, and February 2, 2008, respectively, and are reflected as a financing activity in the Consolidated Statements of Cash Flows.

   Segments

     The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent substantially all of the Company’s consolidated sales, are its only reportable segment. All of the Company’s operations are domestic.

2. GOODWILL

     The following table summarizes the changes in the Company’s net goodwill balance through January 30, 2010.

	2009	2008
Balance beginning of the year
Goodwill	$3,672	$3,545
Accumulated impairment losses	(1,401)	(1,401)
	2,271	2,144
Activity during the year
Goodwill impairment charge	(1,113)	—
Goodwill recorded	—	127
	(1,113)	127
Balance end of year
Goodwill	3,672	3,672
Accumulated impairment losses	(2,514)	(1,401)
	$1,158	$2,271

      Testing for impairment must be performed annually, or on an interim basis upon the occurrence of a triggering event or a change in circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The annual evaluation of goodwill performed during the fourth quarter of 2009, 2008 and 2007 did not result in impairment. In the third quarter of 2009, the Company’s operating performance suffered due to deflation and intense competition. During the third quarter of 2009, based on revised forecasts for 2009 and the initial results of the Company’s 2010 annual budget process of the supermarket reporting units, management believed that there were circumstances evident to warrant impairment testing of these reporting units. In the third quarter of 2009, the Company did not test the variable interest entities with recorded goodwill for impairment as no triggering event occurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Based on the results of the Company’s step 1 analysis in the third quarter of 2009, the Ralphs reporting unit in Southern California was the only reporting unit for which there was a potential impairment. The operating performance of the Ralphs reporting unit was significantly affected by the current economic conditions and responses to competitive actions in Southern California. As a result of this decline in current and future expected cash flows, along with comparable fair value information, management concluded that the carrying value of goodwill for the Ralphs reporting unit exceeded its implied fair value, resulting in a pre-tax impairment charge of $1,113 ($1,036 after-tax). Subsequent to the impairment, no goodwill remains at the Ralphs reporting unit.

     Based on current and future expected cash flows, the Company believes additional goodwill impairments are not reasonably possible. A 10% reduction in fair value of the Company’s reporting units would not indicate a potential for impairment of the Company’s remaining goodwill balance, except for one supermarket and one variable interest entity reporting unit with recorded goodwill of $19 and $102, respectively.

     In 2008, the Company had additions to goodwill in the amount of $127. The recorded goodwill was due to investments made in The Little Clinic LLC and becoming the primary beneficiary of i-wireless, LLC in 2008.

3. PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net consists of:

	2009	2008
Land	$2,058	$1,944
Buildings and land improvements	6,999	6,457
Equipment	9,553	8,993
Leasehold improvements	5,483	5,076
Construction-in-progress	1,010	880
Leased property under capital leases and financing obligations	570	550
Total property, plant and equipment	25,673	23,900
Accumulated depreciation and amortization	(11,744)	(10,739)
Property, plant and equipment, net	$13,929	$13,161

     Accumulated depreciation for leased property under capital leases was $299 at January 30, 2010, and $283 at January 31, 2009.

     Approximately $382 and $396, original cost, of Property, Plant and Equipment collateralized certain mortgages at January 30, 2010 and January 31, 2009, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

4. TAXES BASED ON INCOME

     The provision for taxes based on income consists of:

	2009	2008	2007
Federal
Current	$193	$304	$758
Deferred	275	331	(143)
	468	635	615
State and local
Current	41	46	71
Deferred	23	36	(22)
	64	82	49
Total	$532	$717	$664

     A reconciliation of the statutory federal rate and the effective rate follows:

	2009	2008	2007
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	7.1%	2.7%	1.7%
Credits	(3.4)%	(1.0)%	(0.9)%
Favorable resolution of issues	(2.5)%	—	(1.8)%
Goodwill impairment	53.9%	—	—
Other changes, net	0.3%	(0.2)%	1.2%
	90.4%	36.5%	35.2%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The tax effects of significant temporary differences that comprise tax balances were as follows:

	2009	2008
Current deferred tax assets:
Net operating loss and credit carryforwards	$2	$2
Compensation related costs	58	43
Total current deferred tax assets	60	45
Current deferred tax liabilities:
Insurance related costs	(119)	(104)
Inventory related costs	(228)	(259)
Other	(54)	(43)
Total current deferred tax liabilities	(401)	(406)
Current deferred taxes	$(341)	$(361)
Long-term deferred tax assets:
Compensation related costs	$487	$461
Lease accounting	100	100
Closed store reserves	69	65
Insurance related costs	85	64
Net operating loss and credit carryforwards	38	51
Other	3	13
Long-term deferred tax assets, net	782	754
Long-term deferred tax liabilities:
Depreciation	(1,337)	(1,138)
Other	(13)	—
Total long-term deferred tax liabilities	(1,350)	(1,138)
Long-term deferred taxes	$(568)	$(384)

     At January 30, 2010, the Company had net operating loss carryforwards for state income tax purposes of $337 that expire from 2010 through 2029. The utilization of certain of the Company’s net operating loss carryforwards may be limited in a given year.

     At January 30, 2010, the Company had State credits of $26, some of which expire from 2010 through 2027. The utilization of certain of the Company’s credits may be limited in a given year.

Notes to Consolidated Financial Statements, Continued

     Effective February 4, 2007, the Company adopted new standards for accounting for uncertainty in income taxes. As of adoption, the total amount of gross unrecognized tax benefits for uncertain tax positions, including positions impacting only the timing of tax benefits, was $694. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2009	2008	2007
Beginning balance	$492	$469	$694
Additions based on tax positions related to the current year	111	53	49
Reductions based on tax positions related to the current year	(4)	(6)	(32)
Additions for tax positions of prior years	33	4	11
Reductions for tax positions of prior years	(16)	(11)	(162)
Settlements	(30)	(17)	(90)
Reductions due to lapse of statute of limitation	—	—	(1)
Ending balance	$586	$492	$469

     The Company does not anticipate that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on its results of operations or financial position.

     As of January 30, 2010, January 31, 2009 and February 2, 2008, the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $132, $116 and $120 respectively.

     To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense. During the years ended January 30, 2010, January 31, 2009 and February 2, 2008, the Company recognized approximately $4, $6 and $(11) respectively, in interest and penalties. The Company had accrued approximately $108 and $99 for the payment of interest and penalties as of January 30, 2010 and January 31, 2009, respectively.

     The IRS concluded a field examination of the Company’s 2002 – 2004 U.S. tax returns during the third quarter of 2007 and is currently auditing years 2005 – 2007. The audit is expected to be completed in the next twelve months. Additionally, the Company has a case in the U.S. Tax Court. A decision on this case is expected within the next 12 months. In connection with this case, the Company has extended the statute of limitations on our tax years after 1991 and those years remain open to examination. States have a limited time frame to review and adjust federal audit changes reported. Assessments made and refunds allowed are generally limited to the federal audit changes reported.

Notes to Consolidated Financial Statements, Continued

5. Debt Obligations

     Long-term debt consists of:

	2009	2008
Credit facility, commercial paper and money market borrowings	$—	$129
4.95% to 9.20% Senior notes and debentures due through 2038	7,308	7,186
5.00% to 9.95% Mortgages due in varying amounts through 2034	105	119
Other	163	163
Total debt	7,576	7,597
Less current portion	(549)	(528)
Total long-term debt	$7,027	$7,069

     In 2008, the Company issued $400 of senior notes bearing an interest rate of 5.0% due in 2013, $375 of senior notes bearing an interest rate of 6.9% due in 2038 and $600 of senior notes bearing an interest rate of 7.5% due in 2014.

     In 2009, the Company issued $500 of senior notes bearing an interest rate of 3.9% due in 2015, the proceeds of which will be used to repay $500 of senior notes bearing an interest rate of 8.05% maturing in the first quarter of 2010. In 2009, the Company repaid $350 of senior notes bearing an interest rate of 7.25%.

     As of January 30, 2010, the Company had a $2,500 Five-Year Credit Agreement maturing in 2011, unless earlier terminated by the Company. Borrowings under the credit agreement bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time of (A) the base rate of JP Morgan Chase Bank, N.A., (B) ½% over a moving average of secondary market morning offering rates for three-month certificates of deposit adjusted for reserve requirements, and (C) ½% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate (“Eurodollar Rate”) plus an applicable margin. In addition, the Company pays a facility fee in connection with the credit agreement. Both the applicable margin and the facility fee vary based upon the Company’s achievement of a financial ratio or credit rating. At January 30, 2010, the applicable margin was 0.19%, and the facility fee was 0.06%. The credit facility contains covenants, which, among other things, require the maintenance of certain financial ratios, including fixed charge coverage and leverage ratios. The Company may prepay the credit agreement in whole or in part, at any time, without a prepayment penalty. In addition to the credit agreement, the Company maintained three uncommitted money market lines totaling $100 in the aggregate. The money market lines allow the Company to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of January 30, 2010, the Company had no borrowings under its credit agreement, money market lines or outstanding commercial paper. The outstanding letters of credit that reduce funds available under the Company’s credit agreement totaled $313 as of January 30, 2010.

     Most of the Company’s outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company’s publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. “Redemption Event” is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially

Notes to Consolidated Financial Statements, Continued

owning 50% or more of the voting power of the Company, (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company or (iii) both a change of control and a below investment grade rating.

     The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2009, and for the years subsequent to 2009 are:

2010	$549
2011	513
2012	933
2013	1,514
2014	312
Thereafter	3,755
Total debt	$7,576

6. Derivative Financial Instruments

     GAAP defines derivatives, requires that derivatives be carried at fair value on the balance sheet, and provides for hedge accounting when certain conditions are met. The Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as “fair value” hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings. Ineffective portions of fair value hedges, if any, are recognized in current period earnings.

     The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

   Interest Rate Risk Management

     The Company is exposed to market risk from fluctuations in interest rates. The Company manages its exposure to interest rate fluctuations through the use of interest rate swaps (fair value hedges) and forward-starting interest rate swaps (cash flow hedges). The Company’s current program relative to interest rate protection contemplates hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily outstanding borrowings to determine annual debt amounts subject to interest rate exposure, (ii) limit the average annual amount subject to interest rate reset and the amount of floating rate debt to a combined total of $2,500 or less, (iii) include no leverage products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

     Annually, the Company reviews with the Financial Policy Committee of the Board of Directors compliance with these guidelines. These guidelines may change as the Company’s needs dictate.

Notes to Consolidated Financial Statements, Continued

   Fair Value Interest Rate Swaps

     The table below summarizes the outstanding interest rate swaps designated as fair value hedges as of January 30, 2010, and January 31, 2009.

	2009		2008
	Pay	Pay	Pay	Pay
	Floating	Fixed	Floating	Fixed
Notional amount	$1,625	$—	$—	$—
Number of contracts	18	—	—	—
Duration in years	2.74	—	—	—
Average variable rate	3.80%	—	—	—
Average fixed rate	5.87%	—	—	—
Maturity	Between
	April 2012 and
	April 2013

     The gain or loss on these derivative instruments as well as the offsetting gain or loss on the hedged items attributable to the hedged risk are recognized in current income as “Interest expense.” These gains and losses for 2009 were as follows:

	Year-To-Date
	January 30, 2010
	Gain/(Loss) on	Gain/(Loss) on
Income Statement Classification	Swaps	Borrowings
Interest Expense	$26	$(28)

     The following table summarizes the location and fair value of derivative instruments designated as fair value hedges on the Company’s Consolidated Balance Sheet:

	Asset Derivatives
	Fair Value
	January 30,	Balance Sheet
Derivatives Designated as Fair Value Hedging Instruments	2010	Location
Interest Rate Hedges	$26	Other Assets

     In 2008, the Company terminated nine fair value interest rate swaps with a total notional amount of $900. Three of these terminated interest rate swaps were purchased and became ineffective fair value hedges in 2008. The proceeds received at termination were credited to interest expense in the amount of $15.

     As of January 30, 2010, the Company has unamortized proceeds from twelve interest rate swaps once classified as fair value hedges totaling approximately $31. The unamortized proceeds are recorded as adjustments to the carrying values of the underlying debt and are being amortized over the remaining term of the debt. As of January 30, 2010, the Company expects to reclassify an unrealized gain of $14 from this adjustment to the carrying values of the underlying debt to earnings over the next twelve months.

Notes to Consolidated Financial Statements, Continued

   Cash Flow Forward-Starting Interest Rate Swaps

     As of January 30, 2010 and January 31, 2009, the Company did not maintain any forward-starting interest rate swap derivatives.

     The Company has unamortized net payments from three forward-starting interest rate swaps once classified as cash flow hedges totaling approximately $11 ($7 net of tax). The unamortized proceeds and payments from these terminated forward-starting interest rate swaps have been recorded net of tax in other comprehensive income and will be amortized to earnings as the payments of interest to which the hedges relate are made. As of January 30, 2010, the Company expects to reclassify an unrealized net loss of $3 from AOCI to earnings over the next twelve months.

     The following table summarizes the effect of the Company’s derivative instruments designated as cash flow hedges for 2009:

	Year-To-Date January 30, 2010
Derivatives in Cash Flow Hedging Relationships	Amount of Gain/(Loss) in AOCI on Derivative (Effective Portion)	Amount of Gain/(Loss) Reclassified from AOCI into Income (Effective Portion)	Location of Gain/ (Loss) Reclassified into Income (Effective Portion)
Forward-Starting Interest Rate Swaps,
net of tax	$(7)	$(2)	Interest expense

   Commodity Price Protection

     The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, warehouses, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales.

7. Fair Value Measurements

     In September 2006, the FASB issued new standards defining fair value, establishing a market-based framework for measuring fair value and expanding disclosures about fair value measurements. The new standards did not expand or require any new fair value measurements. The standards are effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued new standards deferring the effective date for most non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. The Company adopted the new standards issued in September 2006 for financial assets and financial liabilities effective February 3, 2008 and adopted the remaining provisions of the new standards for nonfinancial assets and nonfinancial liabilities on February 1, 2009.

     GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of the fair value hierarchy defined in the standards are as follows:

     Level 1 – Quoted prices are available in active markets for identical assets or liabilities;

     Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable;

Notes to Consolidated Financial Statements, Continued

     Level 3 – Unobservable pricing inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing an asset or liability.

     For items carried at fair value in the consolidated financial statements, the following tables summarize the fair value of these instruments at January 30, 2010 and January 31, 2009:

January 30, 2010 Fair Value Measurements Using

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Available-for-Sale Securities	$10	$—	$—	$10
Long-Lived Assets	—	—	44	44
Interest Rate Hedges	—	26	—	26
Total	$10	$26	$44	$80

January 31, 2009 Fair Value Measurements Using

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Available-for-Sale Securities	$11	$—	$—	$11
Long-Lived Assets	—	—	15	15
Total	$11	$—	$15	$26

     Fair value measurements of non-financial assets and non-financial liabilities are primarily used in the impairment analysis of goodwill, other intangible assets, and long-lived assets and in the valuation of store lease exit costs. The Company reviews goodwill and other intangible assets for impairment annually, during the fourth quarter of each fiscal year, and as circumstances indicate the possibility of impairment. See Note 2 for further discussion related to the Company’s carrying value of goodwill and its goodwill impairment charge in 2009. Long-lived assets and store lease exit costs were measured at fair value on a nonrecurring basis using Level 3 inputs as defined in the fair value hierarchy. See Note 1 for further discussion of the Company’s policies and recorded amounts for impairments of long-lived assets and valuation of store lease exit costs. In 2009, long-lived assets with a carrying amount of $92 were written down to their fair value of $44, resulting in an impairment charge of $48. In 2008, long-lived assets with a carrying amount of $41 were written down to their fair value of $15, resulting in an impairment charge of $26.

Fair Value of Other Financial Instruments

   Current and Long-term Debt

     The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market price for the same or similar issues adjusted for illiquidity based on available market evidence. If quoted market prices were not available, the fair value was based upon the net present value of

Notes to Consolidated Financial Statements, Continued

the future cash flow using the forward interest rate yield curve in effect at respective year-ends. At January 30, 2010, the fair value of total debt was $8,283 compared to a carrying value of $7,576. At January 31, 2009, the fair value of total debt was $7,920 compared to a carrying value of $7,597.

   Cash and Temporary Cash Investments, Store Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

     The carrying amounts of these items approximated fair value.

   Long-term Investments

     The fair values of these investments were estimated based on quoted market prices for those or similar investments, or estimated cash flows, if appropriate. At January 30, 2010 and January 31, 2009, the carrying and fair value of long-term investments for which fair value is determinable was $68 and $67, respectively.

8. Leases and Lease-Financed Transactions

     While the Company’s current strategy emphasizes ownership of store real estate, the Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rent based on sales or payment of executory costs such as property taxes, utilities or insurance and maintenance. Rent expense for leases with escalation clauses or other lease concessions are accounted for on a straight-line basis beginning with the earlier of the lease commencement date or the date the Company takes possession. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

     Rent expense (under operating leases) consists of:

	2009	2008	2007
Minimum rentals	$748	$762	$746
Contingent payments	11	12	11
Tenant income	(111)	(115)	(114)
Total rent expense	$648	$659	$643

Notes to Consolidated Financial Statements, Continued

     Minimum annual rentals and payments under capital leases and lease-financed transactions for the five years subsequent to 2009 and in the aggregate are:

			Lease-
	Capital	Operating	Financed
	Leases	Leases	Transactions
2010	$54	$764	$5
2011	59	705	5
2012	49	652	5
2013	47	600	6
2014	43	546	6
Thereafter	221	3,692	109
	473	$6,959	$136
Less estimated executory costs included in capital leases	(1)
Net minimum lease payments under capital leases	472
Less amount representing interest	(185)
Present value of net minimum lease payments under capital leases	$287

     Total future minimum rentals under noncancellable subleases at January 30, 2010, were $280.

9. EARNINGS PER COMMON SHARE

     Net earnings attributable to The Kroger Co. per basic common share equals net earnings attributable to The Kroger Co. less income allocated to participating securities divided by the weighted average number of common shares outstanding. Net earnings attributable to The Kroger Co. per diluted common share equals net earnings attributable to The Kroger Co. less income allocated to participating securities divided by the weighted average number of common shares outstanding, after giving effect to dilutive stock options. The following table provides a reconciliation of net earnings attributable to The Kroger Co. and shares used in calculating net earnings attributable to The Kroger Co. per basic common share to those used in calculating net earnings attributable to The Kroger Co. per diluted common share:

	For the year ended			For the year ended			For the year ended
	January 30, 2010			January 31, 2009			February 2, 2008
	Earnings	Shares	Per	Earnings	Shares	Per	Earnings	Shares	Per
	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share
(in millions, except per share amounts)	ator)	nator)	Amount	ator)	nator)	Amount	ator)	nator)	Amount
Net earnings attributable to
The Kroger Co. per basic
common share	$69	647	$0.11	$1,242	652	$1.91	$1,204	690	$1.75
Dilutive effect of stock options		3			6			7

Net earnings attributable to
The Kroger Co. per diluted
common share	$69	650	$0.11	$1,242	658	$1.89	$1,204	697	$1.73

     The Company had undistributed and distributed earnings to participating securities totaling $1, $7 and $5 in 2009, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     For the years ended January 30, 2010, January 31, 2009 and February 2, 2008, there were options outstanding for approximately 20.2 million, 11.8 million and 2.0 million shares of common stock, respectively, that were excluded from the computation of net earnings attributable to The Kroger Co. per diluted common share. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

     The share amounts above for 2008 and 2007 differ from those previously reported due to adopting the new standards that clarify that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities and included in the calculation of basic EPS. The Company adopted the new standards effective February 1, 2009.

10. STOCK OPTION PLANS

     The Company grants options for common stock (“stock options”) to employees, as well as to its non-employee directors, under various plans at an option price equal to the fair market value of the stock at the date of grant. The Company accounts for stock options under the fair value recognition provisions. Under this method, the Company recognizes compensation expense for all share-based payments granted after January 29, 2006, as well as all share-based payments granted prior to, but not yet vested as of, January 29, 2006. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. Equity awards may be made at one of four meetings of its Board of Directors occurring shortly after the Company’s release of quarterly earnings. The 2009 primary grant was made in conjunction with the June meeting of the Company’s Board of Directors.

     Stock options typically expire 10 years from the date of grant. Stock options vest between one and five years from the date of grant, or for certain stock options, the earlier of the Company’s stock reaching certain pre-determined and appreciated market prices or nine years and six months from the date of grant. At January 30, 2010, approximately 18 million shares of common stock were available for future option grants under these plans.

     In addition to the stock options described above, the Company awards restricted stock to employees under various plans. The restrictions on these awards generally lapse between one and five years from the date of the awards. The Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse. As of January 30, 2010, approximately seven million shares of common stock were available for future restricted stock awards under the 2005 and 2008 Long-Term Incentive Plans (the “Plans”). The Company has the ability to convert shares available for stock options under the Plans to shares available for restricted stock awards. Four shares available for common stock option awards can be converted into one share available for restricted stock awards.

     All awards become immediately exercisable upon certain changes of control of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Stock Options

Changes in options outstanding under the stock option plans are summarized below:

	Shares	Weighted-
	subject	average
	to option	exercise
	(in millions)	price
Outstanding, year-end 2006	51.9	$20.09
Granted	3.4	$28.21
Exercised	(10.1)	$19.05
Canceled or Expired	(0.4)	$20.79

Outstanding, year-end 2007	44.8	$20.94
Granted	3.5	$28.49
Exercised	(8.3)	$21.04
Canceled or Expired	(0.3)	$23.08

Outstanding, year-end 2008	39.7	$21.58
Granted	3.6	$22.25
Exercised	(3.4)	$16.57
Canceled or Expired	(5.2)	$27.12

Outstanding, year-end 2009	34.7	$21.30

     A summary of options outstanding and exercisable at January 30, 2010 follows:

		Weighted-
		average	Weighted-		Weighted-
Range of	Number	remaining	average	Options	average
Exercise Prices	outstanding	contractual life	exercise price	exercisable	exercise price
	(in millions)	(in years)		(in millions)
$13.78 - $16.39	8.3	4.10	$15.68	7.7	$15.62
$16.40 - $19.60	5.0	3.77	$17.26	4.9	$17.25
$19.61 - $22.98	6.4	7.87	$21.29	2.2	$20.11
$22.99 - $26.82	8.5	2.03	$23.76	6.9	$23.75
$26.83 - $28.62	6.5	7.88	$28.45	3.3	$28.41
$13.78 - $28.62	34.7	4.95	$21.30	25.0	$20.25

     The weighted-average remaining contractual life for options exercisable at January 30, 2010, was approximately 4.0 years. The intrinsic value of options outstanding and exercisable at January 30, 2010 was $73 and $68, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

   Restricted stock

	Restricted	Weighted-
	shares	average
	outstanding	grant-date
	(in millions)	fair value
Outstanding, year-end 2006	2.4	$20.02
Granted	2.5	$28.20
Lapsed	(1.4)	$19.90
Canceled or Expired	(0.1)	$22.69

Outstanding, year-end 2007	3.4	$25.89
Granted	2.5	$28.42
Lapsed	(1.7)	$26.48
Canceled or Expired	(0.1)	$25.70

Outstanding, year-end 2008	4.1	$27.22
Granted	2.6	$22.22
Lapsed	(2.2)	$27.33
Canceled or Expired	(0.1)	$25.33

Outstanding, year-end 2009	4.4	$24.25

     The weighted-average fair value of stock options granted during 2009, 2008 and 2007 was $6.29, $8.65 and $9.66, respectively. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on the assumptions shown in the table below. The Black-Scholes model utilizes extensive judgment and financial estimates, including the term employees are expected to retain their stock options before exercising them, the volatility of the Company’s stock price over that expected term, the dividend yield over the term and the number of awards expected to be forfeited before they vest. Using alternative assumptions in the calculation of fair value would produce fair values for stock option grants that could be different than those used to record stock-based compensation expense in the Consolidated Statements of Operations. The decrease in the fair value of the stock options granted during 2009, compared to 2008 and 2007, resulted primarily from a decrease in the Company’s stock price.

     The following table reflects the weighted-average assumptions used for grants awarded to option holders:

	2009	2008	2007
Weighted average expected volatility	28.06%	27.89%	29.23%
Weighted average risk-free interest rate	3.17%	3.63%	5.06%
Expected dividend yield	1.80%	1.50%	1.40%
Expected term (based on historical results)	6.8 years	6.8 years	6.9 years

     The weighted-average risk-free interest rate was based on the yield of a treasury note as of the grant date, continuously compounded, which matures at a date that approximates the expected term of options. The dividend yield was based on our history and expectation of dividend payouts. Expected volatility

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

was determined based upon historical stock volatilities; however, implied volatility was also considered. Expected term was determined based upon a combination of historical exercise and cancellation experience as well as estimates of expected future exercise and cancellation experience.

     Total stock compensation recognized in 2009, 2008 and 2007 was $83, $91 and $87, respectively. Stock option compensation recognized in 2009, 2008 and 2007 was $29, $35 and $51, respectively. Restricted shares compensation recognized in 2009, 2008 and 2007 was $54, $56 and $36 respectively.

     The total intrinsic value of options exercised was $6, $18 and $33 in 2009, 2008 and 2007, respectively. The total amount of cash received in 2009 by the Company from the exercise of options granted under share-based payment arrangements was $51. As of January 30, 2010, there was $112 of total unrecognized compensation expense remaining related to non-vested share-based compensation arrangements granted under the Company’s equity award plans. This cost is expected to be recognized over a weighted-average period of approximately three years. The total fair value of options that vested was $39, $53 and $53 in 2009, 2008 and 2007, respectively.

     Shares issued as a result of stock option exercises may be newly issued shares or reissued treasury shares. Proceeds received from the exercise of options, and the related tax benefit, may be utilized to repurchase shares of the Company’s stock under a stock repurchase program adopted by the Company’s Board of Directors. During 2009, the Company repurchased approximately three million shares of stock in such a manner.

     For share-based awards granted prior to the adoption of the fair value recognition provisions, the Company’s stock option grants generally contained retirement-eligibility provisions that caused the options to vest upon the earlier of the stated vesting date or retirement. Compensation expense was calculated over the stated vesting periods, regardless of whether certain employees became retirement-eligible during the respective vesting periods. Under the fair value recognition provisions, the Company continued this method of recognizing compensation expense for awards granted prior to the adoption of the fair value recognition provisions. For awards granted on or after January 29, 2006, options vest based on the stated vesting date, even if an employee retires prior to the vesting date. The requisite service period ends, however, on the employee’s retirement-eligible date. As a result, the Company recognizes expense for stock option grants containing such retirement-eligibility provisions over the shorter of the vesting period or the period until employees become retirement-eligible (the requisite service period).

11. COMMITMENTS AND CONTINGENCIES

     The Company continuously evaluates contingencies based upon the best available evidence.

     The Company believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from the Company’s estimates, future earnings will be charged or credited.

     The principal contingencies are described below:

     Insurance — The Company’s workers’ compensation risks are self-insured in certain states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

     Litigation – On October 6, 2006, the Company petitioned the Tax Court (In Re: Ralphs Grocery Company and Subsidiaries, formerly known as Ralphs Supermarkets, Inc., Docket No. 20364-06) for a redetermination of deficiencies set by the Commissioner of Internal Revenue. The dispute at issue involves a 1992 transaction in which Ralphs Holding Company acquired the stock of Ralphs Grocery Company and made an election under Section 338(h)(10) of the Internal Revenue Code. The Commissioner has determined that the acquisition of the stock was not a purchase as defined by Section 338(h)(3) of the Internal Revenue Code and that the acquisition does not qualify as a purchase. The Company believes that it has strong arguments in favor of its position and believes it is more likely than not that its position will be sustained. However, due to the inherent uncertainty involved in the litigation process, there can be no assurances that the Tax Court will rule in favor of the Company. A decision on this case is expected within the next 12 months. As of January 30, 2010, an adverse decision would require a cash payment up to approximately $488, including interest. Any accounting implications of an adverse decision in this case would be charged through the statement of operations.

     On February 2, 2004, the Attorney General for the State of California filed an action in Los Angeles federal court (California, ex rel Lockyer v. Safeway, Inc. dba Vons, a Safeway Company; Albertson’s, Inc. and Ralphs Grocery Company, a division of The Kroger Co., United States District Court Central District of California, Case No. CV04-0687) alleging that the Mutual Strike Assistance Agreement (the “Agreement”) between the Company, Albertson’s, Inc. and Safeway Inc. (collectively, the “Retailers”), which was designed to prevent the union from placing disproportionate pressure on one or more of the Retailers by picketing such Retailer(s) but not the other Retailer(s) during the labor dispute in southern California, violated Section 1 of the Sherman Act. The lawsuit seeks declarative and injunctive relief. On May 28, 2008, pursuant to a stipulation between the parties, the court entered a final judgment in favor of the defendants. As a result of the stipulation and final judgment, there are no further claims to be litigated at the trial court level. The Attorney General has appealed a trial court ruling to the Ninth Circuit Court of Appeals and the defendants are appealing a separate ruling. Although this lawsuit is subject to uncertainties inherent in the litigation process, based on the information presently available to the Company, management does not expect that the ultimate resolution of this action will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

     Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain antitrust, wage and hour, or civil rights laws, are pending against the Company. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled. Although it is not possible at this time to evaluate the merits of all of these claims and lawsuits, nor their likelihood of success, the Company is of the belief that any resulting liability will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

     The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made provisions where it is reasonably possible to estimate and where an adverse outcome is probable. Nonetheless, assessing and predicting the outcomes of these matters involve substantial uncertainties. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Guarantees – The Company has guaranteed half of the indebtedness of two real estate entities in which Kroger has a 50% ownership interest. The Company’s share of the responsibility for this indebtedness, should the entities be unable to meet their obligations, totals approximately $7. Based on the covenants underlying this indebtedness as of January 30, 2010, it is unlikely that the Company will be responsible for repayment of these obligations. The Company also agreed to guarantee, up to $25, the indebtedness of an entity in which Kroger has a 50% ownership interest. The Company’s share of the responsibility, as of January 30, 2010, should the entity be unable to meet its obligations, totals approximately $25 and is collateralized by approximately $9 of inventory located in the Company’s stores. The Company consolidates the entity because it is the primary beneficiary, and therefore the entire $25 is a liability on the consolidated balance sheet.

     Assignments – The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under the leases if any of the assignees is unable to fulfill its lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

12. STOCK

   Preferred Stock

     The Company has authorized five million shares of voting cumulative preferred stock; two million were available for issuance at January 30, 2010. The stock has a par value of $100 per share and is issuable in series.

   Common Stock

     The Company has authorized one billion shares of common stock, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the authorized shares of common stock from one billion to two billion when the Board of Directors determines it to be in the best interest of the Company.

   Common Stock Repurchase Program

     The Company maintains stock repurchase programs that comply with Securities Exchange Act Rule 10b5-1 to allow for the orderly repurchase of The Kroger Co. stock, from time to time. The Company made open market purchases totaling $156, $448 and $1,151 under these repurchase programs in 2009, 2008 and 2007, respectively. In addition to these repurchase programs, in December 1999, the Company began a program to repurchase common stock to reduce dilution resulting from its employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the related tax benefit. The Company repurchased approximately $62, $189 and $270 under the stock option program during 2009, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

13. BENEFIT PLANS

   Company-Sponsored Plans

     The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. These include several qualified pension plans (the “Qualified Plans”) and a non-qualified plan (the “Non-Qualified Plan”). The Non-Qualified Plan pays benefits to any employee that earns in excess of the maximum allowed for the Qualified Plans by Section 415 of the Internal Revenue Code. The Company only funds obligations under the Qualified Plans. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

     In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

     Effective February 3, 2007, the Company adopted the new standards for recognition and disclosure provisions (except for the measurement date change) for defined benefit pension and other postretirement plans, which requires the recognition of the funded status of its retirement plans on the Consolidated Balance Sheet. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized are required to be recorded as a component of AOCI. The Company adopted the measurement date provisions of these new standards effective February 3, 2008. The majority of our pension and postretirement plans previously used a December 31 measurement date. All plans are now measured as of the Company’s fiscal year end. In 2008, the non-cash effect of the adoption of the measurement date provisions decreased shareowners’ equity by approximately $5 ($3 after-tax) and increased long-term liabilities by approximately $5. There was no effect on the Company’s results of operations.

     Amounts recognized in AOCI as of January 30, 2010 consist of the following (pre-tax):

	Pension	Other
January 30, 2010	Benefits	Benefits	Total
Unrecognized net actuarial loss (gain)	$1,011	$(62)	$949
Unrecognized prior service cost (credit)	4	(22)	(18)
Unrecognized transition obligation	1	—	1
Total	$1,016	$(84)	$932

     Amounts in AOCI expected to be recognized as components of net periodic pension or postretirement benefit costs in 2010 are as follows (pre-tax):

	Pension	Other
January 30, 2010	Benefits	Benefits	Total
Net actuarial loss (gain)	$52	$(2)	$50
Prior service cost (credit)	1	(5)	(4)
Total	$53	$(7)	$46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Other changes recognized in other comprehensive income in 2009 are as follows (pre-tax):

	Pension	Other
January 30, 2010	Benefits	Benefits	Total
Incurred net actuarial loss	$142	$21	$163
Amortization of prior service credit (cost)	(2)	7	5
Amortization of net actuarial gain (loss)	(14)	5	(9)
Total recognized in other comprehensive income	126	33	159
Total recognized in net periodic benefit cost and
other comprehensive income	$157	$49	$206

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Information with respect to change in benefit obligation, change in plan assets, the funded status of the plans recorded in the Consolidated Balance Sheets, net amounts recognized at end of fiscal years, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits
	Qualified Plans		Non-Qualified Plan		Other Benefits
	2009	2008	2009	2008	2009	2008
Change in benefit obligation:
Benefit obligation at beginning of
fiscal year	$2,266	$2,342	$160	$139	$278	$320
Service cost	35	39	2	2	10	10
Interest cost	158	151	11	10	18	18
Plan participants’ contributions	—	—	—	—	8	8
Amendments	—	—	—	3	—	—
Actuarial (gain) loss	354	(148)	23	12	21	(55)
Benefits paid	(109)	(123)	(9)	(8)	(23)	(26)
Other	2	5	—	2	—	3
Benefit obligation at end of fiscal year	$2,706	$2,266	$187	$160	$312	$278
Change in plan assets:
Fair value of plan assets at beginning of
fiscal year	$1,513	$2,230	$—	$—	$—	$—
Actual return on plan assets	425	(619)	—	—	—	—
Employer contributions	265	20	9	8	15	17
Plan participants’ contributions	—	—	—	—	8	9
Benefits paid	(109)	(123)	(9)	(8)	(23)	(26)
Other	2	5	—	—	—	—
Fair value of plan assets at end of fiscal year	$2,096	$1,513	$—	$—	$—	$—
Funded status at end of fiscal year	$(610)	$(753)	$(187)	$(160)	$(312)	$(278)
Net liability recognized at end of fiscal year	$(610)	$(753)	$(187)	$(160)	$(312)	$(278)

     Other current liabilities as of January 30, 2010 and January 31, 2009 include $27 and $17 of net liability recognized, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     As of January 30, 2010 and January 31, 2009, pension plan assets included no shares of The Kroger Co. common stock.

	Pension Benefits			Other Benefits
Weighted average assumptions	2009	2008	2007	2009	2008	2007
Discount rate – Benefit obligation	6.00%	7.00%	6.50%	5.80%	7.00%	6.50%
Discount rate – Net periodic
benefit cost	7.00%	6.50%	5.90%	7.00%	6.50%	5.90%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase –
Net periodic benefit cost	2.92%	2.99%	3.56%
Rate of compensation increase –
Benefit Obligation	2.92%	2.92%	2.99%

     The Company’s discount rate assumptions were intended to reflect the rates at which the pension benefits could be effectively settled. They take into account the timing and amount of benefits that would be available under the plans. The Company’s methodology for selecting the discount rates as of year-end 2009 was to match the plan’s cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity. Benefit cash flows due in a particular year can theoretically be “settled” by “investing” them in the zero-coupon bond that matures in the same year. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 6.00% and 5.80% discount rates as of year-end 2009 for pension and other benefits, respectively, represents the equivalent single rates constructed under a broad-market AA yield curve constructed by an outside consultant. The Company utilized a discount rate of 7.00% for year-end 2008 for both pension and other benefits. A 100 basis point increase in the discount rate would decrease the projected pension benefit obligation as of January 30, 2010, by approximately $316.

     To determine the expected return on pension plan assets, the Company considers current and anticipated plan asset allocations as well as historical and forecasted returns on various asset categories. For 2009, 2008 and 2007, the Company assumed a pension plan investment return rate of 8.5%. The Company pension plan’s average return was 5.9% for the 10 calendar years ended December 31, 2009, net of all investment management fees and expenses. The value of all investments in its Company-sponsored defined benefit pension plans during the calendar year ending December 31, 2009, net of investment management fees and expenses, increased 23.8%, primarily due to the strength of the market in 2009. The Company believes its 8.5% pension return assumption is appropriate. For the past 20 years, the Company average annual return has been 10.0%, and the average annual rate of return for the S&P 500 has been 9.3%. In addition, forward looking assumptions for investments made in a manner consistent with the Company’s target allocations indicate an 8.5% return assumption is reasonable.

     The fair value of plan assets increased in 2009 compared to 2008 due to the strength of the global financial markets in 2009. This increase caused the Company’s underfunded status to decrease at January 30, 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The Company uses the RP-2000 projected 2015 mortality table in calculating the pension obligation.

	Pension Benefits
	Qualified Plans			Non-Qualified Plan			Other Benefits
	2009	2008	2007	2009	2008	2007	2009	2008	2007
Components of net periodic
benefit cost:
Service cost	$35	$39	$42	$2	$2	$2	$10	$10	$10
Interest cost	158	151	141	11	10	9	18	18	19
Expected return on plan assets	(191)	(178)	(165)	—	—	—	—	—	—
Amortization of:
Prior service cost	—	—	1	2	2	2	(7)	(7)	(6)
Actuarial (gain) loss	8	11	31	6	8	6	(5)	(3)	—
Net periodic benefit cost	$10	$23	$50	$21	$22	$19	$16	$18	$23

     The following table provides the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and the fair value of plan assets for all Company-sponsored pension plans.

			Non-Qualified
	Qualified Plans		Plan
	2009	2008	2009	2008
PBO at end of fiscal year	$2,706	$2,266	$187	$160
ABO at end of fiscal year	$2,506	$2,096	$172	$138
Fair value of plan assets at end of year	$2,096	$1,513	$—	$—

     The following table provides information about the Company’s estimated future benefit payments.

	Pension	Other
	Benefits	Benefits
2010	$125	$18
2011	$133	$19
2012	$144	$20
2013	$155	$20
2014	$165	$22
2015 – 2019	$999	$136

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The following table provides information about the target and actual pension plan asset allocations.

	Target
	allocations	Actual allocations
	2009	2009	2008
Pension plan asset allocation
Global equity securities	23.0%	24.2%	21.4%
Emerging market equity securities	8.9	8.7	3.5
Investment grade debt securities	16.1	12.9	17.9
High yield debt securities	13.6	14.3	12.7
Private equity	6.6	6.3	9.2
Hedge funds	20.9	21.7	22.9
Real estate	2.5	2.3	3.2
Other	8.4	9.6	9.2
Total	100.0%	100.0%	100.0%

     Investment objectives, policies and strategies are set by the Pension Investment Committee (the “Committee”) appointed by the CEO. The primary objectives include holding, protecting and investing the assets and distributing benefits to participants and beneficiaries of the pension plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan’s current and projected financial requirements. The time horizon of the investment objectives is long-term in nature and plan assets are managed on a going-concern basis.

     Investment objectives and guidelines specifically applicable to each manager of assets are established and reviewed annually. Derivative instruments may be used for specified purposes, including rebalancing exposures to certain asset classes. Any use of derivative instruments for a purpose or in a manner not specifically authorized is prohibited, unless approved in advance by the Committee.

     The current target allocations shown represent 2009 targets that were established in 2008 and revised slightly in 2009. The Company will rebalance by liquidating assets whose allocation materially exceeds target, if possible, and investing in assets whose allocation is below target. If markets are illiquid, the Company may not be able to rebalance to target quickly. To maintain actual asset allocations consistent with target allocations, assets are reallocated or rebalanced periodically. In addition, cash flow from employer contributions and participant benefit payments can be used to fund underweight asset classes and divest overweight asset classes, as appropriate. The Company expects that cash flow will be sufficient to meet most rebalancing needs. Although the Company is not required to make cash contributions to its Company-sponsored defined benefit pension plans during 2010, the Company expects to contribute approximately $110 million to these plans in 2010. Additional contributions may be made if required under the Pension Protection Act to avoid any benefit restrictions. The Company expects any voluntary contributions made during 2010 will reduce its minimum required contributions in future years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The Company used a 7.60% initial health care cost trend rate and a 4.50% ultimate health care cost trend rate to determine its expense. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components	$3	$(3)
Effect on postretirement benefit obligation	$31	$(33)

     The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of January 30, 2010:

ASSETS AT FAIR VALUE AS OF JANUARY 30, 2010

	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Cash and cash equivalents	$6	$—	$—	$6
Corporate Stocks	372	—	—	372
Corporate Bonds	—	53	—	53
U.S. Government Obligations	—	68	—	68
Mutual Funds/Collective Trusts	130	559	—	689
Partnerships/Joint Ventures	—	201	—	201
Hedge Funds	—	—	455	455
Private Equity	—	—	128	128
Real Estate	—	—	49	49
Other	—	75	—	75
Total	$508	$956	$632	$2,096

     For measurements using significant unobservable inputs (Level 3) during 2009, a reconciliation of the beginning and ending balances is as follows:

	Hedge Funds	Private Equity	Real Estate
Beginning balance, February 1, 2009	$347	$140	$49
Contributions into Fund	24	12	17
Realized gains (losses)	—	—	(4)
Unrealized gains (losses)	84	(11)	(12)
Distributions	—	(7)	(1)
Other	—	(6)	—
Ending balance, January 30, 2010	$455	$128	$49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     See Note 7 for a discussion of the levels of the fair value hierarchy. The assets’ fair value measurement level above is based on the lowest level of any input that is significant to the fair value measurement.

     The following is a description of the valuation methods used for the plan’s assets measured at fair value in the above two tables:
  Cash: The carrying value approximates fair value.

  Corporate Stocks: The fair values of these securities are based on observable market quotations for identical assets and are valued at the closing price reported on the active market on which the individual securities are traded.

  Corporate Bonds: The fair values of these securities are primarily based on observable market quotations for identical or similar bonds, valued at the closing price reported on the active market on which the individual securities are traded. When such quoted prices are not available, the bonds are valued using a discounted cash flows approach using current yields on similar instruments of issuers with similar credit ratings, including adjustments for certain risks that may not be observable, such as credit and liquidity risks.

  U.S. Government Obligations: Certain U.S. Government Obligations are valued at the closing price reported in the active market in which the security is traded. Other U.S. government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar securities, the security is valued under a discounted cash flows approach that maximizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks.

  Mutual Funds/Collective Trusts: The collective trust funds are public investment vehicles valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active. However, the NAV is based on the fair value of the underlying securities within the fund, which are traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded.

  Partnerships/Joint Ventures: These funds consist primarily of U.S. government securities, Corporate Bonds, and corporate stocks, which are valued in a manner consistent with these types of investments, noted above.

  Hedge Funds: Hedge funds are private investment vehicles valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active. The NAV is based on the fair value of the underlying securities within the funds, which are typically traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. Fair values of all investments are adjusted, if necessary, based on audits of the Hedge Fund financial statements; such adjustments are reflected in the fair value of the plan’s assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
  Private Equity: Private Equity investments are valued based on the fair value of the underlying securities within the fund, which include investments both traded on an active market and not traded on an active market. For those investments that are traded on an active market, the values are based on the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. Fair values of all investments are adjusted annually, if necessary, based on audits of the private equity fund financial statements; such adjustments are reflected in the fair value of the plan’s assets.

  Real Estate: Real estate investments include investments in real estate funds managed by a fund manager. These investments are valued using a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches.
     The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuations methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement.

     The Company contributed and expensed $115, $92 and $90 to employee 401(k) retirement savings accounts in 2009, 2008 and 2007, respectively. The 401(k) retirement savings account plan provides to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, plan compensation, and length of service.

     The Company also administers other defined contribution plans for eligible employees. The cost of these plans for 2009, 2008 and 2007 was $8.

   Multi-Employer Plans

     The Company also contributes to various multi-employer pension plans based on obligations arising from most of its collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

     The Company recognizes expense in connection with these plans as contributions are funded. The Company made contributions to these funds, and recognized expense, of $233 in 2009, $219 in 2008, and $207 in 2007.

     Based on the most recent information available to it, the Company believes that the present value of actuarial accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

14. RECENTLY ADOPTED ACCOUNTING STANDARDS

     In December 2008, the FASB amended its existing standards to provide additional guidance on employers’ disclosures about the plan assets of defined benefit pension or other postretirement plans. The new standards require disclosures about how investment allocation decisions are made, the fair value of each major category of plan assets, valuation techniques used to develop fair value measurements of plan assets, the effect of measurements on changes in plan assets when using significant unobservable inputs and significant concentrations of risk in the plan assets. The new standards become effective for fiscal years ending after December 15, 2009. The Company adopted the amended standards effective January 30, 2010. See Note 13 to the Consolidated Financial Statements for the new required disclosures.

     Effective May 24, 2009, the Company adopted new standards for subsequent events. The purpose of the new standards is to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. See Note 17 to the Consolidated Financial Statements for the new required disclosures.

     Effective May 24, 2009, the Company adopted new standards that effect the accounting and disclosures related to certain financial instruments including: (a) providing additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased; (b) identifying circumstances that indicate a transaction is not orderly; (c) amending the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements; and (d) requiring disclosures about the fair value of financial instruments on an interim basis in addition to the annual disclosure requirements. The new disclosures are included in Note 7 to the Consolidated Financial Statements. The adoption of these new standards did not have a material effect on the Company’s Consolidated Financial Statements.

     Effective February 1, 2009, the Company adopted the new standards that require enhanced disclosures on an entity’s derivative and hedging activities. The new disclosures are included in Note 6 to the Consolidated Financial Statements.

     Effective February 1, 2009, the Company adopted the new standards that clarify that share-based payment awards that entitle their holders to receive nonforfeitable dividends before vesting should be considered participating securities and included in the computation of EPS pursuant to the two-class method. See Note 9 to the Consolidated Financial Statements for further discussion of its adoption.

     Effective February 1, 2009, the Company adopted new standards related to business combinations. The new standards expand the definitions of a business and the fair value measurement and reporting in a business combination. All business combinations completed after February 1, 2009, will be accounted for under the new standards.

     Effective February 1, 2009, the Company adopted new standards that deferred the fair value disclosures for most non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008. See Note 7 to the Consolidated Financial Statements for further discussion of the adoption of the new standards.

     In December 2007, the FASB amended its existing standards for a parent’s noncontrolling interest in a subsidiary and the accounting for future ownership changes with respect to the subsidiary. The new standard defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary that is not attributable, directly or indirectly, to a parent. The new standard requires, among

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

other things, that a noncontrolling interest be clearly identified, labeled and presented in the consolidated balance sheet as equity, but separate from the parent’s equity; that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and that if a subsidiary is deconsolidated, the parent measure at fair value any noncontrolling equity investment that the parent retains in the former subsidiary and recognize a gain or loss in net income based on the fair value of the non-controlling equity investment. The Company adopted the new standard effective February 1, 2009, and applied it retrospectively. As a result, the Company reclassified noncontrolling interests in amounts of $95 from the mezzanine section to equity in the January 31, 2009 Consolidated Balance Sheet. Certain reclassifications to the Consolidated Statements of Operations have been made to prior period amounts to conform to the presentation of the current period under the new standard. Recorded amounts for prior periods previously presented as Net Earnings, which are now presented as Net Earnings Attributable to The Kroger Co., have not changed as a result of the adoption of the new standard.

     Effective January 31, 2009, the Company adopted the amended standards related to disclosures about interests in VIEs. These amended standards require additional disclosures about an entity’s involvement with variable interest entities and transfers of financial assets. The adoption of these new amended standards did not change any disclosures in the Company’s Consolidated Financial Statements due to the Company’s VIE’s being immaterial.

15. RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 2009, the FASB amended its existing standards to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The new standards will become effective for the Company’s fiscal year beginning January 31, 2010. While the Company is still finalizing its evaluation of the impact of these amended standards on its Consolidated Financial Statements, the Company believes these new standards will not have a material impact on its Consolidated Financial Statements.

     In January 2010, the FASB issued guidance which amends and clarifies existing guidance related to fair value measurements and disclosures. This guidance requires new disclosures for (1) transfers in and out of Level 1 and Level 2 and reasons for such transfers; and (2) the separate presentation of purchases, sales, issuances and settlement in the Level 3 reconciliation. It also clarifies guidance around disaggregation and disclosures of inputs and valuation techniques for Level 2 and Level 3 fair value measurements. This guidance is effective for the Company for the first quarter of 2010, except for the new disclosures in the Level 3 reconciliation. The Level 3 disclosures are effective for the Company for the first quarter of 2011. The Company does not expect that this guidance will have a material impact on its Consolidated Financial Statements.

16. GUARANTOR SUBSIDIARIES

     The Company’s outstanding public debt (the “Guaranteed Notes”) is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of its subsidiaries (the “Guarantor Subsidiaries”). At January 30, 2010, a total of approximately $7,308 of Guaranteed Notes was outstanding. The Guarantor Subsidiaries and non-guarantor subsidiaries are wholly-owned subsidiaries of The Kroger Co. Separate financial statements of The Kroger Co. and each of the Guarantor Subsidiaries are not presented because the guarantees are full and unconditional and the Guarantor Subsidiaries are jointly and severally liable. The Company believes that separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The non-guaranteeing subsidiaries represent less than 3% on an individual and aggregate basis of consolidated assets, pre-tax earnings, cash flow, and equity. Therefore, the non-guarantor subsidiaries’ information is not separately presented in the tables below.

     There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee are limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law (e.g., adequate capital to pay dividends under corporate laws).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

     The following tables present summarized financial information as of January 30, 2010 and January 31, 2009 and for the three years ended January 30, 2010.

Condensed Consolidating
Balance Sheets
As of January 30, 2010

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Current assets
Cash and temporary cash investments	$29	$395	$—	$424
Deposits in-transit	76	578	—	654
Receivables	2,173	734	(1,998)	909
Net inventories	460	4,442	—	4,902
Prepaid and other current assets	405	156	—	561
Total current assets	3,143	6,305	(1,998)	7,450
Property, plant and equipment, net	1,823	12,106	—	13,929
Goodwill	5	1,153	—	1,158
Other assets	814	1,771	(2,029)	556
Investment in and advances to subsidiaries	9,999	—	(9,999)	—
Total Assets	$15,784	$21,335	$(14,026)	$23,093
Current liabilities
Current portion of long-term debt including
obligations under capital leases and
financing obligations	$579	$—	$—	$579
Trade accounts payable	372	3,518	—	3,890
Other current liabilities	1,135	6,137	(4,027)	3,245
Total current liabilities	2,086	9,655	(4,027)	7,714
Long-term debt including obligations under
capital leases and financing obligations
Face value of long-term debt including
obligations under capital leases and
financing obligations	7,420	—	—	7,420
Adjustment related to fair value interest rate
hedges	57	—	—	57
Long-term debt including obligations under
capital leases and financing obligations	7,477	—	—	7,477
Other long-term liabilities	1,315	1,681	—	2,996
Total Liabilities	10,878	11,336	(4,027)	18,187
Shareowners’ Equity	4,906	9,999	(9,999)	4,906
Total Liabilities and Shareowners’ equity	$15,784	$21,335	$(14,026)	$23,093

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Balance Sheets
As of January 31, 2009

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Current assets
Cash and temporary cash investments	$27	$236	$—	$263
Deposits in-transit	71	560	—	631
Receivables	2,150	765	(1,971)	944
Net inventories	384	4,521	—	4,905
Prepaid and other current assets	366	143	—	509
Total current assets	2,998	6,225	(1,971)	7,252
Property, plant and equipment, net	1,747	11,414	—	13,161
Goodwill	5	2,266	—	2,271
Other assets	797	1,562	(1,786)	573
Investment in and advances to subsidiaries	10,517	—	(10,517)	—
Total Assets	$16,064	$21,467	$(14,274)	$23,257
Current liabilities
Current portion of long-term debt including
obligations under capital leases and
financing obligations	$558	$—	$—	$558
Trade accounts payable	386	3,436	—	3,822
Other current liabilities	879	6,144	(3,757)	3,266
Total current liabilities	1,823	9,580	(3,757)	7,646
Long-term debt including obligations under
capital leases and financing obligations
Face value of long-term debt including
obligations under capital leases and
financing obligations	7,460	—	—	7,460
Adjustment related to fair value interest rate
hedges	45	—	—	45
Long-term debt including obligations under
capital leases and financing obligations	7,505	—	—	7,505
Other long-term liabilities	1,436	1,370	—	2,806
Total Liabilities	10,764	10,950	(3,757)	17,957
Shareowners’ Equity	5,300	10,517	(10,517)	5,300
Total Liabilities and Shareowners’ equity	$16,064	$21,467	$(14,274)	$23,257

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended January 30, 2010

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Sales	$9,821	$68,251	$(1,339)	$76,733
Merchandise costs, including advertising,
warehousing and transportation	8,027	52,270	(1,339)	58,958
Operating, general and administrative	1,700	11,698	—	13,398
Rent	119	529	—	648
Depreciation and amortization	174	1,351	—	1,525
Goodwill impairment charge	—	1,113	—	1,113
Operating profit (loss)	(199)	1,290	—	1,091
Interest expense	493	9	—	502
Equity in earnings of subsidiaries	787	—	(787)	—
Earnings (loss) before income tax expense	95	1,281	(787)	589
Income tax expense	25	507	—	532
Net earnings (loss) including noncontrolling
interests	70	774	(787)	57
Net loss attributable to noncontrolling
interests	—	(13)	—	(13)
Net earnings (loss) attributable to
The Kroger Co.	$70	$787	$(787)	$70

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended January 31, 2009

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Sales	$9,557	$67,863	$(1,272)	$76,148
Merchandise costs, including advertising,
warehousing and transportation	7,816	52,000	(1,272)	58,544
Operating, general and administrative	1,657	11,393	—	13,050
Rent	128	531	—	659
Depreciation and amortization	157	1,286	—	1,443
Operating profit (loss)	(201)	2,653	—	2,452
Interest expense	480	5	—	485
Equity in earnings of subsidiaries	2,022	—	(2,022)	—
Earnings (loss) before income tax expense	1,341	2,648	(2,022)	1,967
Income tax expense	92	625	—	717
Net earnings (loss) including noncontrolling
interests	1,249	2,023	(2,022)	1,250
Net earnings attributable to noncontrolling
interests	—	1	—	1
Net earnings (loss) attributable to
The Kroger Co.	$1,249	$2,022	$(2,022)	$1,249

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Operations
For the Year ended February 2, 2008

		Guarantor
	The Kroger Co.	Subsidiaries	Eliminations	Consolidated
Sales	$9,022	$62,583	$(1,269)	$70,336
Merchandise costs, including advertising,
warehousing and transportation	6,877	48,103	(1,269)	53,711
Operating, general and administrative	1,666	10,599	—	12,265
Rent	125	518	—	643
Depreciation and amortization	148	1,207	—	1,355
Operating profit	206	2,156	—	2,362
Interest expense	468	6	—	474
Equity in earnings of subsidiaries	1,539	—	(1,539)	—
Earnings (loss) before income tax expense	1,277	2,150	(1,539)	1,888
Income tax expense	68	596	—	664
Net earnings (loss) including noncontrolling
interests	1,209	1,554	(1,539)	1,224
Net earnings attributable to noncontrolling
interests	—	15	—	15
Net earnings (loss) attributable to
The Kroger Co.	$1,209	$1,539	$(1,539)	$1,209

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended January 30, 2010

		Guarantor
	The Kroger Co.	Subsidiaries	Consolidated
Net cash (used) provided by operating activities	$(628)	$3,550	$2,922
Cash flows from investing activities:
Payments for capital expenditures, excluding acquisitions	(217)	(2,080)	(2,297)
Other	(3)	(33)	(30)
Net cash used by investing activities	(214)	(2,113)	(2,327)
Cash flows from financing activities:
Dividends paid	(238)	—	(238)
Proceeds from issuance of long-term debt	511	—	511
Payments on long-term debt	(432)	—	(432)
Proceeds from issuance of capital stock	55	—	55
Treasury stock purchases	(218)	—	(218)
Other	(139)	27	(112)
Net change in advances to subsidiaries	1,305	(1,305)	—
Net cash (used) provided by financing activities	844	(1,278)	(434)
Net increase in cash and temporary cash investments	2	159	161
Cash and temporary cash investments:
Beginning of year	27	236	263
End of year	$29	$395	$424

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended January 31, 2009

		Guarantor
	The Kroger Co.	Subsidiaries	Consolidated
Net cash (used) provided by operating activities	$(757)	$3,653	$2,896
Cash flows from investing activities:
Payments for capital expenditures, excluding acquisitions	(257)	(1,892)	(2,149)
Other	(39)	9	(30)
Net cash used by investing activities	(296)	(1,883)	(2,179)
Cash flows from financing activities:
Dividends paid	(227)	—	(227)
Proceeds from issuance of long-term debt	1,377	—	1,377
Payments on long-term debt	(1,048)	—	(1,048)
Proceeds from issuance of capital stock	187	—	187
Treasury stock purchases	(637)	—	(637)
Other	(430)	9	(421)
Net change in advances to subsidiaries	1,759	(1,759)	—
Net cash (used) provided by financing activities	981	(1,750)	(769)
Net increase (decrease) in cash and temporary cash investments	(72)	20	(52)
Cash from consolidated Variable Interest Entity	73	—	73
Cash and temporary cash investments:
Beginning of year	26	216	242
End of year	$27	$236	$263

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended February 2, 2008

		Guarantor
	The Kroger Co.	Subsidiaries	Consolidated
Net cash (used) provided by operating activities	$(940)	$3,521	$2,581
Cash flows from investing activities:
Payments for capital expenditures, excluding acquisitions	(210)	(1,916)	(2,126)
Other	(29)	(63)	(92)
Net cash used by investing activities	(239)	(1,979)	(2,218)
Cash flows from financing activities:
Dividends paid	(202)	—	(202)
Proceeds from issuance of long-term debt	1,372	—	1,372
Payments on long-term debt	(560)	—	(560)
Proceeds from issuance of capital stock	224	—	224
Treasury stock purchases	(1,421)	—	(1,421)
Other	218	59	277
Net change in advances to subsidiaries	1,549	(1,549)	—
Net cash (used) provided by financing activities	1,180	(1,490)	(310)
Net increase in cash and temporary cash investments	1	52	53
Cash and temporary cash investments:
Beginning of year	25	164	189
End of year	$26	$216	$242

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

17. SUBSEQUENT EVENTS

     In February 2010, the Company purchased the remaining outstanding shares of The Little Clinic LLC for $86. At year-end 2009, The Little Clinic LLC was a consolidated VIE.

     On March 9, 2010, the Company filed an action (The Kroger Co., et al. v. Excentus Corporation, Case No. 1:10-cv-00161-SSB, in the United States District Court for the Southern District of Ohio, Western Division at Cincinnati) seeking a declaration that the Company’s actions related to fuel rewards programs do not infringe certain patents allegedly held by Excentus Corporation and that certain patents allegedly held by Excentus Corporation are invalid. Shortly after the Company filed the action, on March 9, 2010, Excentus Corporation filed an action against the Company (Excentus Corporation v. The Kroger Co., Case No. 3:10-cv-00483, in the United States District Court for the Northern District of Texas, Dallas Division) seeking to recover damages from the Company for its alleged infringement of patents claimed to be held by Excentus Corporation, along with injunctive relief enjoining the Company from infringing the patents by reason of its actions related to fuel reward programs. Although these lawsuits are subject to uncertainties inherent in the litigation process and have only recently been filed, based on the information available to the Company, management does not expect that the ultimate resolution of these matters will have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

18. QUARTERLY DATA (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total Year
2009	(16 Weeks)	(12 Weeks)	(12 Weeks)	(12 Weeks)	(52 Weeks)
Sales	$22,789	$17,728	$17,662	$18,554	$76,733
Net earnings (loss) attributable to
The Kroger Co.	$435	$255	$(875)	$255	$70
Net earnings (loss) attributable to
The Kroger Co. per basic common
share	$0.67	$0.39	$(1.35)	$0.39	$0.11
Average number of shares used in
basic calculation	648	648	646	644	647
Net earnings (loss) attributable to
The Kroger Co. per diluted common
share	$0.66	$0.39	$(1.35)	$0.39	$0.11
Average number of shares used in
diluted calculation	651	651	646	648	650

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

	Quarter
	First	Second	Third	Fourth	Total Year
2008	(16 Weeks)	(12 Weeks)	(12 Weeks)	(12 Weeks)	(52 Weeks)
Sales	$23,137	$18,088	$17,615	$17,308	$76,148
Net earnings attributable to The Kroger Co.	$386	$277	$237	$349	$1,249
Net earnings attributable to The Kroger Co.
per basic common share	$0.58	$0.42	$0.36	$0.54	$1.91
Average number of shares used in
basic calculation	657	651	649	648	652
Net earnings attributable to The Kroger Co.
per diluted common share	$0.58	$0.42	$0.36	$0.53	$1.89
Average number of shares used in
diluted calculation	663	658	655	654	658

       Annual amounts may not sum due to rounding.

Kroger has a variety of plans under which employees may acquire common stock of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

The Bank of New York Mellon
Employee Investment Plans Division
P. O. Box 7090
Troy, MI 48007-7090
Toll Free 1-800-872-3307

Questions regarding Kroger’s 401(k) plans should be directed to the employee’s Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Department.

SHAREOWNERS: BNY Mellon Shareowner Services is Registrar and Transfer Agent for Kroger’s Common Stock. For questions concerning payment of dividends, changes of address, etc., individual shareowners should contact:

BNY Mellon Shareowner Services
P. O. Box 358015
Pittsburgh, PA 15252-8015
Toll Free 1-866-405-6566

Shareholder questions and requests for forms available on the Internet should be directed to: www.bnymellon.com/shareowner.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including Kroger’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Information also is available on Kroger’s corporate website at www.thekrogerco.com.

EXECUTIVE OFFICERS

Kathleen S. Barclay
Senior Vice President

Donald E. Becker
Executive Vice President

David B. Dillon
Chairman of the Board and
Chief Executive Officer

Kevin M. Dougherty
Group Vice President

Joseph A. Grieshaber, Jr.
Group Vice President

Paul W. Heldman
Executive Vice President,
Secretary and General Counsel

Scott M. Henderson
Vice President and Treasurer

Christopher T. Hjelm
Senior Vice President and
Chief Information Officer

Carver L. Johnson
Group Vice President and
Chief Diversity Officer

Calvin J. Kaufman
Group Vice President
President – Manufacturing

Lynn Marmer
Group Vice President

W. Rodney McMullen
President and
Chief Operating Officer

M. Marnette Perry
Senior Vice President

J. Michael Schlotman
Senior Vice President and
Chief Financial Officer

Paul J. Scutt
Senior Vice President

M. Elizabeth Van Oflen
Vice President and Controller

Della Wall
Group Vice President

R. Pete Williams
Senior Vice President

OPERATING UNIT HEADS

John E. Bays
Dillon Stores

Paul L. Bowen
Jay C

William H. Breetz, Jr.
Southwest Division

Geoffrey J. Covert
Cincinnati Division

Jay Cummins
Mid-Atlantic Division

Russell J. Dispense
King Soopers

Michael J. Donnelly
Ralphs

Michael L. Ellis
Fred Meyer Stores

Peter M. Engel
Fred Meyer Jewelers

Jon C. Flora
Fry’s

Donna Giordano
QFC

Rick Going
Michigan Division

John P. Hackett
Mid-South Division

James Hallsey
Smith’s

Bryan H. Kaltenbach
Food 4 Less

Kathleen Kelly
Kroger Personal Finance

Bruce A. Lucia
Atlanta Division

Bruce A. Macaulay
Columbus Division

Robert Moeder
Central Division

Phyllis J. Norris
City Market

Jeffrey A. Parker
Kwik Shop

Darel Pfeiff
Turkey Hill Minit Markets

D. Mark Prestidge
Delta Division

Mark W. Salisbury
Tom Thumb

Arthur Stawski, Sr.
Loaf ‘N Jug

Ron Stewart
Quik Stop

Michael J. Stoll
The Little Clinic

Van Tarver
Convenience Stores and
Supermarket Petroleum

THE KROGER CO. ● 1014 VINE STREET ● CINCINNATI, OHIO 45202 ● (513) 762-4000

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time June 23, 2010.

INTERNET http://www.proxyvoting.com/kr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://www.proxyvoting.com/kr

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼ FOLD AND DETACH HERE ▼

The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2 and 3.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS

		FOR	WITHHOLD	ABSTAIN			FOR	WITHHOLD	ABSTAIN

1.1	Reuben V. Anderson	☐	☐	☐	1.6	David B. Lewis	☐	☐	☐

1.2	Robert D. Beyer	☐	☐	☐	1.7	W. Rodney McMullen	☐	☐	☐

1.3	David B. Dillon	☐	☐	☐	1.8	Jorge P. Montoya	☐	☐	☐

1.4	Susan J. Kropf	☐	☐	☐	1.9	Clyde R. Moore	☐	☐	☐

1.5	John T. LaMacchia	☐	☐	☐	1.10	Susan M. Phillips	☐	☐	☐
		FOR	WITHHOLD	ABSTAIN			FOR	AGAINST	ABSTAIN

1.11	Steven R. Rogel	☐	☐	☐	2.	Approval of amendment to Amended Articles of Incorporation to require majority vote for election of directors.	☐	☐	☐

1.12	James A. Runde	☐	☐	☐

1.13	Ronald L. Sargent	☐	☐	☐	3.	Approval of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐

1.14	Bobby S. Shackouls	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposal 4

							FOR	AGAINST	ABSTAIN

					4.	Approve shareholder proposal, if properly presented, to recommend a report on climate change.	☐	☐	☐

							Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

Signature	Co-owner sign here	Date

For shareholders who have elected to receive The Kroger Co. Proxy Statement and Annual Report electronically, you can now view the 2010 Annual Meeting materials on the Internet by pointing your browser to http://www.thekrogerco.com/finance/documents/proxystatement.pdf.

ADMISSION TICKET

If you plan to attend the annual meeting of shareholders, please bring this card with you as it serves as your admission ticket. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable.

You can now access your account online for shares in The Kroger Co.

Access your account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for The Kroger Co., now makes it easy and convenient to get current information on your shareholder account.

View account status View certificate history View book-entry information	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

▼ FOLD AND DETACH HERE ▼

P R O X Y
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting to be Held on June 24, 2010

     The undersigned hereby appoints each of DAVID B. DILLON, JOHN T. LA MACCHIA and BOBBY S. SHACKOULS or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

     The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, FOR Proposals 2 and 3, and AGAINST Proposal 4.

     If you wish to vote in accordance with the recommendations of the Board of Directors, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you vote your proxy by Internet or telephone or sign and return the card.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)